UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                      Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

INTEGRITY MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
Class A Common Stock, par value $0.01 per share
Class B Common Stock, par value $0.01 per share
	2)	Aggregate number of securities to which transaction applies:
2,217,886 shares
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The amount assumes the exchange of approximately 2,217,886 shares of Class A common stock, par value $0.01 per share, of Integrity Media, Inc., for the right to receive $6.50 per share in cash, without interest.

	4)	Proposed maximum aggregate value of transaction:
$14,416,259
	5)	Total fee paid:
$1,826.54
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY, SUBJECT TO COMPLETION, DATED APRIL 16, 2004
[Insert Logo]

INTEGRITY MEDIA, INC.
1000 CODY ROAD
MOBILE, ALABAMA 36695
(251) 633-9000

[___________], 2004

Dear Integrity Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Integrity Media, Inc., to be held at [         ] [p.m./a.m.], local time, on [         ], 2004, at [         ] located at [         ]. At the meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of March 1, 2004, pursuant to which Kona Acquisition Corp. will merge with and into Integrity, with Integrity as the surviving corporation. Our Chairman, President and Chief Executive Officer, P. Michael Coleman, owns 100% of the outstanding capital stock of Kona Acquisition Corp.

     This merger, if approved, will enable us to terminate the registration of our Class A common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Commonly referred to as a “going private” transaction, the proposed merger will ensure that the number of our Class A common stockholders of record remains fewer than 300, as required for the elimination of our periodic reporting obligations under the federal securities laws. As a result, our Class A common stock will be ineligible for listing on the Nasdaq National Market.

     Under the terms of the merger agreement, each outstanding share of our Class A common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) held by those of you other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) will, at the effective time of the merger, be converted into the right to receive $6.50 in cash, without interest, and each outstanding share of our Class A common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) held by P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) will continue to be held by such holders after the merger. Further, each share of Integrity Class B common stock will be converted into one share of Class A common stock and such converted shares will continue to be held by such holders after the merger. Throughout this proxy statement, when we refer to the cashed-out stockholders or non-continuing stockholders, we are referring to the holders of Integrity’s Class A common stock other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity). Throughout this proxy statement, when we refer to the continuing stockholders, we are referring to all of the holders of Integrity’s Class B common stock and the following holders of Integrity’s Class A common stock: P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity).

     As a result of the merger, if you are a Class A common stockholder and not one of the 14 officers of Integrity listed in the paragraph above, you will not have any ownership interest in Integrity and you will not participate in any potential future earnings (or losses) or growth of Integrity after the merger. Those of you who are one of the 14 officers of Integrity listed in the paragraph above will continue to own the same number of shares after the merger (unless you exercise appraisal rights with respect to your shares). Those of you who hold shares of Integrity’s Class B common stock will, immediately prior to the merger, have each share of Class B common stock converted into one share of Class A common stock and, after the merger, will continue to own the same number of such converted shares (unless you exercise appraisal rights with respect to your shares).

     P. Michael Coleman, the sole stockholder of Kona Acquisition Corp., through financing arrangements with LaSalle Bank, N.A. and Key Principal Partners, LLC, has agreed to provide all of the cash merger consideration payable to the non-continuing holders that will be cashed out in the merger. All of Kona’s common stock will, at the effective time of the merger, be cancelled and retired and shall cease to exist.

     Our board of directors formed a special committee of independent directors to review, evaluate and negotiate the terms of the merger agreement and to make a recommendation to our entire board as to whether to adopt the merger agreement and recommend it to our stockholders. In doing so, the special committee consulted with its own legal and financial advisors. In making its recommendation, the special committee considered a variety of factors, which are described in the accompanying proxy statement. In addition, the special committee received the written opinion of SunTrust Robinson Humphrey that, subject to the assumptions, qualifications and limitations set forth in the opinion, as of March 1, 2004, the consideration to be received by the holders of the Class A common stock who are not one of the 14 officers of Integrity named above in the merger is fair, from a financial point of view, to these stockholders.

     After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with P. Michael Coleman and his spouse, Jean C. Coleman, abstaining) that the merger is advisable, fair to and in the best interests of Integrity’s public stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

     Consummation of the merger is subject to certain conditions, including the affirmative vote by a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

     To adopt the merger agreement and approve the merger you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” adoption of the merger agreement and “FOR” granting discretion for the designated proxies to vote upon any motion to adjourn or postpone the special meeting to solicit additional proxies. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the merger agreement and the approval of the merger. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

     Please do not send your Integrity Class A common stock certificates at this time. If the merger is completed, you will receive written instructions for exchanging your Integrity Class A common stock certificates for cash.

Sincerely,

Jerry W. Weimer

Executive Vice President and Chief Operating Officer

Mobile, Alabama

     This proxy statement is dated [         ], 2004 and is first being mailed to stockholders of Integrity on or about [         ], 2004.

Neither the SEC nor any state securities commission has approved or disapproved this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY, SUBJECT TO COMPLETION DATED APRIL 16, 2004
[INSERT LOGO]

INTEGRITY MEDIA, INC.
1000 CODY ROAD
MOBILE, ALABAMA 36695
(251) 633-9000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [___________], 2004

     Notice is hereby given that a Special Meeting of the holders of the $.01 par value per share Class A common stock and the $.01 par value per share Class B common stock of Integrity Media, Inc. will be held on [   ], 2004 at [   ] [a.m./p.m.], local time, at [   ] located at [   ] for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 1, 2004, by and among Integrity, Kona Acquisition Corp. and P. Michael Coleman, pursuant to which, among other things, Kona will be merged with and into Integrity, with Integrity being the surviving corporation, upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement;

2.	To consider and vote on any motion submitted to a vote of the stockholders to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies; and

3.	To consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     The proposals are described in detail in the accompanying proxy statement and the appendices thereto. You are urged to read these materials very carefully and in their entirety before deciding how to vote. In particular, you should consider the discussion in the section of this proxy statement entitled “Special Factors.”

     The board of directors of Integrity has fixed the close of business on [         ], 2004 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Integrity Class A and Class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. The affirmative vote by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of Integrity’s Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors is required to adopt the merger agreement and approve the merger. The affirmative vote by a majority of the shares present in person or represented by proxy at the special meeting is required to approve any motion to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

     After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with P. Michael Coleman and his spouse, Jean C. Coleman, abstaining) that the merger is advisable, fair to and in the best interests of Integrity’s public stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

     Your vote is very important, regardless of the number of shares of Integrity common stock you own. Please vote your shares as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger agreement and approval of the merger.

     All holders of our capital stock have the right under Delaware law to demand an appraisal of their shares and to have a judicial determination of the fair value of their shares. These rights, generally known as appraisal rights, are described in detail in the proxy statement accompanying this notice. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix C to this proxy statement. We urge you to read both the applicable section of the proxy statement and the statutory provisions carefully. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

By Order of the Board of Directors,

Donald S. Ellington
Senior Vice President of
Finance and Administration

Mobile, Alabama
[_________________], 2004

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

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-ii-

SUMMARY TERM SHEET

     The following summary term sheet, together with the “Questions and Answers About the Merger” following this summary term sheet, highlight selected information from this proxy statement about our proposed merger and the special meeting. This summary term sheet and the question and answer section may not contain all of the information that is important to you. To better understand, and for a more complete description of, the merger and the other matters on which you will vote, you should carefully read this entire document and all of its appendices before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

     As used in this proxy statement, “Integrity,” “we,” “our,” and “us” refer to Integrity Media, Inc. and all of its subsidiaries, the term “Kona” refers to Kona Acquisition Corp., the term “Coleman,” “Mr. Coleman” or “P. Michael Coleman” refers to P. Michael Coleman, Kona’s sole stockholder and Integrity’s Chairman, President and Chief Executive Officer and largest stockholder, the term “merger agreement” refers to the Agreement and Plan of Merger by and among Integrity, Kona and Coleman dated March 1, 2004, and the term “common stock” or “common shares” refers to the issued and outstanding shares of Integrity Class A common stock, par value $0.01 per share, and Integrity Class B common stock, par value $0.01 per share.

The Parties (see page 47)

Integrity Media, Inc.
1000 Cody Road
Mobile, Alabama 36695

     Integrity Media, Inc., a Delaware corporation, is a media/communications company that produces, publishes and distributes Christian music, books and related products.

Kona Acquisition Corp.
c/o Integrity Media, Inc.
1000 Cody Road
Mobile, Alabama 36695

     Kona Acquisition Corp., a Delaware corporation, was formed at the direction of P. Michael Coleman solely for the purpose of engaging in the transactions contemplated by the merger agreement. Kona has not conducted any significant activities other than those incident to its approval and execution of the merger agreement and related documents. Kona has no material assets or liabilities, other than its rights and obligations under the merger agreement and the LaSalle Bank, N.A. and Key Principal Partners, LLC financing documents.

     P. Michael Coleman

     P. Michael Coleman, who beneficially owns 100% of the outstanding capital stock of Kona and approximately 60% of the outstanding capital stock of Integrity and is the Chairman, President and Chief Executive Officer of Integrity, co-founded Integrity in 1987 when he and a partner purchased the music operations of Integrity Communications, Inc. from Charles Simpson Ministries, Inc. He has served as Chairman, President and the Chief Executive Officer of Integrity since 1987. In his capacity, Mr. Coleman oversees the company and the senior managers of the Music division, Book division, Finance and Administration, Legal Affairs, and the Direct to Customer division. Prior to 1987, Mr. Coleman served as president of several different organizations in the Christian communications industry. In December 1999, Mr. Coleman earned a Master of Business Administration degree for global executives from Duke University. The business address for Mr. Coleman is 1000 Cody Road, Mobile, Alabama 36695 and the telephone number is (251) 633-9000.

The Special Meeting (see page 12)

     At the special meeting, the stockholders of Integrity are being asked to vote to adopt the merger agreement and approve the merger of Kona with and into Integrity with Integrity continuing as the surviving corporation.

The Merger Agreement (see page 48)

     Under the merger agreement, Kona will merge with and into Integrity, with Integrity to remain as the surviving corporation. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger. Under the terms of the merger agreement, if the merger is completed:

•	those of you other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) owning shares of our Class A common stock directly or indirectly through a nominee in any discrete account as of the effective time of the merger will receive a cash payment of $6.50 per share, without interest;

•	those of you who are one of P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) owning shares of our Class A common stock directly or indirectly through a nominee in any discrete account as of the effective time of the merger will continue to hold your shares;

•	those of you owning shares of our Class B common stock directly or indirectly through a nominee in any discrete account as of the effective time of the merger will have those Class B common shares converted into an equal number of Class A common shares and you will continue to hold these converted shares after the merger;

•	those of you other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) owning options to purchase shares of our Class A common stock will receive a cash payment of $6.50 per option share, without interest, minus the option’s per share exercise price;

•	those of you who are one of P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) owning options to purchase shares of our Class A common stock will continue to hold such options to purchase shares of our Class A common stock;

•	our officers and directors at the effective time of the merger will continue to be officers and directors immediately after the merger;

•	immediately following the effective time of the merger agreement, our board of directors will be increased from six (6) directors to seven (7) directors and Key Principal Partners, LLC will be entitled to one board seat, which will be filled by Cindy Babitt, a representative of Key; and

•	all of the outstanding shares of Kona will be cancelled and retired and shall cease to exist.

     In the merger agreement and throughout this proxy statement, where we refer to the non-continuing stockholders or cashed-out stockholders , we are referring to those holders other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S.

Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity). In the merger agreement and throughout this proxy statement, where we refer to the continuing stockholders, we are referring to all of the holders of Integrity’s Class B common stock and the following holders of Integrity’s Class A common stock: P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity).

Effect of the Merger (see page 48)

     As a result of the merger:

•	immediately following the merger, we intend to eliminate registration of our Class A common shares under the Securities Exchange Act of 1934 and cease filing periodic reports under the Exchange Act, which means that our stock price will no longer be listed on the Nasdaq National Market. Accordingly, the merger is considered a “going private” transaction;

•	cashed-out stockholders will no longer have an interest in or be stockholders of Integrity and, therefore, they will not be able to participate in our future earnings (or losses) and growth, if any;

•	we estimate that the number of record stockholders will be reduced from approximately 191 to approximately 8;

•	the number of our issued and outstanding Class A common shares will increase by the number of Class B common shares converted to Class A shares, 3,385,000, and decrease by the number of Class A common shares cashed out in the merger, 2,217,886;

•	there will no longer be any issued and outstanding Class B common shares; and

•	the percentage of ownership of our Class A common stock beneficially held by our current executive officers and directors as a group (including shares subject to currently exercisable options) will increase from approximately 67% to 100%.

Reasons for the Merger (see page 26)

     The requirements of being a publicly traded company and complying with the federal securities laws are expensive and time consuming. As a result of recent legislation and our expectations that compliance with these new regulations will significantly increase our operating costs, divert management attention from running our business and negatively affect our future success, the special committee of our board of directors and our entire board of directors believes that it is in the best interest of Integrity and our stockholders to become a “private company” by completing the merger with Kona. In addition, by using a merger with Kona as the vehicle for accomplishing the going private transaction, our public stockholders will be provided a liquidity event that would not otherwise have been available to them had we simply deregistered our Class A common stock.

Interests of P. Michael Coleman (see page 41)

     P. Michael Coleman will continue to have a controlling equity interest in Integrity and will participate in any future earnings (or losses) and growth of Integrity. Accordingly, P. Michael Coleman may have interests that are different from, or in addition to, the interests of Integrity stockholders generally.

Interests of the Continuing Holders (see page 43)

     The continuing stockholders will continue to have equity interests in Integrity and will participate in any future earnings (or losses) and growth of Integrity. Accordingly, continuing stockholders may have interests that are different from, or in addition to, the interests of Integrity stockholders generally.

The Special Committee (see page 15)

     P. Michael Coleman and his spouse, Jean C. Coleman, who beneficially own 100% of the outstanding capital stock of Kona and approximately 60% of the outstanding capital stock of Integrity, are members of our board of directors. As a result, our board of directors formed a special committee of independent directors to protect the interests of our public stockholders in reviewing, evaluating and negotiating the merger agreement with Kona and Mr. Coleman, and, if appropriate, recommend the merger and the terms of the merger agreement to the entire board of directors. The special committee consists of three members of our board of directors, William A. Jolly, Heeth Varnedoe III and Jimmy M. Woodward, with Mr. Woodward serving as Chairman. The special committee consists solely of independent directors who are not officers or employees of Integrity or Kona and who have no financial interest in the completion of the proposed merger different from Integrity’s stockholders generally (each of Messrs. Jolly, Varnedoe and Woodward has a less than 1% ownership interest in Integrity which will be cashed out in the merger and which the board of directors understands is immaterial to their financial positions and which the board of directors believes does not detract in any way from their independence). Based in part upon the opinion of SunTrust Robinson Humphrey, financial advisor to the special committee, the special committee determined that the merger agreement was advisable, fair to and in the best interests of the Integrity Class A common stockholders other than the continuing stockholders and recommended to the entire board of directors that it adopt the merger agreement and declare its advisability to the public stockholders.

Opinion of SunTrust Robinson Humphrey (see page 31)

     The special committee received an opinion from its independent financial advisor, SunTrust Robinson Humphrey, that, subject to the assumptions, qualifications and limitations set forth in the opinion, as of March 1, 2004, the consideration to be received in the merger by the holders of Class A common stock of Integrity, other than the continuing stockholders, is fair, from a financial point of view. The opinion of SunTrust Robinson Humphrey is directed to the special committee and does not constitute a recommendation to any stockholder as to how to vote on the adoption of the merger agreement. A copy of SunTrust Robinson Humphrey’s opinion is attached to this proxy statement as Appendix B.

Recommendation of Our Board of Directors (see page 26)

     After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Colemans abstaining) that the merger is advisable, fair to and in the best interests of Integrity’s public stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Vote Required to Adopt and Approve the Merger and Approve Any Motion to Adjourn or Postpone the Special Meeting for the Purpose of Soliciting Additional Proxies (see page 12)

     The affirmative vote by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors is required to adopt the merger agreement and approve the merger. The affirmative vote by a majority of the shares present in person or represented by proxy at the special meeting is required to approve any motion to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. Holders of our Class A and Class B common stock are entitled to vote at the special meeting and will vote together as a single class. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes. As of the record date, there were [         ] shares of Class A common stock and 3,385,000 shares of Class B common stock issued and outstanding. P. Michael Coleman owns or controls an aggregate of 55,100 shares of our Class A common stock and all outstanding shares of our Class B common stock, representing in the aggregate approximately 94% of the total number of votes entitled to vote at the special meeting. Mr. Coleman is committed to vote for the merger and to use his best efforts to ensure that the continuing stockholders also vote for the merger.

Financing (see page 39)

     Kona Acquisition Corp. will borrow the funds necessary to complete the proposed transaction through a five year senior secured credit facility to be provided by LaSalle Bank, N.A., as well as a seven year senior subordinated debt facility to be provided by Key Principal Partners, LLC. Kona and Integrity will be co-borrowers on the senior secured facility, which will consist of a $12,000,000 revolving line of credit, a $6,200,000 secured term loan A and a $4,436,666 mortgage term loan B. In connection with the senior subordinated debt facility, Key Principal Partners, LLC will purchase from Kona $15 million face amount of senior subordinated notes with detachable warrants. The detachable equity warrants, when exercised, will entitle the holders thereof to purchase in the aggregate 7% of Integrity’s common stock on a fully diluted basis at an exercise price of $.01 per share.

     Integrity plans to repay the loans through cash flow from future operations and there are no alternative financing arrangements or alternative financing plans in the event that the primary financing plans fall through.

Conditions to the Completion of the Merger (see page 53)

     Before we complete the merger, a number of closing conditions must be satisfied or waived. The conditions to the obligations of each party to complete the merger include, among others:

•	the merger agreement be adopted and approved at the special meeting by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors; and

•	SunTrust Robinson Humphrey shall not have withdrawn its opinion delivered to the special committee of our board of directors.

     The conditions to the obligations of Kona and Mr. Coleman to complete the merger, include, among others:

•	accuracy of our representations and warranties contained in the merger agreement, except where inaccuracies would not result in a material adverse effect on Integrity, subject to specified exceptions;

•	our performance in all material respects of our agreements and covenants under the merger agreement;

•	Kona shall have consummated borrowings sufficient to pay the merger consideration and related expenses from one or more lenders under terms satisfactory to Kona;

•	the absence of a material adverse effect on Integrity; and

•	the aggregate number of shares of our Class A common stock for which dissenters rights are exercised, other than any shares for which dissenters rights are exercised held by the continuing stockholders, not exceeding 10% of the total number of shares of Integrity Class A common stock on the closing date of the merger.

     The conditions to our obligations to complete the merger, include, among others:

•	accuracy of the representations and warranties of Kona and Mr. Coleman contained in the merger agreement, except where inaccuracies would not result in a material adverse effect on Kona, subject to specified exceptions; and

•	performance in all material respects by Kona and Mr. Coleman of their agreements and covenants under the merger agreement.

     Other than the clearance of this proxy statement and other related filings by the SEC and the filing of the certificate of merger with the Secretary of State of the State of Delaware, there are no regulatory approvals required for completion of the merger.

Material U.S. Federal Income Tax Consequences (see page 57)

     Generally, for United States federal income tax purposes, cashed-out stockholders who do not continue to own any stock either directly or indirectly in Integrity (taking into account any stock held by certain related individuals and entities) will be treated as if they sold their common stock for the cash received in the merger. Each such stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the Integrity common stock exchanged. Stockholders who receive cash in the merger, but continue to own a direct or indirect interest in Integrity (taking into account any stock held by certain related individuals and entities) may be treated as having received dividends, which would be treated as ordinary income. Holders of options who receive cash payments in cancellation of their options generally will have ordinary income equal to the amount of the cash payments received. Such income may be subject to income and wage withholding. Stockholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. See “Proposal to Approve the Merger Agreement – Material U.S. Federal Income Tax Consequences” beginning on page 57. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER “PROPOSAL TO APPROVE THE MERGER AGREEMENT – MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.” You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Appraisal Rights (see page 59)

     Holders of our common stock may seek, under Section 262 of the Delaware General Corporation Law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $6.50 per share merger consideration for our common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt and approve the merger agreement and the merger;

•	you must make a written demand on Integrity for appraisal in compliance with the Delaware General Corporation Law before the vote on the proposal to adopt and approve the merger agreement and the merger at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

     Merely voting against the merger agreement and the merger will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement and “for” the proposal granting discretion for the designated proxies to vote upon any motion to adjourn or postpone the special meeting to solicit additional proxies, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the Delaware General Corporation Law, you will lose your right of appraisal. Appendix C to this proxy statement contains the full text of Section 262 of the Delaware General Corporation Law, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Cautionary Statement Concerning Forward-Looking Information

     This proxy statement includes statements that are not historical facts. These forward-looking statements are based on Integrity’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Integrity’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.

     The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, among the other factors that could cause actual results to differ materially are: potentially changing consumer tastes and demands with respect to Christian music and books generally and praise and worship music, adult contemporary and pop/rock Christian music in particular; the effect on profit margins of changes in Integrity’s sales mix; increases in the estimated cost of television advertising, including production costs and the cost of air time, all of which could materially affect the financial impact of television advertising initiatives; the relative success of new products and consumer demand for existing products; and the risks identified from time to time in Integrity’s SEC reports, including, but not limited to, the report on Form 10-K for the year ended December 31, 2003. These and other factors are discussed elsewhere in this proxy statement and in the documents that are incorporated by reference into this proxy statement.

     Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why did I receive this proxy statement?

A.	We sent you this proxy statement and the enclosed proxy because our board of directors is soliciting your votes for use at a special meeting of stockholders. This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy. We will begin sending this proxy statement, notice of special meeting and the enclosed proxy on or about [ ], 2004 to all stockholders entitled to vote.

Q.	Where and when is the special meeting?

A.	The special meeting of Integrity stockholders will be held on [ ], 2004 at [ ] [a.m./p.m.], local time, at [ ].

Q.	What am I being asked to vote on?

A.	You are being asked to adopt a merger agreement that we entered into with Kona Acquisition Corp. and P. Michael Coleman and to approve the merger of Kona into Integrity, with Integrity as the surviving corporation. As a result of the merger, all Class A common stockholders other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) will receive $6.50 for each share that they own. In addition, the remaining Class A common stockholders will continue to hold their shares after the merger. Further, each share of Integrity Class B common stock will be converted into one share of Class A common stock and such holders will continue to hold these converted shares after the merger. Each issued and outstanding share of Kona common stock will, at the effective time of the merger, be cancelled and retired and shall cease to exist. Consequently, the number of our issued and outstanding Class A common shares will increase.

Q.	Why is Integrity proposing the merger?

A.	If approved, the merger will enable us to “go private” and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the merger and the benefits of “going private” include:

•	eliminating the costs and executive time expended associated with filing documents under the Securities Exchange Act of 1934 with the SEC; and

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests.

Q.	What does “going private” mean?

A.	We currently have fewer than 300 stockholders of record and therefore are eligible to deregister our Class A common stock. The merger, however, is designed to provide our public stockholders a liquidity event that would not otherwise have been available to them had we simply deregistered our Class A common stock. The merger will also ensure that, following the merger, the number of our stockholders of record will remain less than 300. Following the merger, we will file for deregistration of our Class A common stock and will become a “private company.” In this regard, we, by going private, will no longer be required to file periodic reports, such as annual, quarterly and other reports, with the SEC.

Q.	What vote is required for approval?

A.	The affirmative vote by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors is required to adopt the merger agreement and approve the merger. Holders of our Class A and Class B common stock are entitled to vote at the special meeting and will vote together as a single class. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes. As of the record date, there were [ ] shares of Class A common stock and 3,385,000 shares of Class B common stock issued and outstanding. P. Michael Coleman owns or controls an aggregate of 55,100 shares of Integrity Class A common stock and all outstanding shares of our Class B common stock, representing in the aggregate approximately 94% of the total number of votes entitled to vote at the special meeting. Mr. Coleman is committed to vote for the merger and to use his best efforts to ensure that the continuing stockholders also vote for the merger.

Q.	How do I cast my vote?

A.	If your shares are registered directly in your name with our transfer agent, LaSalle Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials were sent directly to you. As the stockholder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held “in street name,” and these proxy materials have been forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the special meeting. However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering to the Secretary of Integrity, as appropriate, a signed notice of revocation;

•	granting a new, later-dated proxy signed and delivered to the respective Secretary of Integrity, as appropriate; or

•	attending the special stockholders meeting and voting in person, however, your attendance alone will not revoke your proxy.

If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement and complete, date and sign your proxy card and return it in the enclosed addressed envelope as soon as possible so that your shares will be represented at the special meeting. If your shares are held in a street name account, you must instruct them on how to vote your shares. If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and “FOR” granting discretion for the designated proxies to vote upon any motion to adjourn or postpone the special meeting to solicit additional proxies. Your failure to vote in person or return your signed and dated proxy card will have the same effect as a vote “AGAINST” adoption of the merger agreement. If you return your signed and completed proxy card but mark “abstain,” your proxy will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q.	Should I send in my stock certificate now?

A.	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Integrity stock certificates.

Q.	What will I receive in the merger?

A.	If you are either a record holder or a beneficial holder other than a continuing stockholder, each issued and outstanding Class A common share held by you will be converted into the right to receive $6.50 in cash, without interest. If you are a continuing stockholder, you will continue to own the same number of shares of Integrity Class A common stock after the merger. If you are either a record holder or a beneficial holder holding Class B common shares, each of such shares will be converted into one share of Class A common stock and you will continue to hold such converted shares after the merger.

Q.	What if I hold shares in “street name”?

A.	As noted above, if you hold our Class A common shares in street name and are not a continuing stockholder, each of your shares will be converted to the right to receive $6.50 in cash. The exchange will be handled through your broker, bank or other nominee.

Q.	How will Integrity be operated after the merger?

A.	After the merger, we will be a privately held company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. As a result of the merger, our stockholders who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of Integrity and will not share in any future earnings and growth of Integrity.

Q.	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second calendar quarter of 2004. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions.

Q.	May I buy additional shares in order to remain a stockholder of Integrity?

A.	No. The only stockholders of Integrity following the merger will be P. Michael Coleman, Jean C. Coleman, The Coleman Limited Partnership, and the following officers of Integrity: Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring and Robert G. Rist. The remaining continuing stockholders will continue to hold options to purchase shares.

Q.	Who can help answer my questions?

A.	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger or the special meeting, including the procedures for voting your shares, you should contact Donald S. Ellington, Senior Vice President of Finance and Administration, Integrity Media, Inc. 1000 Cody Road, Mobile, Alabama 36695. His telephone number is (251) 633-9000.

SELECTED HISTORICAL FINANCIAL DATA

     The selected historical balance sheet and statement of operations data presented below for each of the five years in the period ended December 31, 2003 have been derived from the Company’s audited consolidated financial statements.

     The following selected financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

	Year Ended December 31
	(in thousands, except per share data)
STATEMENT OF OPERATIONS	2003	2002	2001	2000	1999
Net sales	$74,264	$66,345	$70,958	$51,819	$45,326
Cost of sales	37,233	32,178	38,089	27,072	22,268

Gross profit	37,031	34,167	32,869	24,747	23,058
Marketing and fulfillment expenses	13,690	13,897	12,983	10,496	10,404
General and administrative Expenses	19,586	16,138	15,246	10,698	9,751

Income from operations	3,755	4,132	4,640	3,553	2,903
Interest expense (net)	415	273	281	932	1,292
Other (income) expense	1	126	184	137	(352)

Income before minority interest And taxes	3,339	3,733	4,175	2,484	1,963
Income tax (expense) benefit	(1,249)	(1,263)	(1,412)	(600)	(481)
Minority interest, net of tax	(208)	(254)	(105)	(188)	(55)

Net income	$1,882	$2,216	$2,658	$1,696	$1,427

Net income per share – Basic	$0.34	$0.40	$0.47	$0.30	$0.26

Net income per share – Diluted	$0.32	$0.37	$0.43	$0.28	$0.24

Weighted average number of shares outstanding
Basic	5,611	5,599	5,638	5,615	5,579
Diluted	5,958	6,010	6,238	6,058	6,032

			As of December 31
			(in thousands)
BALANCE SHEET DATA	2003	2002	2001	2000	1999
Working capital	$4,881	$6,069	$7,997	$5,787	$8,179
Total assets	51,505	40,673	31,199	27,232	29,341
Total bank debt (1)	14,309	9,470	4,878	4,034	8,705
Stockholders’ equity	19,718	17,884	15,265	15,956	14,289

(1)	Includes discount of $0 at December 31, 2003, $0 at December 31, 2002, $0 at December 31, 2001, $403 at December 31, 2000 and $649 at December 31, 1999.

THE SPECIAL MEETING

General

     This proxy statement, together with the accompanying notice of special meeting and form of proxy, is being furnished to the stockholders of Integrity Media, Inc. as part of the solicitation of proxies by Integrity’s board of directors for use at the special meeting of stockholders to be held at [         ] on [         ], 2004 beginning at [         ] [a.m./p.m.] local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

     The special meeting of our stockholders is being held to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2004, among Integrity, Kona Acquisition Corp. and P. Michael Coleman, pursuant to which Kona will be merged with and into Integrity, with Integrity being the surviving corporation, any motion submitted to a vote of the stockholders to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies, and any other matters that may properly come before the meeting.

     If any other matters are properly presented for consideration at the special meeting, each of Jerry W. Weimer and Donald S. Ellington, who will be acting as proxies for the special meeting, will have the discretion to vote on those matters for shares that have been voted by proxy using their judgment with respect to those matters.

Recommendation of the Integrity Board of Directors and the Special Committee

     After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Colemans abstaining) that the merger is advisable, fair to and in the best interests of Integrity’s public stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Record Date and Voting Information

     Only holders of record of Class A and Class B common stock at the close of business on [         ], 2004 will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote [         ] shares of Integrity Class A common stock and 3,385,000 shares of Class B common stock. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting.

     The affirmative vote of (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors is required to adopt the merger agreement and approve the merger. Each holder of record of Class A common stock on the record date will be entitled to one vote for each share held and each holder of record of Class B common stock on the record date will be entitled to ten votes for each share held. On the record date for the special meeting, P. Michael Coleman owned or controlled an aggregate of 55,100 shares of Integrity Class A common stock and all outstanding shares of Integrity’s Class B common stock, representing in the aggregate approximately 94% of the total number of votes entitled to vote at the special meeting. Mr. Coleman is committed to vote for the merger and to use his best efforts to ensure that the continuing stockholders also vote for the merger.

     All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the adoption of the merger agreement and approval of the merger and any motion to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting. Because the affirmative vote of holders of a majority of the eligible votes represented by Integrity capital stock is required in order to adopt the merger agreement and approve the merger, failures to respond, abstentions and broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement and approval of the merger.

     With the exception of broker non-votes, the treatment of which is discussed above, each share of Integrity capital stock represented by a proxy properly executed and received by Integrity in time to be voted at the special meeting, and not revoked, on which no instructions are indicated, will be voted “FOR” the proposal to adopt and approve the merger, the merger agreement and the transactions contemplated thereby and “FOR” granting discretion for the designated proxies to vote upon any motion to adjourn or postpone the special meeting to solicit additional proxies.

     The special meeting may be adjourned or postponed to permit further solicitation of proxies. Approval of a motion to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote by a majority of the shares present in person or represented by proxy at the special meeting. Therefore, abstentions and broker non-votes will have the same effect as votes “AGAINST” any motion to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. Failures to respond will not be counted as shares present in person or represented by proxy and therefore will have no effect on the outcome of a motion to adjourn for the purpose of soliciting additional proxies. We do not expect any other matters other than the adoption and approval of the merger agreement will be brought before the special meeting. If, however, other matters incident to the conduct of the special meeting are considered, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Quorum

     The presence, in person or by proxy, of the holders of shares of stock entitled to cast a majority of the votes on the matters at issue at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Proxies; Revocation

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Integrity’s Senior Vice President of Finance and Administration, Donald S. Ellington, at Integrity’s executive offices located at 1000 Cody Road, Mobile, Alabama 36695, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from such broker, bank or other nominee.

     PLEASE DO NOT SEND IN STOCK CERTIFICATES WITH YOUR PROXY CARD AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, INTEGRITY WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING INTEGRITY STOCK CERTIFICATES FOR THE $6.50 PER SHARE CASH PAYMENT TO THE CLASS A COMMON STOCKHOLDERS OTHER THAN THE CONTINUING STOCKHOLDERS.

Expenses of Proxy Solicitation

     Integrity is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation of this proxy statement, the filing, printing and mailing of this proxy statement and any amendments to this proxy statement. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of Integrity common stock beneficially owned by others for forwarding to these beneficial owners.

Integrity may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Integrity.

SPECIAL FACTORS

Background of the Merger

     On March 11, 2003, P. Michael Coleman, our Chairman, President and Chief Executive Officer and the beneficial owner of 60% of our capital stock, met with LaSalle Bank, N.A. and LaSalle Corporate Finance to discuss various strategic alternatives for Integrity. Among other topics, the parties discussed the possible privatization of Integrity.

     At the regularly scheduled meeting of Integrity’s board of directors on May 23, 2003, Alston & Bird LLP, outside legal counsel to Integrity, distributed privileged and confidential legal memoranda to the board for their review outlining possible methods to privatize Integrity. The memoranda described the procedures and advantages and disadvantages to the following five possible privatization alternatives: (1) a negotiated merger between Integrity and a newly formed merger corporation wholly owned by Mr. Coleman, with Integrity surviving the merger; (2) a tender offer by a newly formed merger corporation wholly owned by Mr. Coleman for Integrity’s stock, conditioned on the newly formed merger corporation obtaining ownership of 90% of Integrity’s stock in the tender, followed by a short-form merger under Delaware law between Integrity and the newly formed merger corporation, with Integrity surviving the merger; (3) the formation of a control group owning at least 90% of Integrity’s stock in a newly formed merger corporation, owned entirely by the control group, followed by a short-form merger under Delaware law between Integrity and the newly formed merger corporation, with Integrity surviving the merger; (4) a reverse stock split of Integrity’s shares with a high enough conversion ratio to leave Mr. Coleman as Integrity’s sole stockholder and subsequent cash out of all of Integrity’s minority stockholders; and (5) the deregistration of Integrity’s Class A common stock with the Securities and Exchange Commission followed by a reverse stock split with a high enough conversion ratio to leave Mr. Coleman as Integrity’s sole stockholder and subsequent cash out of all of Integrity’s minority stockholders.

     On May 28, 2003, Integrity’s board met telephonically to discuss the legal memoranda presented to the board at the May 23, 2003 board meeting. Mr. Coleman and Alston & Bird presented the possible privatization alternatives to the board and all board members participated in a thorough discussion regarding the advantages and disadvantages of not only privatizing Integrity but also the various methods that could be used to accomplish such a transaction. Included in the discussion was the added expense and management distraction to Integrity of remaining a public company due to the implementation of the Sarbanes-Oxley Act of 2002 and related regulatory requirements. In addition to discussing the possibility of privatizing Integrity, the board also approved the formation of Kona Acquisition Corp. by Mr. Coleman so that he could begin exploring the feasibility of obtaining the necessary financing to possibly privatize Integrity. Further, after a thorough discussion of the possible conflict that could exist between Mr. Coleman and Kona and Integrity, the board consented to Alston & Bird’s representation of Mr. Coleman and Kona while continuing to represent Integrity, provided that separate counsel be retained to represent a special committee of Integrity’s independent directors should such a committee be formed in connection with a privatization transaction, if proposed by Mr. Coleman and Kona.

     On May 30, 2003, Mr. Coleman formed Kona Acquisition Corp., a Delaware corporation, to allowing him to explore the feasibility of obtaining the necessary financing to possibly privatize Integrity.

     In early June 2003, Mr. Coleman orally approved LaSalle Corporate Finance to act as the financial advisor to Kona in the possible privatization of Integrity. Following this oral commitment, LaSalle Corporate Finance then began to contact subordinated debt lenders to gauge any potential interest in the possible privatization of Integrity. Five organizations responded with interest and signed confidentiality agreements in mid-June 2003. On July 10, 2003, Kona Acquisition Corp. formally executed an engagement letter with LaSalle Corporate Finance to act as its financial advisor. On July 10 and 11, 2003, Donald S. Ellington, Integrity’s Chief Financial Officer, and Mr. Coleman met with these five prospective subordinated debt lenders in Chicago, Illinois.

     On July 25, 2003, Integrity’s board met at the offices of its book publishing subsidiary, Integrity Publishers, Inc., in Brentwood, Tennessee. Mr. Coleman informed the board at the meeting that he had formed Kona and met with LaSalle Bank, N.A. as the possible senior debt lender and five subordinated debt lenders to assess the feasibility of a going private transaction. In early August 2003, Mr. Coleman again met with LaSalle regarding the senior debt financing associated with the potential going private transaction.

     On August 12, 2003, Integrity’s board met telephonically. In addition to discussing other matters, Mr. Coleman updated the board with respect to the potential going private transaction. Mr. Coleman informed the board that Kona had received proposals from two subordinated debt lenders, one of which was Key Principal Partners, LLC. Mr. Coleman further informed the board that Alston & Bird, legal counsel to Integrity, and PricewaterhouseCoopers, the independent auditors of Integrity, were engaging in discussions regarding the best way to structure the potential transaction. Mr. Coleman stated that it was his belief that after he decided on a subordinated debt lender, such lender would need to conduct due diligence, with expected completion by late September or early October, and following completion of this diligence, he would present a formal privatization proposal to the board.

     On August 14, 2003, Mr. Coleman had a final meeting with Key Principal Partners, LLC, the subordinated debt lender that presented the most attractive proposal to Mr. Coleman, at Integrity’s headquarters in Mobile, Alabama. Following this meeting and on September 12, 2003, Mr. Coleman executed a non-binding term sheet on behalf of Kona, under which Key Principal Partners proposed to be the subordinated debt lender if a going private transaction were to take place. Key Principal Partners then began to conduct its due diligence in anticipation of executing a commitment letter and continued its due diligence through the end of October 2003.

     On November 6, 2003, Integrity’s board met at Integrity’s headquarters in Mobile, Alabama. At that meeting and in anticipation of the full board meeting the following day, Mr. Coleman distributed a presentation prepared by LaSalle Corporate Finance entitled “Project Vision,” which discussed the strategic alternatives available to Integrity. The following day, on November 7, 2003, the full board met at Integrity’s headquarters. In addition to discussing other items, the board entered into a discussion regarding the strategic alternatives available to Integrity at this time. The board then reviewed the presentation prepared by LaSalle Corporate Finance. Mr. Coleman highlighted several areas of the presentation, specifically the portion tracking Integrity’s stock price over the last few years. He pointed out that several factors have contributed to Integrity’s poor stock performance, including the lack of significant public float in the marketplace, the large stock position held by insiders, the minimal support from institutional investors for the stock, and the growing costs and management distraction of being a public company due to the implementation of the Sarbanes-Oxley Act of 2002. Mr. Coleman estimated that the costs to comply with the Securities and Exchange Commission’s reporting requirements, including new rules and regulations enacted pursuant to the Sarbanes-Oxley Act of 2002, could be as much as $1.2 million annually.

     The board then discussed the alternatives available to Integrity highlighted in the presentation and weighed the benefits and risks for each alternative. The board discussed several alternatives involving a modest share repurchase, but none of these alternatives addressed all of the issues that concern Integrity. The board then turned to the possibility of a sale to a non-strategic acquirer or strategic acquirer, though this option would not be available to Integrity because Mr. Coleman indicated that he was not interested in selling his controlling interest in Integrity. Mr. Coleman then presented three potential acquisition opportunities for Integrity. The board discussed each of these opportunities, evaluating each on the basis of enhancing stockholder value in comparison to a potential transaction involving the privatization of Integrity. Following this discussion, the board agreed that privatizing Integrity should be considered first and opportunities for other acquisitions be considered only after the privatization of Integrity is complete. The members of the board (with Mr. and Mrs. Coleman abstaining) then unanimously approved a resolution recommending that Mr. Coleman present a proposal involving the privatization of Integrity, with the ultimate purpose of enhancing stockholder value. Alston & Bird then distributed a privileged and confidential legal memorandum to the board outlining the timeline with respect to a privatization transaction involving a “negotiated merger” or a “tender offer followed by a short-form merger under Delaware law.” Mr. Coleman expressed his view that the “negotiated merger” alternative is preferable because there would be a higher degree of certainty of being able to successfully complete the transaction. Mr. Coleman then reaffirmed that he had no intention of selling his controlling interest in Integrity. At the conclusion of this board meeting, the board agreed to meet again on November 20, 2003, at which time Mr. Coleman would formally present his privatization proposal.

     On November 11, 2003, Mr. Coleman executed a commitment letter on behalf of Kona with Key Principal Partners, under which Key Principal Partners agreed to be the subordinated debt lender in the proposed privatization transaction. In addition, on November 20, 2003, Mr. Coleman executed a commitment letter on behalf of Integrity with LaSalle Bank, under which LaSalle agreed to be the senior debt lender in the proposed privatization transaction. At this point, Mr. Coleman had secured commitments for the necessary financing for the proposed transaction.

     On November 20, 2003, Integrity’s board met telephonically to receive Mr. Coleman’s privatization proposal. Prior to the meeting, a package was distributed to each board member containing the following documents: written privatization proposal, a proposed draft of board resolutions forming a special committee of independent directors, and a proposed draft of a press release announcing Mr. Coleman’s proposal and the formation of a special committee of independent directors. Mr. Coleman provided an overview of his proposal. The proposal was for a merger of Kona, a corporation solely owned by Mr. Coleman, with and into Integrity, with Integrity as the surviving corporation, with the objective of privatizing Integrity. The purpose of the transaction, as stated in the proposal letter, would be to allow Integrity to deregister its common stock under the Securities Exchange Act of 1934 and stop filing the related reports under the Exchange Act. The proposal provided that:

•	all holders of record of Integrity’s Class A common stock on the record date that are not officers of Integrity would be paid $6.25 in cash per share;

•	each share of Integrity’s Class A common stock owned of record by certain key management employees of Integrity would continue to represent one share of Class A common stock after the merger;

•	a sufficient number of Mr. Coleman’s shares of Integrity common stock would be cashed out under the same terms as those stockholders receiving $6.25 a share to give him $2.5 million; and

•	Kona would fund the transaction by borrowing the necessary funds from LaSalle Bank and Key Principal Partners.

     The proposal letter stated the reasons for proposing the going private transaction were as follows:

•	Integrity’s shares of Class A common stock are substantially undervalued in the market and are likely to remain that way;

•	Integrity incurs substantial direct and indirect costs and expenses associated with being a publicly held company, including:

-	the accounting and legal fees associated with the obligation to file annual, quarterly and current reports with the SEC, and

-	the executive time expended to prepare and review such filings,

and we anticipate that these costs and expenses would increase in the future due to the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations and NASD requirements;

•	Integrity’s low market capitalization and float has contributed to its undervaluation and made it impractical to use its stock as acquisition currency;

•	Many of the expected benefits of public ownership have not accrued to Integrity; and

•	The proposed merger will provide Integrity’s stockholders the opportunity obtain immediate liquidity for their interests in Integrity at a substantial premium without incurring any brokerage commissions or related transaction costs.

     The proposal acknowledged that a special committee of independent directors would be established to review the proposal, negotiate the terms of the proposed transaction, recommend acceptance or rejection of the proposal and hire its own financial and legal advisors to assist it. The proposal was conditioned upon obtaining the necessary funds to complete the transaction, the execution of a definitive merger agreement containing the terms of the proposal, approval of the transaction by the special committee, the board of directors and a majority of the stockholders of Integrity unaffiliated with Mr. Coleman or the other directors and management of Integrity, receipt of a fairness opinion by the special committee or board of directors and the receipt of all necessary regulatory approvals.

     Following a detailed discussion of Mr. Coleman’s proposal, the board engaged in a discussion regarding the independence of the special committee. Alston & Bird, counsel to Integrity, and Jones Day, acting as counsel to the proposed special committee, reviewed with the board their fiduciary duty under Delaware law in connection with Mr. Coleman’s proposal and the Delaware law related to the role which would be played by a special committee of independent directors. Jones Day then reviewed with the board the proposed special committee members’ responses to the questions regarding independence contained in Integrity’s 2003 Directors’ and Officers’ Questionnaires. In order to update their responses, the three independent board members being considered for membership on the special committee, Jimmy M. Woodward, William A. Jolly and Heeth Varnedoe III, were asked if there had been any changes to the answers they provided in their questionnaires, and specifically whether there was currently any personal or business relationship with Mr. Coleman, his family, or Integrity itself that would impact their decision in this proposed transaction. Messrs. Woodward, Jolly and Varnedoe all confirmed that there had not been any changes to their questionnaires and there was no relationship that would impact their decision in this proposed transaction. They then answered orally, with such answers later confirmed in writing, a series of questions specifically prepared by Jones Day to assist the board in determining the independence of the proposed members of the special committee. Based on all of these responses, the board determined that the proposed members of the special committee were in fact independent.

     The board then turned its attention to resolutions appointing a special committee of independent directors. Mr. Coleman proposed a compensation package to the members of the special committee consisting of a $5,000 retainer plus $500 for each special committee meeting. Given the expected time and effort that would be required of members of a special committee, the board agreed that Mr. Coleman’s proposal was fair compensation. After a thorough discussion of the proposed resolutions, the board unanimously approved (with Mr. and Mrs. Coleman abstaining) the resolutions appointing Messrs. Woodward, Jolly and Varnedoe to serve as members of the special committee. Following the approval of the resolutions appointing the special committee, the board reviewed the proposed draft of the press release to be released before start of business on November 21, 2003. Mr. Coleman indicated that Nasdaq would receive an advance copy of the release and may choose to suspend trading for a period of time. Mr. Coleman summarized the press release, which referred to the formation of the special committee and outlined the key points contained in Mr. Coleman’s proposal. All of the board members agreed on the format and contents of the press release. Mr. Coleman then confirmed again, in response to questions from the special committee, that he was not willing to sell his shares to a third party.

     Immediately following the board meeting, the newly formed special committee held its inaugural meeting. As its first order of business, the special committee elected Mr. Woodward to serve as its chairman. Next, the special committee formally engaged Jones Day as its legal counsel, based upon that firm’s qualifications and experience and the fact that it had not had any prior relationships with Integrity or its officers, or the owners of Kona. Thereafter, the special committee and Jones Day discussed the role of the special committee in the proposed privatization transaction. Jones Day advised the special committee that its duty would be to act solely in the best interests of Integrity’s stockholders who were unaffiliated with Mr. Coleman, Integrity’s management and Kona, and, in so doing, to obtain information from Kona and Mr. Coleman on the basis for Kona’s offer, including the factors Kona and Mr. Coleman considered in deriving the offering price, and to pursue a tangible improvement of the initial offer, while always retaining the right to reject the offer outright if the special committee determined that the offer was not in the best interests of Integrity’s unaffiliated stockholders. The special committee noted that Mr. Coleman had repeatedly maintained and stressed at the earlier board meeting that under no circumstances would he be willing to sell his controlling interest in Integrity, a position reaffirmed in Kona’s offer letter. The special committee requested of Jones Day that during the course of negotiations it require Mr. Coleman to reaffirm his unwillingness to sell his controlling interest in Integrity. Further, the special committee determined to require

Integrity’s management, including Mr. Coleman, to immediately inform the special committee of any expressed third-party interest in making a competing offer. As the next item of business, the special committee discussed a recommendation of Jones Day, arising from its preliminary due diligence review of Integrity’s records, that the members seek director indemnification agreements with Integrity for any claims arising out of their service on the special committee or as directors generally. The special committee directed Jones Day to draft a form of director indemnification agreement consistent with its recommendations. Finally, the special committee considered the engagement of an independent financial advisor to the special committee for the purpose of assisting the special committee in negotiations with Kona and obtaining an opinion as to the fairness of the transaction.

     On November 25, 2003, the special committee met (with Mr. Varnedoe absent for health reasons) at the offices of Jones Day in Atlanta, Georgia to receive proposals from two financial advisory firms that the special committee anticipated would be familiar with the book and music publishing industry and qualified to render advice and a fairness opinion on any resulting transaction. Representatives from each firm made a detailed presentation to the special committee, and the special committee questioned each firm at length on its prior dealings with Integrity; potential conflicts the firm might have with Integrity, Kona, Mr. Coleman or his affiliates; the process that the special committee should anticipate; each firm’s qualifications and knowledge of the book and music publishing industry; fees and fee structures; and various other matters. After consideration of the presentations from each of the firms, and subject to finalizing fee terms and the receipt of a suitable engagement letter, the special committee decided to retain SunTrust Robinson Humphrey, a nationally recognized investment banking firm, as financial advisor to the special committee.

     Promptly following its engagement, SunTrust Robinson Humphrey commenced a review of the financial and operating performance of Integrity and an evaluation and analysis of Kona’s offer. Concurrently, Jones Day continued to conduct its legal due diligence review of Kona and Integrity.

     On December 4, 2003, Jones Day provided to Alston & Bird a standard form of director indemnification agreement.

     On December 16, 2003, SunTrust Robinson Humphrey conducted an on-site interview of Integrity’s management, including Mr. Coleman. At the meeting, Mr. Coleman (1) discussed the historical financial results and the business and prospects of Integrity, (2) discussed the proposed transaction, including its rationale, its structure, valuation methodologies used by LaSalle Corporate Finance, Kona’s financial advisor, Kona’s funding sources and status, and the proposed timeline, (3) reviewed Integrity’s operating performance, (4) reviewed projections for the remainder of 2003 and 2004 and longer-term projections, including the assumptions made by management for purposes of these projections, and (5) discussed current trends in the music publishing industry, including issues related to music piracy.

     On December 17, 2003, the special committee met telephonically with its financial and legal advisors to receive a status report from SunTrust Robinson Humphrey. After discussion, the special committee reminded SunTrust Robinson Humphrey to reconfirm whether Integrity had received any indications of interest from third parties regarding competing offers, and whether Mr. Coleman had altered his stance on refusing to sell, or consider a sale of, his controlling interest in Integrity. Later that day, SunTrust Robinson Humphrey made a supplemental due diligence request of Integrity’s management and, as directed by the special committee, confirmed that Integrity’s management had neither received any competing offers nor had any discussions about possible offers or indications of interest, official or otherwise, with any third parties since the announcement of the proposed transaction, and that Mr. Coleman remained unwilling to sell his controlling interest in Integrity.

     On December 18, 2003, SunTrust Robinson Humphrey and Mr. Coleman engaged in a telephone conversation in which Mr. Coleman answered additional questions raised by SunTrust Robinson Humphrey with respect to its December 16, 2003 on-site interview of Integrity’s management, including Mr. Coleman.

     On December 19, 2003, Alston & Bird provided to the special committee and Jones Day a draft of a merger agreement by which Kona would merge with and into Integrity, with Integrity as the surviving corporation, providing for cash consideration to Integrity’s unaffiliated stockholders of $6.25 per share of common stock, as well as providing for the $2.5 million “cash-out” for Mr. Coleman described in his proposal letter.

     On December 22, 2003, Alston & Bird provided to Jones Day comments on the form of director indemnification agreement. Alston & Bird indicated its view that the agreements should apply generally to all members of Integrity’s board of directors.

     On December 23, 2003, the special committee met telephonically with its financial and legal advisors (with Mr. Varnedoe absent for health reasons) to receive SunTrust Robinson Humphrey’s preliminary views of its valuation of Integrity. SunTrust Robinson Humphrey also explained the various assumptions made in its analyses, including the use of various metrics used in the valuation of Integrity.

     On January 5, 2004, SunTrust Robinson Humphrey met telephonically with PricewaterhouseCoopers, Integrity’s independent auditors, and Donald S. Ellington, Integrity’s Senior Vice President of Finance and Administration, to discuss Integrity’s historical audited financial statements.

     At a meeting at the Atlanta, Georgia offices of Jones Day on January 6, 2004, with all of the members of the special committee in attendance (with Mr. Varnedoe participating by telephone), SunTrust Robinson Humphrey presented its valuation of Integrity. After updating the special committee on its due diligence efforts, SunTrust Robinson Humphrey summarized the proposed privatization transaction. Next, SunTrust Robinson Humphrey described the various methodologies it employed for determining a fair value of Integrity’s common stock, including: (1) a “selected reference company analysis,” which applied multiples of specified performance metrics to selected publicly traded comparable companies in the book and music publishing industries, (2) a “selected reference transaction analysis,” which applied multiples of specified performance metrics to recently announced acquisition transactions in the book and music publishing industries, (3) a “premiums paid analysis,” which reviewed premiums paid in certain recently announced “going-private” transactions with management participation and in certain recent similar-sized transactions; and (4) a “discounted cash flow analysis,” which valued Integrity’s business based upon projected results of operations. SunTrust Robinson Humphrey explained the data compilation process associated with each of these methodologies, as well as reviewed the assumptions made in its analyses, including the relative importance attached to various metrics used to value Integrity. SunTrust Robinson Humphrey also explained that the compilation and analytical work necessary to present its final valuation report remained incomplete at this time. Following SunTrust Robinson Humphrey’s presentation and discussion among the special committee, SunTrust Robinson Humphrey and Jones Day, the special committee determined that Kona’s offering price of $6.25 per share was inadequate from a financial point of view to Integrity’s unaffiliated stockholders. After further discussion of possible responses, the special committee directed SunTrust Robinson Humphrey to respond to Kona that, based on the information available to it, a price approaching $8.00 per share would be appropriate.

     On January 7, 2004, SunTrust Robinson Humphrey contacted Mr. Coleman to deliver the special committee’s response. On that same date, at the request of the special committee, Jones Day contacted Alston & Bird to gain a better understanding of the $2.5 million “cash-out” provision for Mr. Coleman. Jones Day conveyed to Alston & Bird the special committee’s concerns regarding the “cash-out” provision.

     On January 9, 2004, Mr. Coleman and Mr. Woodward discussed telephonically the special committee’s response. Mr. Woodward explained the methods and process used by SunTrust Robinson Humphrey in developing a preliminary fairness range, how the special committee’s reference to $8.00 as an appropriate per share price was based on Integrity’s five year financial projections and estimate that it would save $500,000 annually by virtue of being a private company. Mr. Woodward again expressed the special committee’s concern with respect to the $2.5 million “cash-out” provision for Mr. Coleman.

     On January 12, 2004, LaSalle Corporate Finance met telephonically with SunTrust Robinson Humphrey. LaSalle Corporate Finance informed SunTrust Robinson Humphrey that Mr. Coleman had withdrawn the $2.5 million “cash-out” and determined that any revised offer Kona may make in response to the special committee’s position would not include such provision. In so doing, LaSalle Corporate Finance indicated that Kona was concerned that Integrity’s working capital requirements post-transaction would be greater and more volatile than originally anticipated. Despite this development, SunTrust Robinson Humphrey was assured that the five year projections used by Kona and LaSalle Corporate Finance (the same projections used by Integrity’s management for budgeting purposes and the same projections sent to SunTrust Robinson Humphrey for its valuation) remained valid. LaSalle Corporate Finance indicated that it was unlikely Kona would be able to increase its per share offer to more than $6.375, given the anticipated limitations in the subordinated debt terms on the amount of senior debt that could be used to finance the proposed privatization transaction.

     On January 12 and 13, 2004, LaSalle Corporate Finance and SunTrust Robinson Humphrey updated Mr. Coleman and the special committee, respectively, regarding the results of their January 12, 2004 meeting.

     In the meantime, Jones Day, in consultation with members of the special committee, prepared a response to the draft merger agreement presented by Kona. At the special committee’s request, Jones Day sought to negotiate changes in the merger agreement that would shift certain risks in the proposed transaction away from Integrity and to Kona and Mr. Coleman. On January 8, 2004, Jones Day sent to Alston & Bird a revised draft merger agreement, which, among other things:

•	added Mr. and Mrs. Coleman, and The Coleman Limited Partnership, as parties to the merger agreement and guarantors of the performance of Kona;

•	limited the representations and warranties to be made by Integrity to Kona;

•	allowed the board to terminate the merger agreement in the event a third party offered a superior proposal to acquire at least 10% of Integrity’s equity;

•	allowed the board to pursue and enter into a definitive agreement with respect to a superior proposal to acquire at least 10% of Integrity’s equity;

•	imposed an obligation on Kona and Mr. Coleman to pay Integrity’s fees upon termination of the merger agreement for various reasons, including in the event Kona or Coleman breached the agreement or if the merger was rejected by a majority of the unaffiliated stockholders;

•	required the surviving corporation to maintain, for a specified period of time and at specified levels, directors’ and officers’ liability insurance for all present or former directors and officers of Integrity; and

•	eliminated the financing contingency placed on Kona’s obligations to consummate the merger.

     On January 14, 2004, LaSalle Corporate Finance telephoned SunTrust Robinson Humphrey to relay that Mr. Coleman would be meeting with Kona’s lenders later that week to formulate a response to the special committee. He would also be updating the lenders on Integrity’s results of operations for the last two months of 2003. SunTrust Robinson Humphrey was promised unredacted copies of commitment letters from Kona’s lenders.

     On January 15, 2004, SunTrust Robinson Humphrey requested financial statements for November and December 2003 from Integrity.

     On January 15 and 16, 2004, Mr. Coleman and Mr. Ellington met with Key Principal Partners at its offices in Cleveland, Ohio and LaSalle Bank at its offices in St. Louis, Missouri, respectively. Messrs. Coleman and Ellington updated Key and LaSalle Bank on Integrity’s 2003 results, its 2004 financial outlook and its financing needs, and discussed the specific changes to Key’s and LaSalle Bank’s commitment letters that were necessary for the transaction to move forward. Mr. Coleman also informed Key and LaSalle Bank that he had removed the $2.5 million “cash-out” provision from his proposal to the special committee because Integrity would need that money in addition to its own cash flow to support operations in 2004. The parties also discussed how high a per share price Key and LaSalle Bank would support in the privatization process.

     On January 20, 2004, the special committee met telephonically with its financial and legal advisors to discuss the results of SunTrust Robinson Humphrey’s revised analyses, in light of the newly received financial statements and complete information on the terms of Kona’s proposed financing. SunTrust Robinson Humphrey advised that Kona would be limited as to the amount of senior debt it could use to finance the proposed transaction. SunTrust Robinson Humphrey advised that, as a result of larger-than-projected debt levels at year end, Integrity would have reduced ability to access additional borrowings to fund its working capital requirements than had originally been projected. These two factors, in SunTrust Robinson Humphrey’s view, would limit significantly Kona’s ability to improve its original offer.

     On January 21, 2004, Mr. Coleman updated Mr. Woodward with respect to his meetings with Key and LaSalle Bank and Integrity’s 2004 financial projections. Mr. Coleman also indicated that in order to move forward with a per share price higher than $6.25, Integrity would need to obtain a $12 million revolving line of credit from LaSalle Bank. Mr. Coleman indicated that he could likely only raise his per share price by $0.125 but would agree to remove the $2.5 million “cash-out” provision from his proposal to the special committee because Integrity would need that money in addition to its own cash flow to support operations in 2004. Mr. Coleman expressed the need to obtain new commitment letters from Key and LaSalle Bank, which would provide for a $12 million revolving line of credit from LaSalle Bank and increase the permissible debt levels allowed by Key. Mr. Coleman also raised concerns about the special committee’s comments to the draft of the merger agreement. Later that day, Mr. Coleman sent to the special committee and SunTrust Robinson Humphrey a final budget for fiscal year 2004 for Integrity. This budget was an updated version from that sent to SunTrust Robinson Humphrey in mid-December.

     On January 26, 2004, the special committee met telephonically with its financial and legal advisors to discuss developments earlier in the week. Mr. Woodward advised that in a conversation with Mr. Coleman on January 21, 2004, Mr. Coleman had stated that it was unlikely that Kona could increase its offer by more than $0.125 per share. SunTrust Robinson Humphrey reported that it had received additional assurances from Integrity’s management that the new projections sent to SunTrust Robinson Humphrey were identical to those used by Integrity’s management for budgeting purposes and by Kona and LaSalle Corporate Finance for purposes of the offer. The special committee asked SunTrust Robinson Humphrey to evaluate preliminarily the fairness of $6.50 per share, in anticipation that a new offer would be forthcoming from Kona that would likely not exceed that amount. Next, Jones Day updated the special committee on Jones Day’s efforts thus far in negotiating the terms and conditions of the merger agreement with Alston & Bird, noting that significant open issues primarily concerned assumption of the financial risks associated with the proposed privatization transaction, including payment of fees and expenses upon termination, and the threshold requirements for determining what would constitute a superior proposal and whether the board would have the authority to pursue such superior proposal.

     On January 28, 2004, Mr. Coleman updated Key and LaSalle Bank with respect to the status of the transaction and requested that LaSalle Bank obtain loan committee approval for a $12 million revolving line of credit and both Key and LaSalle Bank issue new commitment letters. Mr. Coleman also discussed with Key the highest per share price Key would be willing to support. Also on January 28, 2004, Alston & Bird provided to the special committee and Jones Day a revised draft of the merger agreement. Among other things, the revised draft removed the provision for the $2.5 million “cash out” for Mr. Coleman, but continued to include a broad financing condition for Kona, a requirement that the board could not terminate the merger agreement unless it received a superior proposal for 50% or more of Integrity’s outstanding common stock and a restriction on the board’s ability to pursue a superior proposal. In addition, Mr. Coleman did not agree to pay Integrity’s expenses under any circumstances.

     On January 28 and 30, 2004, Mr. Coleman had two telephone conversations with Mr. Woodward in which Mr. Coleman presented a final per share offer of $6.50 and again confirmed the removal of the $2.5 million “cash-out” provision due to Integrity’s cash needs. Mr. Coleman also discussed the latest 2004 final budget and the predicted cash flow needs of the business in 2004.

     On January 29, 2004, LaSalle Corporate Finance met telephonically with SunTrust Robinson Humphrey at which time SunTrust Robinson Humphrey requested that Integrity prepare a new five year financial model that would include Integrity’s estimated costs of remaining a public company. The previous model provided by Integrity did not include any public company costs and SunTrust Robinson Humphrey had relied on an estimate from Integrity that its annual public company costs were $500,000. On January 30, 2004, LaSalle Corporate Finance updated Mr. Coleman with respect to this request.

     On February 2, 2004, SunTrust Robinson Humphrey contacted LaSalle Corporate Finance to request a conference call with Mr. Coleman to discuss the revised five year projections for Integrity, as well as to discuss any changes or updates to the business or its prospects since mid-December 2003. SunTrust Robinson Humphrey also requested a list of subordinated debt and senior debt lenders from whom Kona and LaSalle Corporate Finance solicited financing and with whom they negotiated Kona’s debt financing. Finally, SunTrust Robinson Humphrey requested an opportunity to speak with Key Principal Partners, the proposed subordinated-debt provider, to discuss the terms of its commitment letter to Kona.

     Also on February 2, 2004, Mr. Coleman and LaSalle Corporate Finance discussed the results of the five year model Integrity prepared for SunTrust Robinson Humphrey. In the process of preparing this model, Integrity realized that its $500,000 per year estimate of the costs of remaining a public company was based on historical costs and did not take into account the implementation of the Sarbanes-Oxley Act of 2002. Due to the implementation of the Sarbanes-Oxley Act of 2002, Integrity’s costs of remaining a public company could be as much as $850,000 in 2004 and $1.25 million per year beginning in the year 2005, including both internal and external costs. Mr. Coleman and LaSalle Corporate Finance agreed that these per year estimates should be included in Integrity’s new five year model. LaSalle Corporate Finance also informed Mr. Coleman that SunTrust Robinson Humphrey had requested a telephonic meeting with Mr. Coleman and Mr. Ellington with respect to the new five year model and other due diligence items.

     On February 3, 2004, Mr. Coleman and LaSalle Corporate Finance reviewed the revised 2004 budget and five year financial projections, both of which now included the updated estimated costs for compliance with the Securities and Exchange Commission’s reporting requirements, including the Sarbanes-Oxley Act of 2002. Also on February 3, 2004, Mr. Coleman sent a revised proposal letter to the board of directors. In the letter, Mr. Coleman stated his willingness to increase the original proposal from $6.25 per share to $6.50 per share, a premium in excess of 82% over the market price of the shares of Integrity common stock on November 20, 2003, one day prior to the public announcement of the original proposal. The revised proposal reiterated that Mr. Coleman was not willing to sell his controlling interest in Integrity and formally withdrew the $2.5 million “cash-out” provision for Mr. Coleman. Kona’s offer remained subject to, among other things, Kona obtaining financing for the transaction and approval by a majority of stockholders unaffiliated with Mr. Coleman, Kona, Integrity and its continuing management, and their respective affiliates.

     On February 4, 2004, SunTrust Robinson Humphrey spoke with Mr. Coleman and LaSalle Corporate Finance about the revised 2004 and five-year projections for Integrity, which included revised estimates of Integrity’s costs for compliance with the Securities and Exchange Commission’s reporting requirements, and about the terms of the proposed financing for the transaction.

     On February 11, 2004, the special committee met telephonically with its financial and legal advisors to discuss Kona’s improved offer and SunTrust Robinson Humphrey’s initial analysis of the new offer. SunTrust Robinson Humphrey reported that it had received, and discussed with Mr. Coleman and LaSalle Corporate Finance, revised projections on the costs for compliance with the Securities and Exchange Commission’s reporting requirements. SunTrust Robinson Humphrey advised that the revised projections appeared reasonable, after discussions during the prior week with Integrity’s management and LaSalle Corporate Finance. SunTrust Robinson Humphrey also reported on its analysis of the terms and conditions outlined in Kona’s commitment letter from Key Principal Partners. After discussions with Mr. Coleman about the revised offer, SunTrust Robinson Humphrey advised the special committee of its belief that the improved offer price would be Kona’s highest offer. SunTrust Robinson Humphrey informed the special committee that Integrity had received no indications of third-party interest or similar inquiries, despite the public announcement of Kona’s offer on November 21, 2003. SunTrust Robinson Humphrey indicated that it expected to be able to conclude, at the appropriate time, that Kona’s revised offer of $6.50 per share, would be fair to Integrity’s public stockholders from a financial point of view. Jones Day next reviewed the status of negotiations on the terms and conditions of the merger agreement. Mr. Coleman had agreed to be added as a party to the merger agreement. He had not agreed to removal of the financing contingency, but had agreed to make certain representations as to the financing commitments and using commercially reasonable efforts to secure new financing on similar terms should the current financing fail. The primary open issue continued to be the allocation of financial risk—specifically, the obligation to pay fees and expenses in the event of termination of the transaction and the threshold offer level for a superior proposal entitling the board to cancel the transaction. The special committee authorized Jones Day to negotiate these final issues with Alston & Bird. Following this meeting, Mr. Woodward updated Mr. Coleman with respect to the special committee’s discussions.

     On February 13, 2004, Jones Day sent to Alston & Bird comments on the revised draft merger agreement, which, among other things:

•	limited the representations and warranties to be made by Integrity to Kona;

•	lowered to 20% from 50% the threshold superior proposal offer level for determining the circumstances in which the board could terminate the agreement;

•	allowed the board to pursue and enter into a definitive agreement with respect to a superior proposal to acquire at least 20% of Integrity’s equity; and

•	required that a breaching party must pay the other party’s fees and expenses, that Kona must pay Integrity’s fees if, among other things, the majority of the unaffiliated stockholders reject the merger, and that Integrity must pay Kona’s fees if the special committee makes an adverse recommendation regarding the merger, terminates the agreement and enters into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, or other agreement with respect to such superior proposal.

     On February 17, 2004, Jones Day and Alston & Bird met at the latter’s Atlanta, Georgia offices to discuss the terms and conditions of the merger agreement, including Jones Day’s latest comments to the most recent Alston & Bird draft. Alston & Bird, on behalf of Kona and Mr. Coleman, agreed to scale back significantly the scope of Integrity’s representations and warranties, and to pay Integrity’s expenses up to $100,000 in the event the merger agreement is terminated due to their breach. Integrity agreed to pay Mr. Coleman’s expenses, up to $400,000, upon Integrity’s breach, an adverse recommendation by the special committee on the merger or in the event that the board terminates the merger agreement in response to the receipt of a superior proposal. Further, Alston & Bird indicated that Mr. Coleman might be willing to accept a lower threshold offer level for determining what would constitute a superior proposal: a third-party offer to purchase 38.44% of Integrity’s outstanding common stock, a percentage that equaled the percentage of shares held by stockholders unaffiliated with Mr. Coleman, Kona, continuing management or their respective affiliates. Alston & Bird also indicated that, because Mr. Coleman is unwilling to sell his controlling interest in Integrity, Mr. Coleman would not give the board the authority to pursue or enter into a definitive agreement with respect to a superior proposal.

     On February 18, 2004, Key Principal Partners delivered a revised commitment letter to Mr. Coleman, which was immediately forwarded to the special committee, Jones Day and SunTrust Robinson Humphrey.

     On February 19, 2004, Messrs. Coleman and Woodward discussed the remaining transaction terms that were still in dispute between the parties, including the $6.50 per share price.

     On February 23, 2004, the special committee met telephonically with its financial and legal advisors to receive an update on the status of negotiations between Jones Day and Alston & Bird. Two significant issues remained open: (1) whether Kona and Mr. Coleman would pay any of Integrity’s fees and expenses upon termination of the merger agreement if a majority of Integrity’s unaffiliated stockholders reject the merger, and (2) the threshold offer level of a superior proposal that would allow the board to terminate the merger agreement. The special committee discussed these issues at length and considered whether it wished to shift more financial risk to Kona and Mr. Coleman. After discussion of these two issues, the special committee authorized Jones Day to accept the proposed threshold of 38.44% to constitute a superior proposal, and to offer that, should the merger agreement be terminated because a majority of unaffiliated stockholders rejected the offer, Integrity would pay up to 50% of Mr. Coleman’s and Kona’s expenses. Finally, Jones Day reported that Mr. Coleman’s legal counsel had reconfirmed Mr. Coleman’s position on his stake in Integrity and that Integrity had received no indications of interest from any third parties about a competing offer.

     On February 25, 2004, subsequent to a regular meeting of the board at Integrity’s corporate headquarters, the special committee and its legal advisor met with Kona and its legal advisor to negotiate final terms of the merger agreement. The special committee and Mr. Coleman reached an agreement that Integrity would pay half of Mr. Coleman’s fees in the event the merger agreement is terminated because a majority of the unaffiliated stockholders did not approve the merger. The special committee requested, and Mr. Coleman agreed, that the surviving corporation would not use proceeds from the financing provided for the merger to redeem or repurchase, directly or indirectly, shares of common stock of the surviving company held by Mr. Coleman or any other continuing stockholders. Reaching agreement in principle, the special committee and Kona directed their respective legal counsel to finalize the terms of the merger agreement.

     During the next few days, Jones Day and Alston & Bird finalized the language of the merger agreement, as well as completed negotiations over the terms and conditions of the indemnification agreement under consideration for Integrity’s board of directors.

     On February 27, 2004, LaSalle Bank informed Mr. Coleman that it had approved the $12 million revolving line of credit and sent him a new commitment letter, which was immediately forwarded to the special committee, Jones Day and SunTrust Robinson Humphrey.

     At a meeting at the Atlanta, Georgia offices of Jones Day on March 1, 2004, with all of the members of the special committee in attendance, Jones Day, counsel to the special committee, made a presentation to the special committee regarding its duties. Jones Day once again advised the special committee that its duty was to act solely in the best interests of Integrity’s unaffiliated stockholders. Jones Day reminded the special committee that it retained the right to reject the offer outright if the special committee determined that the offer was not in the best interests of Integrity’s unaffiliated stockholders. The special committee acknowledged that Mr. Coleman’s stated intention not to sell his controlling interest in Integrity had not changed, and that no third party had contacted Integrity’s management to make, or even discuss, an offer for any interest in Integrity following the November 21, 2003 announcement. Next, Jones Day summarized the special committee’s efforts thus far, including hiring independent legal counsel and an independent financial advisor, overseeing a due diligence process, reviewing a valuation of Integrity and negotiating the terms and conditions of a merger agreement. At this point, SunTrust Robinson Humphrey presented its final valuation of Integrity, summarizing the proposed privatization transaction, describing the various methodologies it employed for determining a fair value of Integrity’s common stock, explaining the data compilation process associated with each of these methodologies, as well as reviewing the assumptions made in its analyses, including the use of various metrics used in the valuation of Integrity. After discussion, SunTrust Robinson Humphrey gave an oral opinion (which opinion was confirmed in writing that day) to the effect that, as of such date, the consideration to be received by the Integrity’s unaffiliated stockholders is fair from a financial point of view. Next, the special committee turned to the final form of merger agreement, and Jones Day reviewed with the special committee the terms and conditions that had been negotiated. After its review of all relevant factors, including the advice and fairness opinion of SunTrust Robinson Humphrey, and Mr. Coleman’s representation with regard to maintenance of his controlling interest in Integrity, and upon a motion duly made and seconded, the special committee approved and declared advisable the merger and the merger agreement, subject to approval by the stockholders of Integrity; declared that (1) it is in the best interests of Integrity’s unaffiliated stockholders that Integrity enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and (2) the terms and conditions of the merger agreement and the merger are fair to Integrity’s unaffiliated stockholders; and recommended to the full board of directors that (X) the board approve the merger and the merger agreement, (Y) the merger agreement be submitted, as promptly as practicable, to a vote for adoption at a meeting of the Integrity’s stockholders duly called and held, and (Z) the board recommend that Integrity’s stockholders adopt the merger agreement.

     Immediately following adjournment of the special committee meeting, a meeting of the full board of directors was convened. All members of the board were in attendance (with Mrs. Coleman and Charles V. Simpson participating by telephone). Alston & Bird presented the final negotiated agreement to the board, and reviewed its major provisions, including the negotiated changes from the original draft. Prior to entertaining a motion to vote on the merger agreement, Alston & Bird next presented the final negotiated form of director indemnification agreement. Alston & Bird reviewed its major terms and conditions, and advised the board that it was the view of Alston & Bird and Jones Day that such director indemnification agreements are reasonable and appropriate under the circumstances. Upon a motion duly made and seconded, the board approved the form of director indemnification agreement and authorized Integrity to enter into such agreements with the current directors and any future directors. The board then recommenced discussion of the merger agreement and the proposed privatization transaction. Mr. Woodward, as chairman of the special committee, presented a report of the special committee’s deliberations, including its resolutions to approve the merger agreement and recommend the merger to the full board and Integrity’s stockholders. Mr. Jolly then asked Mr. Coleman, once more, whether (1) Integrity’s management had received any indication of interest from a third party regarding a business combination or similar transaction and (2) there were any circumstances under which Mr. Coleman would be willing to sell his controlling interest in Integrity. Answering both questions in the negative, Mr. Coleman then proceeded to entertain a motion regarding the merger agreement and the merger. Upon a motion duly made and seconded, and with Mr. and Mrs. Coleman abstaining, the board unanimously approved the merger and the merger agreement and declared the merger and the merger agreement to be in the best interests of Integrity and its public stockholders, directing that the merger agreement be submitted to Integrity’s stockholders at a special meeting of stockholders, and recommending that the stockholders approve the merger agreement. Accordingly, your board recommends that you vote FOR adoption of the merger agreement.

     In considering the recommendation of the special committee and the board of directors, stockholders should be aware that certain of our officers and directors have interests that are different from, or in addition to, those of our stockholders. See “SPECIAL FACTORS – Position of Integrity, Kona and the Colemans as to Purposes, Reasons, Alternatives and Effects of the Merger,” “ – Interests of Certain Directors of Integrity; Appointment of Special Committee,” ” – Merger Consideration to be Received by Directors of Integrity Other Than the Colemans,” “ – Continuing Equity Interests of the Officers of Integrity Other Than Mr. Coleman,” “ – Continuing Equity Interests of the Colemans,” “ – Treatment of Stock Options Held by the Directors of Integrity Other Than the Colemans” and “ – Treatment of Stock Options Held by the Officers of Integrity.”

Recommendation of the Board of Directors; Fairness of the Merger

     The special committee of the board of directors has unanimously determined that the terms and conditions of the merger agreement and the merger are advisable, fair to and in the best interests of Integrity’s public stockholders. The special committee unanimously recommended to the board of directors that the merger agreement be adopted and the merger be approved. The special committee considered a number of factors, as more fully described above under “— Background of the Merger” and as described below under “— Reasons for the Special Committee’s Recommendation,” in making its recommendation. After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee, unanimously approved (with the Colemans abstaining) the merger and merger agreement and declared the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement advisable and in the best interests of Integrity and its public stockholders and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Reasons for the Special Committee’s Recommendation

     In connection with the recommendation of the special committee and, based upon such recommendation, the subsequent unanimous approval by the board of directors (with Mr. and Mrs. Coleman abstaining) of the merger agreement and the merger with Kona, and the board’s determination to recommend that Integrity’s stockholders approve the merger, the special committee consulted with Integrity’s management and with its financial and legal advisors, and considered a number of factors, the principal ones being the following:

•	Integrity incurs substantial direct and indirect costs and expenses associated with being a publicly held company, including the accounting and legal fees associated with the obligation to file annual, quarterly and current reports with the SEC and the executive time expended to prepare and review such filings, and the special committee anticipates that these costs and expenses would increase in the future due to the additional requirements of the Sarbanes-Oxley Act of 2002 and the related SEC regulations and NASD requirements.

•	During the course of its negotiations, Mr. Coleman informed the special committee that he has no intention of selling, transferring or disposing of any of the shares of Integrity common stock that he owns. If Mr. Coleman, the beneficial owner of approximately 94% of Integrity’s voting power, refused to sell his shares, a sale of the entire company to any third-party is impossible.

•	Since the date Kona’s offer was publicly announced, no third party had contacted Integrity’s management to make, or even discuss, an offer for any interest in Integrity.

•	The cash price of $6.50 to be paid in the merger represents a premium in excess of 82% over the market price of the shares of Integrity common stock on November 20, 2003, one day prior to the public announcement of the original proposal.

•	SunTrust Robinson Humphrey, the special committee’s independent financial advisor, delivered an opinion to the effect that the cash merger consideration of $6.50 per share of Integrity common stock to be paid to the non-continuing stockholders is fair, from a financial point of view.

•	The terms and conditions of the merger agreement, particularly those that provide Integrity the right, subject to an obligation to reimburse Kona for out-of-pocket expenses not to exceed $400,000, permit the board to terminate the merger agreement if a competing offer is made that, in the board’s discretion and subject to certain requirements described further in this proxy statement, is superior to Kona’s, and to withdraw its recommendation of the merger to Integrity’s stockholders.

•	Additional terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, provide a high degree of certainty that the merger can be completed, particularly in light of Kona’s and Mr. Coleman’s ability to terminate the merger agreement only in limited circumstances.

     The special committee also considered the following factors, among others, relating to the procedural fairness involved in the negotiation and approval of the merger and the merger agreement:

•	Integrity’s board established the special committee to review, evaluate and negotiate and, if appropriate and to the extent permitted by Delaware law, approve, on behalf of Integrity, the business and legal terms of any transaction pursuant to which Integrity may elect to go private, including, without limitation, the negotiated merger agreement proposed by Mr. Coleman, and to ensure that the best interests of Integrity and its public stockholders are served.

•	The merger agreement requires that the merger be approved by a majority of the shares of Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors.

•	The interests of Mr. Coleman and the other continuing stockholders are different from those of Integrity’s public stockholders.

•	The special committee devoted substantial time and attention to the transactions.

•	The special committee retained and received advice from its own legal counsel and financial advisor in reviewing, evaluating and negotiating, and recommending, merger and the merger agreement.

•	The merger agreement resulted from active and comprehensive arm’s-length negotiations.

•	The negotiations resulted in an increase in the original per-share price offer and in material improvements in other non-financial terms of the originally proposed merger agreement.

•	Integrity’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established under Delaware law. See “Proposal to Approve the Merger Agreement – Appraisal Rights.”

     In addition, the special committee also identified and considered several potentially negative factors as risks to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

•	Mr. Coleman’s refusal to consider a sale of his controlling stake in Integrity effectively precluded the special committee from actively seeking a third party willing to purchase Integrity at higher price than that offered by Kona.

•	Certain conditions to Kona’s and Mr. Coleman’s obligation to consummate the merger, however limited, do allow them to refuse to consummate the transaction, particularly if they cannot secure financing on terms satisfactory to them, providing a degree of uncertainty that the merger can be completed.

•	If the merger is not approved by a majority of the stockholders other than the continuing stockholders, The Coleman Charitable Foundation or those holders affiliated with Integrity as officers or directors, then Integrity will be obligated to pay for 50% of Kona’s fees and expenses.

•	If Integrity receives a competing third-party offer that allows the board to terminate the merger agreement and that the board considers superior to Kona’s, Integrity will be obligated to pay up to $400,000 of Kona’s fees and expenses.

     After considering all of what the special committee determined to be relevant factors, as well as the form and amount of consideration to be paid, the special committee concluded that, on balance, the potential benefits to our company and our stockholders in effecting the merger outweighed the associated risks.

     The discussion of the factors considered by the special committee of the board is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the special committee conducted an overall analysis of the factors described above and, in considering these factors, individual members of the special committee may have given different weights to different factors. The special committee considered all of these factors as a whole, and ultimately considered the factors to be favorable to, and to support, its determination.

Position of the Board of Directors as to Fairness of the Merger

     The board of directors consists of six directors, three of whom served on the special committee, one of whom is the sole stockholder of Kona and one of whom is the spouse of the sole stockholder of Kona. At a meeting of the board of directors on March 1, 2004, the special committee, with its legal advisors participating, reported to the entire board of directors on its negotiation of the merger agreement and evaluation of the terms of the merger. Based on the course of the special committee’s negotiations with Kona, and including the advice and fairness opinion of SunTrust Robinson Humphrey, its financial advisor, and Mr. Coleman’s representation with regard to maintenance of his controlling interest in Integrity, the special committee advised the board of directors that in its opinion the merger is advisable, fair to and in the best interests of Integrity’s public stockholders.

     Because of their conflict of interest in the merger, P. Michael Coleman and Jean C. Coleman were present at, but did not participate in, deliberations or voting with respect to the merger or the merger agreement. The board of directors, other than the Colemans, considered the analysis performed by, and the conclusions and the recommendations of, the special committee. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered, including SunTrust Robinson Humphrey’s opinion to the special committee. In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, the board of directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis. Therefore, the board of directors, based in part on the unanimous recommendation of the special committee and the opinion of SunTrust Robinson Humphrey addressed to the special committee, recommends that you vote “FOR” the adoption and approval of the merger agreement and the approval of the merger.

     The board of directors believes that the merger, the merger agreement and the related transactions are substantively and procedurally fair to and in the best interests of Integrity’s public stockholders for all of the reasons set forth above even though no disinterested representative, other than the special committee and its legal and financial advisors, was retained to act solely on behalf of the unaffiliated stockholders. See “Special Factors – Recommendation of the Board of Directors; Fairness of the Merger,” and “– Reasons for the Special Committee’s Recommendation.” In addition, with respect to procedural fairness, the board of directors established a special committee, consisting of three independent directors. In reaching its conclusions regarding fairness, the board considered the interests of both the Class A common stockholders other than the continuing stockholders and the continuing stockholders. The board concluded that the merger is substantively and procedurally fair to both groups based on the factors discussed below.

     The board of directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders because:

•	the board of directors established a special committee of directors, consisting of directors who are not employees of Integrity, have no relationship with Mr. Coleman, Kona or its investors and who will not have any continuing interest in or other relationship with Integrity as the surviving corporation (other than continued service on our board of directors), to negotiate the terms of the merger;

•	the special committee retained an independent financial advisor, who delivered its opinion that subject to the assumptions, qualifications and limitations set forth in the opinion, as of March 1, 2004, the consideration to be received by the non-continuing stockholders in the merger is fair, from a financial point of view;

•	the merger must be approved by a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors; and

•	the merger was approved unanimously by all directors of Integrity who are not employees of Integrity, have no relationship with Mr. Coleman, Kona or its investors, and who will not have any continuing interest in or other relationship with Integrity as the surviving corporation (other than continued service on the board of directors).

     In reaching its conclusions, the board of directors considered it significant that:

•	Mr. Coleman had repeatedly refused to consider a sale of his controlling interest in Integrity, effectively precluding the board from actively seeking a third party willing to purchase Integrity at a higher price than that offered by Kona;

•	since Kona’s offer was publicly announced, no third party had contacted Integrity’s management to make, or even discuss, an offer for any interest in Integrity;

•	the merger consideration of $6.50 in cash per share to the non-continuing stockholders was the highest price Mr. Coleman and Kona indicated it was willing to pay following extensive arm’s-length negotiations between the special committee, Mr. Coleman and representatives of Kona;

•	no member of the special committee has an interest in the proposed merger different from that of Integrity stockholders generally (each has a less than 1% ownership interest in Integrity common stock, which will be cashed out in the merger and which the Integrity board of directors does not believe is material or detracts in any way from their independence); and

•	the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in reviewing and evaluating the merger and in negotiating with Mr. Coleman and Kona.

     With respect to those Integrity stockholders whose shares will not be cashed-out in the merger, the board considered as a reason against the merger the adverse effect of the loss of a public trading market for the Class A common stock. The board considered that each of the continuing stockholders is an officer of Integrity and should not be adversely affected by the lack of publicly available information on Integrity when it ceases to file Exchange Act reports. The board believes that these factors are more than offset by the benefits to Integrity created by the lower costs and other benefits of becoming a private company. Management estimates that Integrity will achieve substantial cost savings from reduced legal and accounting fees, printing and mailing costs, and other incidental costs of remaining an Exchange Act reporting company, including the additional costs associated with new rules and regulations enacted pursuant to the Sarbanes-Oxley Act of 2002. The termination of the Exchange Act registration will make most provisions of the Exchange Act, such as the requirement to file quarterly and annual reports with the SEC, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 no longer applicable to Integrity. The board believes this termination will have the effect of avoiding additional future costs to Integrity. In addition, there will be other benefits which are difficult to quantify from reduced management distraction and reallocation of internal resources associated with maintaining Integrity’s Exchange Act registration.

     The members of the board of directors did not consider the net book value or liquidation value of Integrity to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of Integrity in light of the nature of its business and assets. The going concern value of Integrity was considered a more meaningful measure to evaluate the fairness of the merger. The members of the board of directors considered the analyses performed by SunTrust Robinson Humphrey to be an appropriate indication of the going concern value of Integrity.

     After careful consideration, the board of directors of Integrity, acting in part upon the unanimous recommendation of the special committee and adopting the conclusions and analysis of the special committee, unanimously determined (with the Colemans abstaining) that the merger is advisable, fair to and in the best interests of Integrity’s public stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement. The recommendation of the board of directors was made after consideration of all the material factors, as described above.

Position of Kona and the Colemans as to Fairness of the Merger

     The rules of the SEC require Kona and P. Michael and Jean C. Coleman to express their belief as to the fairness of the merger agreement and the proposed merger to our public stockholders. The Colemans were not part of, and did not participate in the deliberations of, the special committee. Although both Mr. and Mrs. Coleman are members of our board of directors, they were present but did not participate in the deliberations of the board of directors with respect to the merger described above under “Special Factors — Position of the Board of Directors as to Fairness of the Merger.” Based on their belief regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, Kona and the Colemans adopted the conclusions and analyses of the special committee and the board of directors described above and believe that the $6.50 per share merger consideration is fair to Integrity’s Class A common stockholders receiving cash. In making this determination, Kona and the Colemans considered the following factors:

•	The negotiation and deliberation process conducted by the special committee which led to the approval of the merger agreement by the special committee and the board of directors, and that the board of directors is permitted under the merger agreement to withdraw its recommendation in response to superior transaction proposals.

•	The relationship between the $6.50 price per share to be paid in the merger and the recent and historical market prices of Integrity’s Class A common stock. The merger price of $6.50 per share to be paid in the merger represents approximately an 82% premium to the closing price of Integrity’s Class A common stock on November 20, 2003, the last trading day before the public announcement on November 21, 2003 of Mr. Coleman’s privatization proposal to Integrity’s board of directors, and exceeds the closing market prices of Integrity’s Class A common stock for approximately 16 months prior to that date.

•	The terms of the merger agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to Integrity’s stockholders, to withdraw its recommendation in response to competing superior proposals. Kona and the Colemans also considered that the merger is subject to various conditions, and that the merger contemplates, under certain circumstances, the reimbursement of Integrity’s expenses by Kona and conversely, the reimbursement of Kona’s expenses by Integrity.

•	The merger must be approved by a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors.

•	Under Delaware law, Integrity stockholders have the right to demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares, which may be determined to be more or less than the $6.50 per share merger consideration.

     In reaching their determination as to fairness, neither Kona nor the Colemans ranked or assigned specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their belief that the merger is fair to the public stockholders of Integrity. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the merger.

     Neither Kona nor the Colemans considered the net book value or liquidation value of Integrity to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of Integrity in light of the nature of its business and assets.

Opinion of SunTrust Robinson Humphrey

     The special committee of the board of directors of Integrity has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. The special committee selected SunTrust Robinson Humphrey because of its expertise, reputation and familiarity the specialty publishing industry.

     On March 1, 2004, at a meeting of the special committee held to consider the proposed merger, SunTrust Robinson Humphrey, at the request of the special committee, delivered an oral and written opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the merger by the holders of Class A common stock of Integrity other than the continuing stockholders (the “Non-Continuing Stockholders”) is fair, from a financial point of view, to such holders.

     The full text of SunTrust Robinson Humphrey’s written opinion, dated March 1, 2004, to the special committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Holders of Integrity’s common stock are urged to read the opinion in its entirety.

     SunTrust Robinson Humphrey’s opinion is directed to the special committee and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of Integrity that are Non-Continuing Stockholders in the proposed merger. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Material and Information Considered with Respect to the Merger

     In arriving at its opinion, SunTrust Robinson Humphrey reviewed and analyzed, among other things: (i) the merger agreement; (ii) certain publicly available information concerning Integrity that SunTrust Robinson Humphrey believed to be relevant to its analysis; (iii) certain financial and operating information with respect to the business, operations and prospects of Integrity furnished to SunTrust Robinson Humphrey by Integrity; (iv) the trading history of Integrity’s Class A common stock; (v) a comparison of the historical financial results, projected financial results and present financial condition of Integrity with those of publicly-traded companies that SunTrust Robinson Humphrey deemed relevant; (vi) historical data relating to the percentage premiums paid in acquisitions of publicly traded companies; and (vii) a comparison of the financial terms of the proposed merger with publicly available financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant. In addition, SunTrust Robinson Humphrey had discussion with Integrity’s management concerning its business, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

     In rendering its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by it in arriving at its opinion. With respect to the financial forecasts of Integrity provided to or discussed with it, SunTrust Robinson Humphrey assumed, at the direction of the management of Integrity and without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Integrity as to the future financial performance of Integrity. In arriving at its opinion, SunTrust Robinson Humphrey has not conducted a physical inspection of the properties or facilities of Integrity and has not made, nor obtained, any evaluations or appraisals of the assets and liabilities (including, without limitation, any environmental liabilities), contingent or otherwise, of Integrity. The special committee did not authorize SunTrust Robinson Humphrey to solicit, and SunTrust Robinson Humphrey did not solicit, any indications of interest from third parties with respect to the purchase of all or a part of Integrity’s business. SunTrust Robinson Humphrey also relied upon Mr. Coleman’s statement that he is unwilling to, and will not, sell, transfer or otherwise dispose of Integrity’s Class A common stock and Integrity’s Class B common stock in which he has a pecuniary interest to a third party.

     The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of Integrity, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or the market for the common stock of Integrity after the date of its opinion. For purposes of its opinion, SunTrust Robinson Humphrey assumed that (i) the proposed merger would be consummated in accordance with the terms of the merger agreement and related documents without any waiver of any material terms or conditions by Integrity; and (ii) all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the proposed merger would be obtained without any adverse effect on Integrity or the expected benefits of the proposed merger. Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.

     In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

     In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Integrity, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Integrity. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee with respect to the proposed merger or the consideration to be received by the Non-Continuing Stockholders in the proposed merger. The consideration to be received by Non-Continuing Stockholders in the proposed merger was determined on the basis of negotiations between the special committee and Kona. Integrity’s decision to enter into the proposed merger was made solely by the special committee and the board of directors with the Colemans abstaining.

     The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the special committee.

Analysis of Integrity

Analysis of Selected Publicly-Traded Reference Companies

     SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Integrity with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Integrity. These companies are:

•	John Wiley & Sons, Inc.

•	Scholastic Corporation

•	Thomas Nelson, Inc.

     For each of the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, the firm value of the company, defined as its market capitalization plus debt outstanding less cash and cash equivalents on hand, as a multiple of (i) the company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest twelve month (“LTM”) period, based on publicly reported financial results, as of the date of the opinion and projected for the 2003 and 2004 fiscal years; and (ii) the company’s earnings before interest and taxes (“EBIT”) for LTM period, based on publicly reported financial results, as of the date of the opinion and projected for the 2003 and 2004 fiscal years. SunTrust Robinson Humphrey also analyzed the stock price of each of the selected publicly-traded reference companies as a multiple of the company’s (i) free cash flow (“FCF”) for the LTM period, based on publicly reported financial results, as of the date of the opinion, and projected for the 2003 and 2004 fiscal years; and (ii) earnings per share (“EPS”) for the LTM period, based on publicly reported financial results, as of the date of the opinion and projected for the 2003 and 2004 fiscal years. All multiples were based on closing stock prices as of February 27, 2004. Projected EBITDA, EBIT and EPS for the reference companies were based on Bloomberg consensus estimates. Bloomberg is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. Projected FCF for the reference companies was based on estimates contained in selected equity research reports published by nationally recognized investment banking firms. The following table sets forth the mean and median multiples indicated by the market analysis of the selected publicly-traded reference companies:

	Reference Companies
	Mean		Median
Firm Value to:
LTM EBITDA	10.50	x	9.95	x
2003E EBITDA	10.75		10.68
2004E EBITDA	10.36		10.51
LTM EBIT	13.70		14.07
2003E EBIT	13.47		14.11
2004E EBIT	11.99		11.99
Equity Value to:
LTM FCF	22.27	x	23.75	x
2003E FCF	17.14		17.14
2004E FCF	16.26		16.26
LTM EPS	21.42		20.70
2003E EPS	19.23		19.77
2004E EPS	18.23		18.26

     Based upon the mean and median multiples derived from this analysis and Integrity’s LTM ended September 30, 2003 results and projected 2003 and 2004 results, SunTrust Robinson Humphrey calculated a range of implied equity values for Integrity between $0.00 and $15.39 per share using the reference companies’ mean multiples and a range of implied equity values for Integrity between $0.00 and $15.64 using the reference companies’ median multiples. The weighted average and median implied equity values derived from this analysis using the reference companies’ mean multiples and Integrity’s LTM ended September 30, 2003 results and projected 2003 and 2004 results were $6.56 and $6.40 per share, respectively. The weighted average and median implied equity values derived from this analysis using the reference companies’ median multiples and Integrity’s LTM ended September 30, 2003 results and projected 2003 and 2004 results were $6.61 and $6.35 per share, respectively. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

     SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded reference companies was identical to Integrity and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies and Integrity.

Analysis of Selected Merger and Acquisition Transactions

     SunTrust Robinson Humphrey performed an analysis of selected completed and pending reference transactions involving specialty publishing companies announced between January 1, 2001 and February 27, 2004 that it deemed relevant.

     For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, the consideration paid in such transactions, including the assumption of debt by the acquiring company, for the selling company, as a multiple of LTM EBITDA and EBIT, as well as the consideration paid in such transactions for the equity of the selling company as a multiple of shareholders’ equity. EBITDA, EBIT and shareholders’ equity were based on historical financial information available in public filings of the selling company related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	All Reference Transactions
	Mean		Median
Firm Value to:
LTM EBITDA	5.69	x	8.79	x
LTM EBIT	5.62		14.43
Equity Value to:
Shareholders’ Equity	2.70	x	2.58	x

     Based upon the multiples derived from this analysis and Integrity’s results for the LTM period ended September 30, 2003, SunTrust Robinson Humphrey calculated a range of implied equity values for Integrity between $1.01 and $8.20 per share using the mean multiples for the reference transactions and a range of implied equity values for Integrity between $5.70 and $9.91 using the median multiples from the reference transactions. The weighted average and median implied equity values derived from this analysis using the mean multiples from the reference transactions and Integrity’s LTM ended September 30, 2003 results were $3.84 and $5.71 per share, respectively. The weighted average and median implied equity values derived from this analysis using the median multiples from the reference transactions and Integrity’s LTM ended September 30, 2003 results were $7.81 and $7.84 per share, respectively. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

     SunTrust Robinson Humphrey noted that no transaction utilized in the analysis of selected merger and acquisition transactions is identical to the proposed merger and that, accordingly, the analysis necessarily involves complex considerations and judgments with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Integrity, such as the impact of competition on the business of Integrity and the industry generally, industry growth or changes in the financial markets in general.

Premiums Paid Analysis

     SunTrust Robinson Humphrey performed an analysis of the premiums paid in two groups of selected merger and acquisition transactions which in SunTrust Robinson Humphrey’s judgment were deemed to be relevant to the proposed merger for purposes of this analysis. The first group consisted of acquisitions of public companies from January 1, 2000 to December 31, 2003 by an acquiror that included a member or members of the selling company’s management and that resulted in the selling company no longer remaining a public company (“Going Private with Management Participation” transactions) and included 43 transactions. The second group consisted of acquisitions of public companies from January 1, 2001 to December 31, 2003 with a transaction value between $40 and $80 million (“Recent Similar-Sized Transactions”) and included 98 transactions. For each group, SunTrust Robinson Humphrey reviewed the percentage premium paid in such transactions for the equity of the selling company relative to the selling company’s closing stock price one day, five days and one month prior to public announcement of the transaction. The table below summarizes the range of premiums paid for each of the two groups of transactions described above.

	Purchase Price Premium
	Prior to Announcement
	1 Day	5 Days	30 Days
Going Private with Management Participation
Mean Premium	37.1%	43.3%	47.8%
Median Premium	31.6	31.4	42.2
Recent Similar-Sized Transactions
Mean Premium	37.1%	43.9%	56.3%
Median Premium	30.7	33.8	45.1

     Based upon the premiums paid on the Going Private with Management Participation transactions, SunTrust Robinson Humphrey calculated a range of implied equity values for Integrity between $4.89 and $5.40 per share using the mean premiums for the selected transactions and a range of implied equity values for Integrity between $4.70 and $5.19 per share using the median premiums for the selected transactions. The mean and median implied equity values derived from this analysis using the mean premiums from the selected transactions and Integrity’s closing stock price one day, five days and 30 days prior to the announcement of the initial offer by Kona on November 21, 2003 were $5.23 and $5.39 per share, respectively. The mean and median implied equity values derived from this analysis using the median premiums from the selected transactions and Integrity’s closing stock price one day, five days and 30 days prior to the announcement of the initial offer by Kona on November 21, 2003 were $4.95 and $4.95 per share, respectively. Based upon the premiums paid on the Recent Similar-Sized transactions, SunTrust Robinson Humphrey calculated a range of implied equity values for Integrity between $4.89 and $5.71 per share using the mean premiums for the selected transactions and a range of implied equity values for Integrity between $4.67 and $5.30 per share using the median premiums for the selected transactions. The mean and median implied equity values derived from this analysis using the mean premiums from the selected transactions and Integrity’s closing stock price one day, five days and 30 days prior to the announcement of the initial offer by Kona on November 21, 2003 were $5.34 and $5.42 per share, respectively. The mean and median implied equity values derived from this analysis using the median premiums from the selected transactions and Integrity’s closing stock price one day, five days and 30 days prior to the announcement of the initial offer by Kona on November 21, 2003 were $5.00 and $5.04 per share, respectively. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

Discounted Cash Flow Analysis

     SunTrust Robinson Humphrey performed a discounted cash flow analysis of Integrity based upon projections provided by Integrity’s management for the fiscal years ending December 31, 2004 through 2008 to estimate the net present equity value per share of Integrity. SunTrust Robinson Humphrey calculated a range of net present firm values for Integrity based on its free cash flow over the projected time period using a weighted average cost of capital for Integrity ranging from 12% to 20% and terminal value multiples of fiscal year 2008 EBIT and EBITDA of 10.0x to 14.0x and 6.0x to 10.0x, respectively. SunTrust Robinson Humphrey also calculated a terminal value for Integrity utilizing a perpetual growth rate of 3.0% to 5.0% on Integrity’s fiscal 2008 free cash flow. The analysis indicated a range of implied equity values for Integrity between $1.32 and $13.18 per share. SunTrust Robinson Humphrey compared these implied equity values per share to the proposed merger consideration of $6.50 per share.

Information Regarding SunTrust Robinson Humphrey

     The special committee selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the proposed merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and because it is familiar with Integrity’s industry. SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with Integrity in the ordinary course of business. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated December 5, 2003, the special committee has agreed to cause Integrity to pay SunTrust Robinson Humphrey an opinion fee of $185,000, of which $25,000 was paid upon execution of such letter agreement and $160,000 was payable upon the delivery of the fairness opinion. The fees paid or payable to SunTrust Robinson Humphrey are not contingent upon the contents of the opinion delivered. In addition, Integrity has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Position of Integrity, Kona and the Colemans as to Purposes, Reasons, Alternatives and Effects of the Merger

     Purposes. The purpose of the merger is to allow Integrity to ensure that the number of record holders of its Class A common stock remains under 300 so that Integrity may terminate and maintain the termination of the registration of its Class A common stock under the Exchange Act, while providing liquidity for the holders of Integrity Class A common stock other than the continuing stockholders and maximizing value to be received by all holders of Integrity common stock.

     Alternatives. The board and the Colemans considered various alternatives to the merger, as described under “Special Factors — Background of the Merger.”

     Reasons. The special committee’s reasons for recommending the adoption of the merger agreement and approval of the merger and the reasons of Kona and the Colemans undertaking this merger are described under “Special Factors — Background of the Merger” and “ — Reasons for the Special Committee’s Recommendation.”

     Reduction in the Number of Stockholders. We believe that the merger will reduce the number of Class A common stock record stockholders from approximately 191 to approximately 8.

     Termination of Securities Exchange Act Registration and Reporting Requirements. Our Class A common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. After the merger, we will have substantially fewer than 300 holders of record of Class A common stock and be eligible to terminate our obligation to continue filing periodic reports under the Exchange Act. As soon as possible after the effective time of the merger, we will file for deregistration of the Class A common stock under the Exchange Act and will become a “private” company. Termination of this filing requirement under the Exchange Act will substantially reduce the information we are required to furnish to our stockholders and to the SEC.

     With respect to our executive officers and directors, in the event of the termination of the registration of our Class A common stock and our obligation to file reports under the Exchange Act:

•	our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act; and

•	our executive officers and directors may be deprived of the ability to dispose of their shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

     Effect on Market for Shares. Our Class A common stock is currently traded on the Nasdaq National Market In conjunction with the deregistration of our Class A common stock under the Exchange Act, we will also voluntarily delist our Class A common stock from the Nasdaq National Market. Therefore, if you are a continuing stockholder, an active market will no longer exist for you to sell your shares.

     Effects on Affiliates. As a result of the merger, Kona will cease to exist. As described below, the merger will have various effects on our officers and directors, each of whom may, as a result of his or her position with us, be deemed to be an affiliate of ours. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of us or the beneficial owner of 10% or more of our outstanding shares, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

     Key Employee Change In Control Agreements. The consummation of the merger meets the definition of “change in control” under the terms of the Key Employee Change in Control Agreements entered into between Integrity and a number of its key employees, thus requiring Integrity, following the effectiveness of the merger and upon the occurrence of a separate triggering event, to make a change in control payment to each key employee. However, Integrity expects that each employee that is a party to a Key Employee Change in Control Agreement with Integrity will waive his or her right to receive such payment in connection with the merger. As a result, Integrity does not expect to make any payments to its key employees under the terms of the Key Employee Change in Control Agreements in connection with the merger.

     References in this section to “we,” “us” and “our” refer to Integrity, Kona and the Colemans, as applicable. Kona, the Colemans and Integrity share substantially similar positions on the purpose, reasons and alternatives of the merger.

     On Stockholders

     The merger will have various effects on our affiliated and unaffiliated stockholders, as described below. The effects of the merger to a stockholder will vary based on whether the stockholder’s shares will be cashed out in the merger. The determination of whether or not any particular shares of our Class A common stock will be cashed out in the merger will be based on whether the holder of those shares is one of the 14 named officers of Integrity. As described under “Security Ownership of Certain Beneficial Owners and Management,” we expect current executive officers and directors to beneficially own a total of approximately 3,996,897 shares immediately after the merger compared to 3,894,987 as of the record date of the special meeting.

     Cashed-Out Stockholders. The merger will have both positive and negative effects on the Class A common stockholders other than the continuing stockholders owning our shares immediately prior to the effective time, including those described below.

     Positive effects:

     As a result of the merger, the cashed-out stockholders will:

•	receive $6.50 per share in cash, which price represents approximately an 82% premium to the closing price of Integrity’s Class A common stock on November 20, 2003, the last trading day before the public announcement on November 21, 2003 of Mr. Coleman’s privatization proposal to Integrity’s board of directors, and exceeds the market prices of Integrity’s Class A common stock for approximately 16 months prior to that date; and

•	be able to liquidate their holdings without incurring any service charges or brokerage commissions.

     Negative effects:

     As a result of the merger, the cashed-out stockholders will:

•	no longer have any equity interest in Integrity, and, therefore, will not participate in its future potential earnings (or losses) or growth, if any;

•	not be able to re-acquire an equity interest in Integrity unless they purchase shares from the remaining stockholders, although we have no reason to anticipate that the remaining stockholders will transfer their shares to third parties; and

•	potentially be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

     Remaining Stockholders. The merger will have both positive and negative effects on stockholders who remain as stockholders if the merger is effected, including those described below.

     Positive effects:

     Continuing interest in the ongoing business of Integrity. The remaining stockholders will retain their equity interest in Integrity and, therefore, will participate in its future potential earnings or growth.

     Negative effects:

     Decreased liquidity. The liquidity of the shares of Class A common stock held by stockholders may be further reduced by the merger. Our Class A common stock is currently listed on the Nasdaq National Market. Following the merger, any trading in our Class A common stock will continue only to occur in privately negotiated transactions subject to a Shareholders Agreement to be executed prior to the effective time of the merger between Integrity, P. Michael Coleman and the following stockholders: Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (the “shareholders”). The Shareholders Agreement contains restrictions on the ability of the shareholders to convey, pledge, assign, transfer, hypothecate, encumber or otherwise dispose of their shares of Integrity common stock following the effectiveness of the merger. Subject to the terms of the Shareholders Agreement, the shareholders may transfer their shares of Integrity common stock in connection with any of the following: (i) dissolution or liquidation of Integrity, (ii) merger of Integrity into another company, or any consolidation, share exchange, combination, reorganization or like transaction the consummation of which is subject to prior approval by Integrity’s stockholders, (iii) the exercise of a pro rata right to sell shares in the event Mr. Coleman receives a bona fide offer to purchase his Integrity stock, or (iv) the receipt by a shareholder of a bona fide offer from a third party to purchase his or her Integrity common stock followed by Integrity’s declination of its right to purchase all of the shares that are the subject of such third party offer under the same terms and conditions. In addition, subject to the terms of the Shareholders Agreement and in the event of a sale of Integrity, Mr. Coleman has the right to require each shareholder to (i) sell all of his or her shares of Integrity common stock to the proposed purchaser and/or (ii) vote his or her shares in favor of such sale. Further, subject to the terms of the Shareholders Agreement, Integrity has the right to purchase all or a portion of a shareholder’s shares at a price set by the Shareholders Agreement in the event such shareholder’s employment with Integrity is terminated.

     Increased Share Ownership of Executive Officers and Directors. As a result of the merger, it is expected that the percentage of beneficial ownership of our common stock held by our current executive officers and directors as a group will increase from approximately 67% to 100% due solely to the cash out of our Class A common stockholders other than the continuing stockholders. For a description of the assumptions we used in determining the numbers of shares and related percentages that we expect to be held by current officers and directors immediately after the merger, please see “Security Ownership of Certain Beneficial Owners and Management.”

     It is expected that, upon completion of the merger, the operations of Integrity will be conducted substantially as they currently are being conducted. Integrity and Kona do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Integrity’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Integrity, as the surviving corporation, will continue to evaluate Integrity’s business and operations after the merger and may develop new plans and proposals that Integrity considers to be in the best interests of Integrity and its then current stockholders.

Officers and Directors of the Surviving Corporation

     The merger agreement provides that the current officers of Integrity will continue as the initial officers of Integrity as the surviving corporation until their respective successors are duly appointed and qualified. Immediately following the effective time of the merger agreement, our board of directors will be increased from six (6) directors to seven (7) directors and Key Principal Partners, LLC will be entitled to one board seat, which will be filled by Cindy Babitt, a representative of Key, and Key Principal Partners, LLC will have one board observation right. It is expected that, in general, all members of Integrity’s current management will continue as management of Integrity as the surviving corporation. It is also expected that, including the appointment of Cindy Babitt to the board, all of Integrity’s directors will continue as directors of Integrity as the surviving corporation.

Kona’s Financing of the Merger

     Kona Acquisition Corp. will borrow the funds necessary to complete the proposed transaction through a five year senior secured credit facility to be provided by LaSalle Bank, N.A., as well as a seven year senior subordinated debt facility to be provided by Key Principal Partners, LLC.

     Kona and Integrity will be co-borrowers on the senior secured facility, which will consist of a $12,000,000 revolving line of credit, a $6,200,000 secured term loan A and a $4,436,666 mortgage term loan B. It is anticipated that Kona, who along with Integrity and certain subsidiaries of Integrity will be liable for all obligations under the senior secured credit facility, will use some of the proceeds of the term loan A to fund a portion of the consideration or expenses payable in connection with the proposed transaction. Borrowings under the term loan A will accrue interest, at Kona’s and the other borrowers’ option, at either LIBOR plus a margin ranging from 2.25% to 3.00%, depending on Integrity’s leverage ratio, or at LaSalle’s prime rate plus a margin ranging from 0.25% to 0.75%. The term loan A will be payable in 19 quarterly installments of $258,333 each plus a final payment at maturity of $1,033,333. The senior secured credit facility will be secured by a lien on substantially all of the borrowers’ real and personal property and will contain various restrictive covenants, including a maximum leverage ratio, a minimum fixed charge ratio, a minimum net worth covenant and restrictions on capital expenditures.

     In connection with the senior subordinated debt facility, Key Principal Partners, LLC will purchase from Kona $15 million face amount of senior subordinated notes with detachable warrants. The senior subordinated notes will accrue interest at 14.5% per annum, 12.5% of which will be payable quarterly and 2.0% of which may be deferred at Kona’s option. The principal amount of the notes will be payable in two semi-annual payments of $7,500,000 each beginning on the last day of the sixth month of the seventh year following issuance of the notes. The senior subordinated debt facility will contain various restrictive covenants, including a minimum debt service coverage ratio, a minimum leverage ratio, a minimum EBITDA covenant and restrictions on the incurrence of additional debt and the payment of dividends.

     The detachable equity warrants, when exercised, will entitle the holders thereof to purchase in the aggregate 7% of Integrity’s common stock on a fully diluted basis at an exercise price of $.01 per share. In addition, Key will receive a $220,000 payment upon redemption of the warrants. The exercise price and the number of shares of common stock are both subject to adjustment in certain cases referred to below.

     The Warrants will be exercisable at any time on or before the later to occur of payment in full of the senior subordinated debt and the eight year anniversary of the issuance of the warrants.

     In addition, the holders may put back the warrants to Integrity at any time after the five year anniversary of their issuance for cash consideration equal to the higher of 5.5X EBITDA less net debt and the fair market value of the warrants as determined by an independent investment banking firm. Integrity will have the right to call the warrants at any time after the six year anniversary of their issuance using the same method of valuation.

     Holders of the warrants will be entitled to one board seat and one board observation right, and will have the right to receive their pro rata share of any cash dividends whether or not the warrants have been exercised.

     The number of common shares purchasable upon exercise of the warrants and the exercise price will be subject to antidilution rights standard for this type of instrument. The holders of the warrants will be entitled to participate in any sale of common stock to any unaffiliated third party, such participation to be pro rata with the common shareholders. In addition, the holders of the warrants will have a right of first refusal, subject to customary exceptions, to purchase future equity issuances on a pro rata basis in order to maintain its ownership position.

     In the event of a sale of all of the common stock of Integrity to a third party, the holders of the warrants, or common stock in the event the warrants have been exercised, will be obligated to sell all of their warrants or common stock, as the case may be.

     Integrity plans to repay the loans through cash flow from future operations and there are no alternative financing arrangements or alternative financing plans in the event that the primary financing plans fall through.

Risks That the Merger Will Not Be Completed

Completion of the merger is subject to certain risks, including, but not limited to, the following:

•	that the holders of more than 10% of the outstanding shares of Integrity Class A common stock exercise their appraisal rights, not including any shares for which appraisal rights are exercised held by the continuing stockholders;

•	that the merger agreement will not be adopted and approved at the special meeting by (i) a majority of the outstanding stock entitled to vote at the special meeting (under the merger agreement, Mr. Coleman is committed to vote for the merger) and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors;

•	that Integrity’s primary lender, LaSalle Bank, N.A., will not have consented to the consummation of the merger;

•	that Kona shall not have consummated borrowings sufficient to pay the merger consideration and related expenses from one or more lenders under terms satisfactory to Kona;

•	that Integrity, Kona or Coleman will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger;

•	that the representations and warranties made by Integrity, Kona or Coleman in the merger agreement will not be true and correct to the extent provided in the merger agreement at the closing date of the merger;

•	Integrity may experience a circumstance, event, occurrence or effect that individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on Integrity and, as a result, Kona or Coleman could terminate the merger agreement; and

•	that there may be litigation that could prevent the merger.

     We have had discussions with LaSalle Bank, N.A. regarding the consent required from LaSalle pursuant to our loan agreements with them. Management believes that LaSalle will give its consent to the merger. LaSalle is also the senior debt lender in this proposed merger.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the current management of Integrity, under the direction of the board of directors, will continue to manage Integrity as an ongoing business. If the merger is not completed, depending on the circumstances, Integrity may be required to reimburse certain expenses of Kona and conversely, Kona may be required to reimburse certain expenses of Integrity. See “Proposal to Approve the Merger Agreement – Termination of the Merger Agreement.”

Other Risks Related to the Merger

     The special committee and the full board also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

•	During two short time periods since May 12, 1995, from July 16, 2001 through December 13, 2001 and from May 6, 2002 through July 19, 2002, the closing price of Integrity’s Class A common stock on Nasdaq exceeded the $6.50 per share merger consideration.

•	The conflict of interest created by Mr. Coleman’s affiliation with Kona and by the expectation that the Colemans would continue as directors of Integrity and Mr. Coleman would continue as Chairman, President and Chief Executive Officer of Integrity after the merger, as well as the other factors discussed in “Special Factors – Interests of Certain Directors of Integrity; Appointment of Special Committee.”

•	The risk that the announcement of the merger may have a negative effect on the trading price of the Class A common stock listed on the Nasdaq National Market.

•	If the merger is not consummated under circumstances further discussed in “Proposal to Approve the Merger Agreement – Termination of the Merger Agreement,” Integrity may be required to reimburse Kona for expenses relating to the merger agreement and related transactions.

•	Following the merger, Integrity will be a privately held company and as a result there will be no trading market for the Class A common stock.

•	Integrity’s current Class A common stockholders other than the continuing stockholders will cease to participate in any future earnings (or losses) and appreciation of value of Integrity after the merger.

Interests of Certain Directors of Integrity; Appointment of Special Committee

     In considering the recommendation of the board of directors, Integrity stockholders should be aware that two of Integrity’s directors, P. Michael Coleman and his spouse, Jean C. Coleman, collectively own or control over 2% of Integrity’s Class A common stock and 100% of Integrity’s Class B common stock and 94% of the voting power and have interests different from Integrity stockholders generally. As a result of this conflict of interest, the board of directors appointed the special committee. The special committee consists of directors William A. Jolly, Heeth Varnedoe III and Jimmy M. Woodward, none of whom is an officer or employee of Integrity. Also, none of Messrs. Jolly, Varnedoe and Woodward have any financial interest in Kona or in the merger different from Integrity stockholders generally except for continued service on our board after the merger. They each beneficially own less than 1% of the outstanding shares of Class A common stock, which will be cashed out in the merger under the same terms as those non-continuing stockholders. The board of directors believes that this ownership is not material to the financial position of Messrs. Jolly, Varnedoe and Woodward, and had no material impact on their ability to independently evaluate the merger. The special committee was appointed to review, evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of Integrity’s public stockholders. The special committee and the board of directors were aware of the differing interests between the Colemans and Integrity’s stockholders generally, and considered such differing interests, among other matters, in reviewing, evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

Merger Consideration to be Received by The Coleman Charitable Foundation, Inc.

     The Coleman Charitable Foundation, Inc., a non-profit corporation within the meaning of section 501(c)(3) of the Internal Revenue Code formed by P. Michael Coleman, owns 55,000 shares of Class A common stock and will be paid $6.50 per share for such shares in the merger under the same terms and conditions as the cashed out stockholders for an aggregate merger consideration of $357,500. Although Mr. Coleman has the power to vote the shares owned by The Coleman Charitable Foundation, he does not have a pecuniary interest in such shares and therefore, will not receive any consideration paid to The Coleman Charitable Foundation in the merger.

Merger Consideration to be Received by Directors of Integrity Other Than the Colemans

     The directors of Integrity other than the Colemans will be entitled to receive $6.50 per share of Integrity Class A common stock held by them upon completion of the merger. As of the record date, the following directors of Integrity will be entitled to receive the following amounts in the merger for their shares of Integrity Class A common stock:

	Number
	of Shares of
	Class A	Aggregate Merger
Name	Common Stock	Consideration
William A Jolly	0	$0
Charles V. Simpson	500	$3,250
Heeth Varnedoe III	4,500	$29,250
Jimmy M. Woodward	1,000	$6,500

Total	6,000	$39,000

Continuing Equity Interests of the Officers of Integrity Other Than Mr. Coleman

     The following officers of Integrity will continue to own the same number of shares of Class A common stock after the merger: Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor. As of the record date, these 13 officers of Integrity other than P. Michael Coleman owned the following shares of Class A common stock:

Number
of Shares of
Class A
Name	Common Stock
Jerry W. Weimer	103,000
Donald J. Moen	7,400
Daniel D. McGuffey	50,000
Keith J. Manwaring	100
Chris E. Thomason	0
Robert G. Rist	6,297
Donald S. Ellington	0
Jeff Friend	0
Robert Brenner	0
Todd Burkhalter	0
Debra Mayes	0
Doug Meduna	0
Joyce O’Connor	0

Total	166,797

Continuing Equity Interests of the Colemans

     P. Michael Coleman owns all of the issued and outstanding capital stock of Kona. At the closing of the merger, Kona’s common stock will be cancelled and retired and shall cease to exist. In addition, Mr. Coleman owns of record 100 shares of Class A common stock and beneficially owns, through The Coleman Charitable Foundation, 55,000 shares of Class A common stock and beneficially owns, through Jean C. Coleman and The Coleman Limited Partnership, all 3,385,000 shares of Integrity’s Class B common stock. At the closing of the merger, Mr. Coleman, due to The Coleman Charitable Foundation receiving cash in the merger under the same terms as the non-continuing stockholders, will beneficially own 100 shares of Class A common stock, and each share of Integrity Class B common stock will be converted into one share of Class A common stock and Mr. Coleman, Jean C. Coleman and The Coleman Limited Partnership will continue to hold such converted shares after the merger.

     The beneficial ownership by P. Michael Coleman, The Coleman Charitable Foundation, The Coleman Limited Partnership and Jean C. Coleman of the Class A and Class B common stock of Integrity immediately prior to and following the merger, and their voting power, will be as follows:

	Prior to Merger					After Merger
	Number of		Number of			Number of
	Shares of		Shares of			Shares of
	Class A		Class B		Voting	Class A		Voting
	Common		Common		Power	Common		Power
Name	Stock	Percentage	Stock	Percentage	Percentage	Stock	Percentage	Percentage
The Coleman Limited Partnership	—	—	223,021	6.6%	6.2%	223,021	6.3%	6.3%
The Coleman Charitable Foundation	55,000	2.3%	—	—	Less than 1%	—	—	—
P. Michael Coleman	55,100	2.3%	3,385,000	100%	93.6%	3,385,100	95.3%	95.3%
Jean C. Coleman	55,100	2.3%	3,385,000	100%	93.6%	3,385,100	95.3%	95.3%

     Voting power percentage takes into account all of Integrity’s outstanding Class A common stock, which has one vote per share, and its outstanding Class B common stock, which has ten (10) votes per share. At the effective time of the merger, each share of Class B common will be converted into one share of Class A common stock. Following the merger, there will be no Class B common stock issued and outstanding.

Treatment of Stock Options Held by the Directors of Integrity Other Than the Colemans

     The directors of Integrity other than the Colemans will be entitled to receive $6.50 per option to purchase a share of Class A common stock held by them upon completion of the merger minus such option’s exercise price. As of the record date, the following directors of Integrity will be entitled to receive the following amounts in the merger for their options to purchase shares of Integrity Class A common stock:

	Number
	of Options to
	Purchase Shares		Aggregate
	of Class A	Option Exercise	Merger
Name	Common Stock	Prices	Consideration
William A Jolly	1,000	$4.35	$2,150
	5,000	$7.00	$0
	5,000	$4.95	$7,750
Total	11,000		$9,900

Charles V. Simpson	5,000	$7.00	$0
	5,000	$4.95	$7,750
Total	10,000		$7,750

Heeth Varnedoe III	1,000	$4.35	$2,150
	5,000	$7.00	$0
	5,000	$4.95	$7,750
Total	11,000		$9,900

Jimmy M. Woodward	1,000	$3.125	$3,375
	1,000	$3.25	$3,250
	1,000	$4.35	$2,150
	5,000	$7.00	$0
	5,000	$4.95	$7,750
Total	13,000		$16,525

Total	45,000		$44,075

     The Colemans do not own any options to purchase Integrity common stock.

Treatment of Stock Options Held by the Officers of Integrity

     All outstanding options to purchase shares of Integrity Class A common stock held by the continuing stockholders shall remain outstanding after the merger. As of the record date, these 14 officers of Integrity owned the following options to purchase shares of Class A common stock:

Number
of Options to
Purchase Shares
of Class A
Name	Common Stock
P. Michael Coleman	0
Jerry W. Weimer	200,000
Donald J. Moen	95,000
Daniel D. McGuffey	75,000
Keith J. Manwaring	15,000
Chris E. Thomason	20,000
Robert G. Rist	20,000
Donald S. Ellington	20,000
Jeff Friend	5,000
Robert Brenner	20,000
Todd Burkhalter	20,000
Debra Mayes	10,000
Doug Meduna	15,000
Joyce O’Connor	1,000

Total	516,000

Indemnification and Insurance

     Integrity is organized under the laws of the State of Delaware. The Delaware General Corporation Law, as amended, provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance the expenses under the Delaware General Corporation Law does not exclude other rights to which a Corporate Agent may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Under Delaware law, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under Delaware law. Integrity has purchased directors and officers insurance providing indemnification to Integrity’s directors and officers for these types of liabilities.

     As permitted by Delaware law, Article VII of Integrity’s certificate of incorporation, as amended, contains a provision which limits the personal liability of directors for monetary damages for breach of their fiduciary duties as directors except to the extent such limitation of liability is prohibited by Delaware law. In accordance with Delaware law, this provision does not limit the liability of any director for any breach of the director’s duty of loyalty to Integrity or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for approval of certain unlawful payments of dividends or stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derives an improper personal benefit. This provision does not limit the rights of Integrity or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s fiduciary duty. In addition, this provision applies only to claims against a director arising out of his role as a director and does not relieve a director from liability for violations of statutory law, such as certain liabilities imposed on a director under the federal securities laws.

     Article VI of Integrity’s certificate of incorporation and Section VI of Integrity’s bylaws include provisions requiring indemnification of Integrity’s officers, directors and employees to the full extent not prohibited by Section 145 of the Delaware General Corporation Law under the circumstances set forth therein.

     Directors of Integrity also have indemnification rights pursuant to indemnification agreements entered into between Integrity and each director. These agreements expand on the indemnification rights contained in the certificate of incorporation and bylaws by, among other things, providing detailed procedures to enable the director to obtain an advance of expenses while a claim is pending and that address the method for determining whether the director is entitled to indemnification. For example, the director indemnification agreements create a presumption that the director is entitled to indemnification, which may be overcome only by clear and convincing evidence to the contrary. The agreements obligate the Company to provide liability insurance covering the director during his service as a director and for five years thereafter, and the agreements detail the relative rights of the parties with respect to the defense and settlement of claims.

Estimated Fees and Expenses of the Merger

     Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under specified circumstances described in “Proposal to Approve the Merger Agreement – Termination of the Merger Agreement,” Integrity will pay Kona up to an aggregate of $400,000 for reimbursement of the out-of-pocket expenses of Kona incurred in connection with the merger, and under other specified circumstances, Kona will pay Integrity up to an aggregate of $100,000 for reimbursement of the out-of-pocket expenses of Integrity incurred in connection with the merger.

     Fees and expenses of Integrity with respect to the merger are estimated at this time to be as follows:

Description	Amount
Filing fee (SEC)		$1,826.54
Legal, accounting and financial advisors’ fees and expenses		[____]
Printing, mailing and solicitation costs		[____]
Miscellaneous expenses		[____]

Total	$	[____]

     These expenses will not reduce the cash merger consideration to be paid to the cashed-out stockholders.

Past Transactions

     2003 Acquisition of Sarepta Music (Pty) Ltd

     On March 31, 2003, Integrity purchased all assets and assumed the outstanding liabilities of Sarepta Music (Pty) Ltd. Integrity paid, net of cash acquired, $191,000 to complete the transaction. Integrity accounted for this transaction under the purchase method of accounting and accordingly, allocated the purchase price to cash, accounts receivable, fixed assets and intangibles.

     2002 Acquisition of M2 Communications, L.L.C.

     On June 28, 2002, Integrity purchased all assets and assumed the outstanding liabilities of M2 Communications, L.L.C. Integrity paid, net of cash acquired, $4.8 million to complete the transaction. The transaction was funded partly from operating cash and the issuance of $3 million additional debt through Integrity’s credit facility. Integrity accounted for this transaction under the purchase method of accounting and accordingly, allocated the purchase price to cash, accounts receivable, fixed assets and intangibles. In connection with this acquisition, Integrity entered into an employment agreement with the President of M2 Communications, which provides for a cash retention bonus in the total aggregate amount of $2.5 million, payable in one installment of $250,000 on June 29, 2006 and three equal $750,000 installments on June 29, 2007, 2008 and 2009.

PROPOSAL TO APPROVE THE MERGER AGREEMENT

Overview

     At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of March 1, 2004, among Integrity, Kona and Mr. Coleman, pursuant to which Kona will be merged with and into Integrity, with Integrity being the surviving corporation. Upon the closing of the merger, if you are a holder of shares of our Class A common stock or options to purchase shares of Class A common stock other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) in any discrete account, each issued and outstanding share of Integrity Class A common stock held by you will be converted into the right to receive $6.50 in cash, without interest and each option to purchase a share Class A common stock held by you will be converted into the right to receive $6.50 in cash minus such option’s exercise price . If you are a holder of shares of our Class A common stock or options to purchase shares Class A common stock and one of P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity), you will continue to own the same number of shares of Integrity Class A common stock or options to purchase shares Class A common stock after the merger. The outstanding shares of Kona’s common stock will, in the aggregate, be cancelled and retired and shall cease to exist. In addition, if you are a holder of shares of our Class B common stock, each of your shares will be converted into one share of Class A common stock and you will continue to own the same number of shares of converted stock after the merger.

The Parties

     Integrity Media, Inc
     1000 Cody Road
     Mobile, Alabama 36695

     Integrity Media, Inc., a Delaware corporation, is a media/communications company that produces, publishes and distributes Christian music, books and related products. A more detailed description of Integrity’s business and financial results is contained in Integrity’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference. See also “Where Stockholders Can Find More Information” and “Additional Information and Documents Incorporated by Reference.”

     Kona Acquisition Corp.
     c/o Integrity Media, Inc.
     1000 Cody Road
     Mobile, Alabama 36695

     Kona Acquisition Corp., a Delaware corporation, was formed at the direction of P. Michael Coleman solely for the purpose of engaging in the transactions contemplated by the merger agreement. Kona has not conducted any significant activities other than those incident to its approval and execution of the merger agreement and related documents. Kona has no material assets or liabilities, other than its rights and obligations under the merger agreement.

     P. Michael Coleman

     P. Michael Coleman, who beneficially owns 100% of the outstanding capital stock of Kona and approximately 60% of the outstanding capital stock of Integrity and is the Chairman, President and Chief Executive Officer of Integrity, co-founded Integrity in 1987 when he and a partner purchased the music operations of Integrity Communications, Inc. from Charles Simpson Ministries, Inc. He has served as Chairman, President and the Chief Executive Officer of Integrity since 1987. In his capacity, Mr. Coleman oversees the company and the senior managers of the Music division, Book division, Finance and Administration, Legal Affairs, and the Direct to Customer division. Prior to 1987, Mr. Coleman served as president of several different organizations in the Christian communications industry. In December 1999, Mr. Coleman earned a Master of Business Administration degree for global executives from Duke University. The business address for Mr. Coleman is 1000 Cody Road, Mobile, Alabama 36695 and the telephone number is (251) 633-9000.

Effect of the Merger on Stockholders

     If approved at the special meeting, the merger will affect our stockholders as follows after completion of the merger, based on their holding as of the effective time of the merger:

Stockholder as of Effective Time	Net Effect After Merger
Class A common stockholders who are one of P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity):
Shares of Class A common stock will continue to be outstanding and stockholder will receive no cash.

Class A common stockholders other than P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity)
Shares of Class A common stock will be cashed out at a price of $6.50 per share.

Class B common stockholders	Each share of Class B common stock will be converted into one share of Class A common stock and such converted shares will continue to be outstanding after the merger and the holders will receive no cash.

The Merger Agreement

     The following description of the merger agreement describes the material terms of the merger agreement. A complete copy of the merger agreement appears as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the entire merger agreement carefully.

The Merger

     The merger agreement provides that, subject to the conditions summarized below, Kona will merge with and into Integrity. Upon consummation of the merger, Kona will cease to exist and Integrity will continue as the surviving corporation.

Effective Time of Merger

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. This time is referred to as the “effective time.” Integrity and Kona have agreed to file the certificate of merger as soon as possible following satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Conversion of Integrity Class A Common Stock and Class B Common Stock

     At the effective time, each outstanding share of Integrity Class A common stock owned by holders other than the continuing stockholders, who are P. Michael Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert G. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity) will automatically be converted into and represent the right to receive $6.50 in cash, without interest, and in the case of options to purchase shares of Class A common stock, the compensation committee of Integrity’s board will take such action necessary and appropriate to cause, at the effective time, each option to be converted into and represent the right to receive, $6.50 in cash per option, without interest, minus such option’s exercise price, except for shares held by stockholders seeking appraisal rights in accordance with Delaware law. Further, the compensation committee will also take such action necessary and appropriate to cause, at the effective time, each option not held by the continuing stockholders that has an exercise price equal to or exceeding $6.50 to be cancelled.

     At the effective time, each outstanding share of Integrity Class A common stock and option to purchase shares of Class A common stock owned by the continuing stockholders shall remain outstanding, except for shares held by stockholders seeking appraisal rights in accordance with Delaware law. None of these shares or options will be cancelled in the merger.

     At the effective time, each outstanding share of common stock of Kona will be cancelled and retired and shall cease to exist.

     At the effective time, each outstanding share of Integrity Class B common stock will be converted into one share of Class A common stock and such converted shares shall remain outstanding after the merger, except for shares held by stockholders seeking appraisal rights in accordance with Delaware law.

Payment for and Exchange of Shares

     Prior to the effective time of the merger, Kona will deposit with Integrity’s transfer agent, LaSalle Bank, N.A., sufficient funds to pay the merger consideration for the cashed out stockholders. Within two business days after the effective time of the merger, Integrity as the surviving corporation, will cause to be mailed to each stockholder of record immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration or delivery of a Class A common stock certificate of the surviving corporation.

     Stockholders of Integrity should not forward stock certificates to the paying agent until they have received the letter of transmittal.

     Each of our cashed out stockholders who are stockholders of record will be entitled to receive $6.50 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. Each of our Class B common stockholders who are stockholders of record will be entitled to receive a certificate representing the number of shares of Class A common stock of the surviving corporation that such holder is entitled to only upon surrender to the paying agent of a Class B share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If a share certificate has been lost, stolen or destroyed, the holder of such certificate is required to make an affidavit of that fact and to give to Integrity, as the surviving corporation, at its option, a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such share certificate before any payment of the merger consideration will be made to such holder. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

     If you hold your shares in an account with a bank or broker, you will not receive a letter of transmittal. Instead, if you beneficially own our common shares in any discrete account, your bank or broker will handle the surrender of your shares and will credit your cash account with the appropriate amount.

     Six months after the effective time of the merger, the paying agent will deliver to Integrity, as the surviving corporation, all cash in its possession, which has been deposited with the paying agent and which has not been disbursed to holders of share certificates. Thereafter, holders of certificates will surrender their certificates to Integrity as the surviving corporation and will be entitled to look only to Integrity as the surviving corporation and only as general creditors of the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Neither Integrity as the surviving corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Share Certificates

     From and after the effective time, the cashed out stockholders will cease to have any rights with respect to their shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

Payment for Options

     Prior to the effective time of the merger, Kona will deposit with Integrity’s transfer agent, LaSalle Bank, N.A., sufficient funds to pay the merger consideration for the cashed out option holders. Within two business days after the effective time of the merger, each of our cashed out option holders will be entitled to receive $6.50 per option held by such holder minus such option’s exercise price.

Representations and Warranties

     Representations and Warranties of Integrity. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Integrity to Kona and Coleman (subject to material adverse effect and knowledge limitations) relating to, among other things:

•	Integrity’s and its subsidiaries’ due organization, valid existence, good standing and requisite corporate power and authority to carry on their businesses as now being conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and Integrity’s certificate of incorporation and bylaws and any applicable laws;

•	the capitalization of Integrity;

•	the stockholder voting requirements to approve the merger;

•	the receipt by the special committee of Integrity’s board of directors of the fairness opinion of SunTrust Robinson Humphrey;

•	the adequacy and accuracy of filings made by Integrity with the SEC since December 31, 2002;

•	the conduct of Integrity’s business in the ordinary course and the absence of material changes in Integrity’s business, capitalization or accounting practices since December 31, 2002;

•	the absence of any claims, actions, proceedings or governmental investigations pending or threatened against Integrity or its subsidiaries;

•	the absence of undisclosed brokers’, finders’ or other commissions or fees; and

•	the accuracy of information concerning Integrity in this proxy statement and the Schedule 13E-3 filed in connection with the merger;

     Representations and Warranties of Kona and Coleman. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Kona and Coleman to Integrity, relating to, among other things:

•	the due organization, valid existence, good standing and requisite corporate power and authority of Kona to carry on its business as it is now being conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and Kona’s certificate of incorporation or bylaws, any applicable law or material contracts or agreements;

•	the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for Kona to complete the merger;

•	the capitalization of Kona;

•	the accuracy of information concerning information provided by Kona in connection with this proxy statement and the Schedule 13E-3 filed in connection with the merger;

•	the sole purpose of Kona is to engage in the transactions contemplated by the merger agreement;

•	the delivery of the commitment letter dated February 27, 2004 addressed to Integrity and the commitment letter dated February 18, 2004 addressed to Kona and representation that such commitment letters are in full force and effect, any fees payable under such commitment letters have been paid and that the proceeds under such commitment letters are sufficient to pay the merger consideration to the cashed out stock and option holders; and

•	the solvency of Kona.

     Representations and Warranties of Coleman. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Coleman to Integrity, relating to, among other things:

•	that Coleman beneficially owns an aggregate of 55,100 shares of Integrity Class A common stock and 3,385,000 of Integrity Class B common stock;

•	that Coleman is the sole holder of record and beneficial holder of all of the outstanding capital stock of Kona;

•	the authorization, execution, delivery and enforceability of the merger agreement; and

•	the refusal of Coleman to sell, transfer or otherwise dispose of the shares of Integrity Class A common stock and Integrity Class B common stock that he beneficially owns, other than those shares held by The Coleman Charitable Foundation, to a third party.

Conduct of Business Pending the Merger

     The merger agreement imposes various restrictions on Integrity’s conduct and operations until the merger is completed. Integrity has agreed that, prior to the effective time, Integrity and each of its subsidiaries will use all reasonable efforts to conduct their businesses in all material respects only in the ordinary course of business and consistent with past practice, use commercially reasonable efforts to preserve intact their present business organizations, and keep available the services of its officers and employees. Integrity has also agreed, subject to identified exceptions, that it will not and will not permit any of its subsidiaries to do, among other things, any of the following without the prior written consent of Kona:

•	amend its certificate of incorporation or by-laws or similar governing documents;

•	declare, set aside or pay any dividend or make other distributions in respect of, or adjust, split, combine, or reclassify any shares of Integrity’s or any of its subsidiaries’ capital stock;

•	issue, grant, sell, or pledge or authorize the issuance, grant, sale or pledge, of any shares of, or rights of any kind to acquire any shares of, its capital stock;

•	without the prior approval of the board of directors of Integrity, sell or otherwise dispose of or encumber any assets which are material to Integrity’s business, except in the ordinary course of business and consistent with past practice; or acquire or agree to acquire material assets from another person;

•	without the prior approval of the board of directors of Integrity, enter into or amend any material contract, except in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of Integrity;

•	except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay to, or enter into any employment agreement with, any of its executive officers or directors;

•	increase or enter into any contract to increase the compensation of its officers or employees; or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or employee benefit plan;

•	without the prior approval of the board of directors of Integrity, settle or compromise any material claims or litigation;

•	except as required by law, rule, regulation or U.S. GAAP, make any change in its accounting methods;

•	create or acquire any subsidiaries;

•	make any material tax election or settle or compromise any material tax liability; and

•	take any action that would or is reasonably likely to result in a material breach of any provision of the merger agreement or in any of its representations and warranties set forth in the merger agreement being untrue on the closing date of the merger.

Class B Common Stock Restrictions

     Until the earlier of the effective time of the merger or termination of the merger agreement, each Class B common stockholder has agreed not to directly or indirectly sell, transfer or otherwise dispose of any shares of Class B common stock or convert any shares of Class B common stock into shares of Class A common stock.

Financing

     In the event that the financing arrangements with LaSalle Bank and Key Principal Partners fall through, Kona has agreed to use its commercially reasonable efforts to obtain alternative debt funding in an amount equal to the amount to be provided by LaSalle Bank and Key Principal Partners, in each case on substantially comparable terms and conditions.

Voting by Coleman

     Mr. Coleman has agreed to vote all of the shares of Class A common stock and Class B common stock that he beneficially owns in favor of the merger. Mr. Coleman has also agreed to use his best efforts to ensure that all other continuing stockholders vote all of their shares of Class A common stock in favor of the merger.

Conditions to the Merger

     Conditions to Each Party’s Obligation. The obligations of each party to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of specified conditions, including the following:

•	the merger and the merger agreement shall have been adopted and approved by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors;

•	the absence of any injunction, legal or regulatory restraint, statute, rule, regulation or order that prohibits the completion of the merger;

•	the parties to the merger agreement have obtained all consents, authorizations, orders, and approvals of (or filings or registrations with), any governmental entity or other persons needed in connection with the merger and the other transactions contemplated by the merger agreement; and

•	the opinion of SunTrust Robinson Humphrey delivered to the special committee of the board of directors shall not have been withdrawn.

     Conditions to Kona’s and Coleman’s Obligation. The obligations of Kona and Coleman to complete the merger are subject to the satisfaction, or waiver by Kona or Coleman, on or prior to the effective time of certain conditions, including the following:

•	the representations of Integrity relating to capitalization, authorization, required stockholder vote and delivery of the SunTrust Robinson Humphrey fairness opinion;

•	there must not be inaccuracies in the representations and warranties of Integrity such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Integrity;

•	Integrity shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger;

•	there shall not have occurred an event that could reasonably be expected to have a material adverse effect on Integrity;

•	holders of not more than 10% of the outstanding shares of Integrity Class A common stock shall have exercised their right to appraisal under the Delaware General Corporation Law, not including any shares for which appraisal rights are exercised held by the continuing stockholders; and

•	Kona shall have consummated borrowings sufficient to pay the merger consideration and related expenses from one or more lenders under terms satisfactory to Kona;.

     Conditions to Integrity’s Obligation. The obligation of Integrity to effect the merger is subject to the satisfaction, or waiver by Integrity, on or prior to the effective time, of certain conditions, including the following:

•	there must not be inaccuracies in the representations and warranties of Kona such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Integrity; and

•	Kona and its stockholders shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger.

Waiver

     At any time prior to the effective time of the merger, any party to the merger agreement may with respect to any other party extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement.

Termination of the Merger Agreement

     The merger agreement may be terminated before the effective time of the merger, whether before or after the stockholders of Integrity have approved and adopted the merger agreement:

•	by mutual written consent authorized by the respective boards of directors of Integrity and Kona;

•	by either Integrity, Kona or Coleman if the merger is not completed within 182 days of the date of the merger agreement, and a breach of the merger agreement by the terminating party has not caused the delay;

•	by either Integrity, Kona or Coleman if a court of competent jurisdiction or other governmental authority shall have issued a final and non-appealable order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the merger;

•	by either Integrity, Kona or Coleman, if the merger agreement has not been approved by (i) a majority of the outstanding stock entitled to vote at the special meeting and (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors;

•	by Kona or Coleman, if Integrity shall have breached or failed to perform in any respect any of its representations, warranties or covenants required to be performed by it under the merger agreement and such breach is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied;

•	by Kona or Coleman, if the special meeting of Integrity’s stockholders to approve the merger shall not have occurred within 180 days of the date of the merger agreement;

•	by Kona or Coleman, if an “Adverse Recommendation” shall have occurred;

•	by Kona or Coleman, if there shall have occurred a material adverse effect with respect to Integrity;

•	by Integrity, if Kona or Coleman shall have breached or failed to perform in any respect any of its material representations, warranties or covenants required to be performed by it under the merger agreement and such breach is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied; and

•	by Integrity, following the second business day after Kona’s receipt of a “Notice of Superior Proposal” from Integrity.

     Under the merger agreement, an “Adverse Recommendation” shall be deemed to have occurred if there shall have been a Superior Proposal and the board of directors of Integrity (with the Colemans abstaining) shall have: (i) withdrawn or modified in a manner adverse to Kona, or proposed publicly to withdraw or modify in a manner adverse to Kona, the recommendation of Integrity’s board of directors to the stockholders of Integrity to vote to approve the merger agreement; or (ii) recommended, or proposed publicly to recommend, the approval or adoption of any such Superior Proposal or resolved or agreed to take such action.

     Under the merger agreement, a “Superior Proposal” means any bona fide offer made by a third party which, if consummated, would result in such third party acquiring, directly or indirectly, more than 38.44% of the voting power of Integrity capital stock or all or substantially all the assets of Integrity and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that Integrity’s board of directors or a committee thereof determines in its good faith judgment to have a higher value per share than the per share cash merger consideration payable in the merger and which proposal is determined in good faith by the board of directors to be more favorable to Integrity’s stockholders than the merger, in each case taking into account any changes to the terms of the merger agreement proposal by Kona in response to such Superior Proposal or otherwise.

     Under the merger agreement, “Notice of Superior Proposal” means a notice from Integrity advising Kona that the board of directors of Integrity has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal, stating that the board of directors of Integrity intends to exercise its right to terminate the merger agreement, and including copies of all documents and written communications relating to such Superior Proposal exchanged between Integrity or any of its officers, directors, investment bankers, attorneys, accountants, or other advisors, on the one hand, and the party making a Superior Proposal or any of its officers, directors, investment banks, attorneys, accountants, or other advisors, on the other hand (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new two business day period).

     Generally, if the merger agreement is terminated, other than as described below, or in the event of a material willful breach of the merger agreement by Kona, Coleman or Integrity, there will be no liability on the part of either Coleman, Kona or Integrity or their respective officers or directors.

     If neither Kona nor Coleman is in material breach of any representation, warranty or covenant contained in the merger agreement and if the merger agreement is terminated by Integrity in response to the receipt of a Superior Proposal by Integrity’s board of directors or by Kona because (i) Integrity shall have breached any representation, warranty or covenant contained in the merger agreement in any material respect and such breach (if capable of being cured) is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied; (ii) the special meeting of Integrity’s stockholders to approve the merger shall not have occurred within 180 days from the date of the merger agreement; (iii) an Adverse Recommendation shall have occurred; or (iv) a material adverse effect with respect to Integrity shall have occurred, then Integrity will be obligated to reimburse Kona for all reasonable out-of-pocket fees and expenses actually incurred by Kona in connection with the merger up to an aggregate amount not to exceed $400,000.

     If Integrity is not is in material breach of any representation, warranty or covenant contained in the merger agreement and if the merger agreement is terminated by Integrity because Kona or Coleman shall have breached any representation, warranty or covenant contained in the merger agreement in any material respect and such breach (if capable of being cured) is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied, then Kona will be obligated to reimburse Integrity for all reasonable out-of-pocket fees and expenses actually incurred by Integrity in connection with the merger up to an aggregate amount not to exceed $100,000.

     If the merger agreement is terminated by Kona, Coleman or Integrity because the merger is not approved at the special meeting by either (i) a majority of the outstanding stock entitled to vote at the special meeting or (ii) a majority of the shares of our Class A common stock entitled to vote at the special meeting neither held by the continuing stockholders, The Coleman Charitable Foundation nor those holders affiliated with Integrity as officers or directors, then Integrity will be obligated to reimburse Kona for 50% of all reasonable out-of-pocket fees and expenses actually incurred by Kona in connection with the merger.

Expenses of the Parties

     Except for the reimbursement of expenses to Kona and Integrity in the event of termination of this merger agreement as described above, each of Integrity and Kona shall bear its own fees and expenses incurred in connection with the merger and the merger agreement, and Integrity is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation, filing, printing and mailing of this proxy statement and any amendments to this proxy statement.

Indemnification; Directors’ and Officers’ Insurance

     Integrity has agreed to indemnify Kona, its officers, directors, and stockholders, and their respective successors and permitted assigns and their representatives, attorneys, consultants and agents from and against any and all actual damages, costs and expenses resulting from any claims of current or former stockholders of Integrity against such persons made in connection with the merger, except that such indemnity will not apply to any losses relating to any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Integrity by Kona or any Kona stockholder expressly for use in the this proxy statement, or the Schedule 13E-3.

     Integrity has agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of Integrity or any of its subsidiaries as provided in its Certificate of Incorporation, Bylaws and the director indemnification agreements, as in effect on the date of the merger agreement with respect to matters occurring prior to the effective time of the merger, shall survive the merger and continue in full force and effect without modification for a period of not less than five years following the effective time of the merger. In addition, Integrity has agreed to indemnify and hold harmless, to the full extent permitted by applicable law and regardless of whether the merger becomes effective, each officer, director, employee or agent of Integrity or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of the merger and merger agreement, to the extent that it was based on the fact that he or she is or was a director, officer or employee of Integrity and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the merger.

     Further, Integrity has agreed to maintain officers’ and directors’ liability insurance and fiduciary insurance covering its directors, officers and employees who are covered by Integrity’s current officers’ and directors’ liability insurance and fiduciary insurance policies for a period of five years on terms not less favorable than those in effect as of the date of the merger agreement.

Amendments

     The merger agreement may be amended by the parties to the merger agreement at any time before or after approval of the merger agreement by the stockholders of Integrity and prior to the effective time of the merger; provided, however, that after the approval of the merger agreement by the stockholders of Integrity, there shall be made no amendment that by law requires further approval by the stockholders of Integrity without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Material U.S. Federal Income Tax Consequences

     The following is a general summary that describes the material United States federal income tax consequences of the merger upon certain stockholders and option holders of Integrity. This summary does not purport to be comprehensive; it does not address all of the tax consequences that may be relevant to particular stockholders or option holders because of their personal circumstances or to special classes of holders such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, investment companies, persons who hold shares as a position in a “straddle” or as a part of a “hedging” or “conversion” transaction, and foreign taxpayers. The discussion applies only to stockholders in whose hands shares of Integrity common stock are capital assets, and may not apply to shares of Integrity common stock received pursuant to the exercise of stock options or otherwise as compensation, or to stockholders or option holders who are neither citizens nor residents of the United States or to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion applies only to holders of options that acquired their options in their capacity as employees or in respect of services they provided. The discussion is based upon the Code, the Treasury Regulations promulgated thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. No information is provided herein with respect to any tax consequences under applicable foreign, state, local or other tax law. Because individual circumstances may differ, stockholders and option holders are urged to consult their own tax advisors to determine the applicability of the rules discussed below to them and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

     Integrity Stockholders. The disposition of Integrity shares by the Integrity stockholders pursuant to the merger, or pursuant to the exercise of dissenters’ rights will be a taxable transaction. Cash received by a stockholder of Integrity pursuant to the merger or pursuant to the exercise of dissenters’ rights will be treated as received by the stockholder as a distribution in redemption of the stockholder’s Integrity shares, subject to the provisions and limitations of Section 302 of the Code.

     In the case of an Integrity stockholder who receives only cash in exchange for all of his or her common shares of Integrity, where after the merger the former shareholder does not own any new share of Integrity (directly or indirectly through the constructive ownership or attribution rules of Section 318 of the Code under which shareholders are treated as holding not only his or her own shares, but also shares held by certain related persons and entities), the shareholder generally will recognize capital gain or capital loss upon the redemption. Capital gain or capital loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the aggregate tax basis of the shares surrendered. The gain or loss will be long-term gain or loss if the shareholder has held, or is deemed to have held, his or her common shares for more than one year as of the effective time of the merger.

     In the case of an Integrity shareholder who receives only cash in the merger or pursuant to the exercise of dissenters’ rights, but continues to own an indirect interest in Integrity because of the application of the constructive ownership rules of Section 318 of the Code, unless certain requirements of Section 302 of the Code are met, as discussed in the following paragraph, the shareholder will have dividend income to the extent of the earnings and profits of Integrity (without regard to any actual gain or loss). Any amount received in excess of the earnings and profits of Integrity would be treated as a nontaxable return of capital to the shareholder, reducing his or her basis, but not below zero. Any excess would be capital gain.

     The redemption will generally meet the requirements of Section 302 of the Code, and not be treated as a dividend as described in the preceding paragraph, if it is “not essentially equivalent to a dividend.” Whether the redemption is “not essentially equivalent to a dividend” depends on the individual facts and circumstances of each shareholder but in any event must result in a meaningful reduction of a shareholder’s proportionate share interest in Integrity. Generally, in the case of an Integrity shareholder whose share interest in Integrity (relative to the total number of Integrity shares outstanding) is minimal, and who exercises no control or management power over the affairs of Integrity, any actual reduction in proportionate interest will be treated as “meaningful.” For purposes of determining whether there has been a meaningful reduction in interest, an Integrity shareholder will be treated as owning shares owned by certain related persons or entities pursuant to Section 318 of the Code. Because of the complexity of the requirements of Section 302 of the Code, shareholders are urged to consult their own tax advisors regarding the proper treatment of the gain recognized by such shareholder in the merger.

     Where an amount received in redemption of shares is treated as a distribution of a dividend, proper adjustment of the basis of the remaining stock must be made with respect to the shares redeemed.

     Non-dissenting stockholders not receiving cash in exchange for their shares of common stock, will recognize neither gain nor loss for U.S. federal income tax purposes as a result of the merger. Moreover, there will be no change in either the stockholder’s adjusted tax basis or capital gains holding period in such shares as a result of the merger.

     Kona and Integrity. Neither Kona nor Integrity will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

     Integrity Option Holders. A holder of options who receives cash in cancellation of such options will recognize, as ordinary income for United States federal income tax purposes, the cash payment received. If the option holder is an employee, or received the options as an employee, including a director who is an employee, the cash payments received by him or her will constitute wage income and will be subject to withholding of income and employment taxes. If the option holder is a non-employee director, the cash payment will be self-employment income.

     Backup Withholding. Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if the stockholder fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after request therefore; furnishes an incorrect taxpayer identification number; is notified by the IRS that such stockholder has failed to report properly payments of interest or dividends; or under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

Anticipated Accounting Treatment of Merger

     For U.S. accounting purposes, the merger will be accounted for under treasury stock method. The acquired shares will be retired.

Certain Regulatory Matters

     Integrity and Kona do not believe that any governmental filings are required with respect to the merger other than the filing of the certificate of merger with the Secretary of State of the State of Delaware, and filings with the SEC.

Appraisal Rights

     Under Delaware law, if you do not wish to accept $6.50 per share in cash as provided in the merger agreement, or, if you do not wish to remain the owner of the same number of shares of Integrity common stock after the merger, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law (“DGCL”) to perfect their rights. A copy of Section 262 is attached as Appendix C.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger.

     If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

     If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the merger consideration for any shares of Integrity common stock you hold as of the effective time as provided for in the merger agreement but you will have no appraisal rights for your shares of Integrity common stock.

     All demands for appraisal should be addressed to the Secretary, Integrity Media, Inc., 1000 Cody Road, Mobile, Alabama 36695 before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Integrity common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Integrity common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within ten days after the effective time of the merger, Integrity must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the effective time of the merger, either Integrity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from Integrity during this 120-day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. Integrity does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

     Under the merger agreement, Integrity has agreed to give Kona prompt notice of any demands for appraisal received by Integrity. In addition, a condition to the completion of the merger requires that holders of no more than 10% of the total number of outstanding shares of Integrity Class A common stock request to exercise their appraisal rights, not including any shares for which appraisal rights are exercised held by the continuing stockholders. Kona has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Integrity will not, except with the prior written consent of Kona, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

     At any time within 60 days after the effective time of the merger, any Class A common stockholder who has demanded an appraisal has the right to withdraw the demand and to accept $6.50 per share for his or her shares of Integrity Class A common stock, if such stockholder is not one of the continuing stockholders, or to accept his or her shares of Integrity common stock if such stockholder is a Class B common stockholder or a Class A common stockholder who is one of the continuing stockholders. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Integrity, Integrity then will be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with Integrity as to the value of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of common or preferred stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME OR LESS THAN THE $6.50 PER SHARE YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS, INCLUDING THE OPINION OF SUNTRUST ROBINSON HUMPHREY, ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     Costs of the appraisal proceeding may be imposed upon Integrity and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     Any stockholder who demands appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the $6.50 per share merger consideration for shares of his or her Integrity common stock or retain his or her Integrity common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may be made only with the written approval of the surviving corporation.

     The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C and consult with legal counsel because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters’ rights under Delaware law.

UNAUDITED PRO FORMA FINANCIAL DATA

The following Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 2003 give effect to the merger as if the operations of Integrity Media, Inc., and Kona Acquisition Corp., were combined on January 1, 2003. The acquisition of the minority shares and resultant merger will be accounted for as an acquisition of treasury stock. Integrity Media, Inc., prepares its financial statements on the basis of a fiscal year ending on December 31. Kona is a newly formed corporation in 2003 and had no operations to report for the year ended December 31, 2003 other than payment of legal and professional fees related to the proposed merger. The following Unaudited Pro Forma Combining Balance Sheet as of December 31, 2003 was prepared as if the merger occurred on December 31, 2003 and all expenses and adjustments needed to complete the merger had occurred prior to December 31, 2003.

The Unaudited Pro Forma Combining Statements of Operations and Unaudited Pro Formal Combining Balance Sheet set forth below reflect several material adjustments, including among others, the additional debt incurred to fund the merger, additional interest incurred as a result of the additional debt, and the repurchase and cancellation of all shares not owned by officers of Integrity Media, Inc. These adjustments are based on estimates and therefore subject to change. Any changes to the estimates are not expected to have a material impact on the Unaudited Pro Forma Combining Financial Statements.

The Unaudited Pro Forma Combining Financial Statements are derived from the historical statements of Integrity Media. The operations and balance sheet information for Kona have been omitted from this presentation as their operations, assets and liabilities are de minimis. Integrity Media believes that all adjustments necessary to present fairly such unaudited financial information have been made. The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Registrant, which are included in its Form 10K for the year ended December 31, 2003.

The Unaudited Pro Forma Combining Financial Statements do not purport to represent what Integrity Media’s results of operations actually would have been if the merger had occurred as of such date or what such results will be for any future periods.

Unaudited Pro Forma Combining Financial Statements
Unaudited Pro Forma Statement of Operations for the Year ended December 31, 2003

	Integrity
	Media, Inc.	Pro Forma		Pro Forma
	Historical	Adjustments		Combined
Net Revenue	$74,264			$74,264
Cost of Sales	37,233			37,233

Gross Profit	37,031			37,031
Marketing and fulfillment expenses	13,690			13,690
General and administrative expenses	19,586			19,586

Income from Operations	3,755			3,755
Other expenses (income)
Interest expense, net	415	$1,802	(1)	2,217
Other expenses (income)	1			1

Income before minority interest and taxes	3,339	(1,802)		1,537
Provision for income taxes	(1,249)	685	(2)	(564)
Minority interest, net of applicable taxes	(208)			(208)

Net income	$1,882	$(1,117)		$765

Net income per share — basic	$0.34	$0.50		$0.23
Net income per share — diluted	$0.32	$0.50		$0.20
Weighted average number of shares outstanding
Weighted average number of shares outstanding
Basic	5,611	(2,218	)(3)	3,393
Diluted	5,958	(2,218	)(3)	3,740

See notes to pro forma combining financial statements

Unaudited Pro Forma Combining Balance Sheet as of December 31, 2003

	Integrity
	Media,			Pro
	Inc.	Pro Forma		Forma
	Historical	Adjustments		Combined
ASSETS
Cash	$3,142	$14,416	(4)	$3,142
		(14,416	)(5)
Trade Receivables, less allowance for returns and doubtful accounts of $2,300	10,847			10,847
Other receivables	143			143
Inventories	7,389			7,389
Other current assets	6,835			6,835

Total current assets	28,356			28,356
Property and equipment, net of accumulated depreciation of $7,179	10,909			10,909
Product masters, net of accumulated amortization of $22,321	4,737			4,737
Other assets	7,503			7,503

Total assets	51,505			51,505
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Line of Credit	4,500			4,500
Current portion of long-term debt	2,690			2,690
Accounts payable and accrued expenses	7,746			7,746
Royalties Payable	6,630			6,630
Other Current Liabilities	1,909			1,909

Total Current Liabilities	23,475			$23,475
Long-term debt	7,119	14,515	(4)	21,634
Other Long-term Liabilities	630			630

Total Liabilities	31,224	14,515		45,739
Minority Interest	563			563
Stockholders’ Equity
Preferred stock, $0.01 par value; 500,000 shares authorized, none issued and outstanding	0			0
Class A common stock, $0.01 par value; 7,500,000 shares; 3,551,897 and 3,531,897 shares issued and outstanding	24	34	(6)	58
Class B common stock, $0.01 par value; 10,500,000 shares; 0 and 0 shares issued and outstanding	34	(34	)(6)	0
Additional paid-in capital	13,001	(13,001	)(5)	0
Unearned compensation	(371)			(371)
Retained earnings	7,181	(1,514	)(5)	5,667
Equity adjustments from foreign translation	(151)			(151)
Total stockholders’ equity	19,718	(14,515)		5,203

Total liabilities and stockholders’ equity	$51,505	$0		$51,505

Book value per weighted average common share — Basic	$3.51			$1.53
Book value per weighted average common share — Diluted	$3.31			$1.39

See notes to pro forma combining financial statements

Notes to Unaudited Pro Forma Combining Financial Statements

Note 1. Basis of Presentation

     The accompanying Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 2003 give effect to the merger as if the operations of Integrity Media, Inc., and Kona Acquisition Corp., were combined on January 1, 2003. Integrity Media prepares its financial statements on the basis of a fiscal year ending on December 31. Pro forma earnings per share are calculated based on the number of shares of common stock outstanding at December 31, 2003.

     Kona Acquisition Corp., formed in 2003, reported only non-recurring expenses related to the proposed merger for their results of operations for the twelve months ending December 31, 2003. Because Kona did not have any normal operations to report for this period, Kona’s historical results of operations are excluded from the Unaudited Pro Forma Combining Statements of Operations for the twelve months ending December 31, 2003.

     The Unaudited Pro Forma Combining Balance Sheet as of December 31, 2003 and Statement of Operations were prepared as if the merger occurred on December 31, 2003 and adjustments needed to complete the merger have been included as if they had occurred on that date.

     Note 2. Pro Forma Adjustments

     The pro forma statements reflect the following adjustments:

(1)	Increase in interest expense of $1.8 million based on additional debt of $14.4 million at an annual interest rate of 12.5%. The Company estimates that an increase or decrease in interest rates of 1/8% would increase or decrease interest expense by approximately $18,000.

(2)	Reflects income tax effects of the pro forma adjustments assuming an effective tax rate of 38%.

(3)	The number of shares outstanding will be reduced by 2,217,886 shares which represent the number of shares repurchased and canceled once the merger is completed.

(4)	Reflects the proceeds of the additional debt required to repurchase the shares and complete the merger. The $14,515,000 is the amount needed to fund the repurchase 2,217,886 shares at the offered price of $6.50/share.

(5)	Reflects the repurchase of 2,217,886 shares at the offered price of $6.50/share

(6)	The number of Class A shares issued and outstanding reflects the addition of 3,385,000 of shares converted from Class B common shares and the reduction of 2,217,886 shares repurchased and canceled in compliance with the proposed merger agreement. Per the merger agreement, each share of Integrity Class B common stock will be converted into one share of Integrity Class A common stock.

MARKET AND MARKET PRICE

     The Class A common stock of Integrity has been listed on the Nasdaq National Market since November 20, 2001 under the symbol ITGR. Between October 2, 1998 and November 19, 2001, Integrity’s common stock was traded on The Nasdaq Stock Market’s SmallCap Market under the symbol ITGR. Between July 1, 1994 and October 1, 1998, Integrity’s common stock was listed on the Nasdaq National Market under the symbol ITGR.

	2003		2002		2001
	High	Low	High	Low	High	Low
First Quarter	$4.75	$4.25	$6.45	$4.77	$4.06	$2.94
Second Quarter	5.17	4.28	7.48	5.15	5.91	3.31
Third Quarter	5.34	3.50	7.15	4.50	7.77	4.81
Fourth Quarter	6.10	3.30	5.56	3.75	8.80	5.76

     The closing sale price for shares of Integrity Class A common stock on the Nasdaq National Market on November 20, 2003, the last full trading day on which Integrity Class A common stock was traded before Integrity publicly announced on November 21, 2003 that it had received a merger proposal from Kona, was $3.57. On that date, the high and low sales prices of Integrity Class A common stock as reported on the Nasdaq National Market were both $3.57 per share. The average closing sale price per share of Integrity Class A common stock was $3.73 during the one-week period preceding that announcement. On March 1, 2004, the last trading day before public announcement of signing of the merger agreement, the closing price of Integrity Class A common stock as reported on the Nasdaq National Market was $6.10. On [          ], 2004, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Integrity Class A common stock as reported on the Nasdaq National Market was $[       ]. Stockholders should obtain a current market quotation for Integrity Class A common stock before making any decision with respect to the merger.

NUMBER OF STOCKHOLDERS

     As of March 15, 2004, there were issued and outstanding 2,384,783 shares of our Class A common stock held by approximately 191 holders of record and 3,385,000 shares of our Class B common stock held by 3 holders of record. Stockholders whose shares are held on their behalf by brokers, banks and other nominees are not included as part of the number of record holders.

DIVIDENDS

     Integrity has never declared or paid cash dividends on its common stock and has no plan to pay any cash dividends in the foreseeable future. Integrity’s credit facility with LaSalle Bank, N.A. includes restrictions on the payment of dividends. In addition, under the merger agreement, Integrity has agreed not to pay any cash dividends on its common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information as to the number of shares of Integrity Class A and Class B common stock that was beneficially owned as of December 31, 2003 by:

•	each director of Integrity;

•	the Chief Executive Officer and the four other most highly compensated executive officers of Integrity;

•	each of the major stockholders;

•	all Integrity directors and executive officers, as a group; and

•	each person, entity, or group of affiliated persons known by Integrity to be the beneficial owner of more than 5% of Integrity’s Class A or Class B common stock, based on that person’s or entity’s ownership of Integrity Class A or Class B common stock and the number of outstanding shares of Integrity Class A and Class B common stock as of December 31, 2003.

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, Integrity believes that the beneficial owners of shares of Integrity Class A and Class B common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

     The table also shows the pro forma percentage ownership for each of the above parties, assuming completion of the merger.

     The percentages were calculated based on the ratio of the number of shares of Class A and Class B common stock beneficially owned by such beneficial owner as of December 31, 2003, to the sum of:

•	5,769,783, the total number of outstanding shares of Class A and Class B common stock; and

•	the number of shares of Class A and Class B common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of December 31, 2003.

	SHARES OF CLASS A		SHARES OF CLASS B
	COMMON STOCK		COMMON STOCK		PRO FORMA
NAME OF BENEFICIAL	BENEFICIALLY OWNED		BENEFICIALLY OWNED		PERCENTAGE AFTER
OWNER(1)	NUMBER	PERCENTAGE	NUMBER	PERCENTAGE	MERGER
Financial & Investment	535,328	22.4%	—	—	0%
Management Group, Ltd.(2) 417 St. Joseph Street P.O. Box 40 Suttons Bay, MI 49682

Bruce Lev c/o Loeb Partners	127,590	5.4%	—	—	0%
Corporation(3) 61 Broadway New York, NY 10006

Discover Equity Partners, L.P.	221,300	9.3%	—	—	0%
(U.S. Bancor Piper Jaffray Discovery Group I, LLC)(4)
233 South Wacker Drive
Suite 3620
Chicago, IL 60606

The Coleman Limited Partnership	—	—	223,021	6.6%	6.3%
c/o Mr. P. Michael Coleman(5) 8651 Dawes Lake Road Mobile, AL 36619

The Coleman Charitable	55,000	2.3%	—	—	0%
Foundation (6)

P. Michael Coleman(7)	55,100	2.3%	3,385,000	100%	95.3%
Jean C. Coleman(8)	55,100	2.3%	3,385,000	100%	95.3%
Jimmy M. Woodward(9)	14,000	*	—	—	0%
Charles V. Simpson(10)	10,500	*	—	—	0%
Heeth Varnedoe III(11)	15,500	*	—	—	0%
Jerry W. Weimer(12)	203,000	8.5%	—	—	8.5	%(21)
Donald J. Moen(13)	86,290	3.6%	—	—	2.9	%(22)
Daniel D. McGuffey(14)	53,000	2.2%	—	—	3.5	%(23)
Keith J. Manwaring(15)	5,100	*	—	—	*	(24)
Chris E. Thomason(16)	18,200	*	—	—	*	(25)
Robert G. Rist(17)	26,297	1.1%	—	—	*
Donald S. Ellington(18)	12,000	*	—	—	*	(26)
William A. Jolly(19)	11,000	*	—	—	0%
All directors and executive officers as a group (13 persons)(20)	509,987	21.4%	3,385,000	100%	100	%(27)

*	Less than 1%.
(1)	Except as indicated, the address of each executive officer and director is 1000 Cody Road, Mobile, Alabama 36695.
(2)	Based on information from a Schedule 13F dated December 31, 2003.
(3)	Based on information from a Schedule 13F dated December 31, 2003.
(4)	Based on information from a Schedule 13G filed January 30, 2004.
(5)	P. Michael Coleman is the General Partner of the Coleman Limited Partnership and has sole voting and dispositive power over 223,021 shares of Class B common stock.
(6)	Includes 55,000 shares held by The Coleman Charitable Foundation over which Mr. Coleman as Chairman has shared voting and dispositive power.
(7)	Includes 100 shares of Class A common stock and 2,953,346 shares of Class B common stock owned by Mr. Coleman, 55,000 shares of Class A common stock owned by the Coleman Charitable Foundation, 208,633 shares of Class B common stock owned by Mrs. Coleman, and 223,021 shares of Class B common stock owned by the Coleman Limited Partnership.

(8)	Includes 208,633 shares of Class B common stock owned by Mrs. Coleman, 100 shares of Class A common stock and 2,953,346 shares of Class B common stock owned by Mr. Coleman, 55,000 shares of Class A common stock owned by the Coleman Charitable Foundation, and 223,021 shares of Class B common stock owned by the Coleman Limited Partnership.
(9)	Includes options to purchase 13,000 shares of Class A common stock, which are immediately exercisable.
(10)	Includes options to purchase 10,000 shares of Class A common stock, which are immediately exercisable.
(11)	Includes options to purchase 11,000 shares of Class A common stock, which are immediately exercisable.
(12)	Includes options to purchase 200,000 shares of Class A common stock, 180,000 of which are immediately exercisable and 20,000 of which are exercisable beginning in February 2004, and does not include 100,000 restricted shares of Class A common stock, which Mr. Weimer does not have the right to acquire beneficial ownership of within 60 days of December 31, 2003.
(13)	Includes options to purchase 78,890 shares of Class A common stock, which are immediately exercisable, and does not include options to purchase 16,110 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003.
(14)	Includes options to purchase 53,000 shares of Class A common stock, which are immediately exercisable, and does not include options to purchase 22,000 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003, or 50,000 restricted shares of Class A common stock, which Mr. McGuffey does not have the right to acquire beneficial ownership of within 60 days of December 31, 2003.
(15)	Includes options to purchase 5,000 shares of Class A common stock, which are immediately exercisable, and does not include options to purchase 10,000 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003.
(16)	Includes options to purchase 18,200 shares of Class A common stock, which are immediately exercisable, and does not include options to purchase 1,800 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003.
(17)	Includes options to purchase 20,000 shares of Class A common stock, which are immediately exercisable.
(18)	Includes options to purchase 12,000 shares of Class A common stock, which are immediately exercisable, and does not include options to purchase 8,000 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003.
(19)	Includes options to purchase 11,000 shares of Class A common stock, which are immediately exercisable.
(20)	Includes options to purchase 432,090 shares of Class A common stock, 412,090 of which are immediately exercisable and 20,000 of which are exercisable beginning in February 2004, and does not include options to purchase 57,910 shares of Class A common stock, which are not exercisable within 60 days of December 31, 2003, 150,000 restricted shares of Class A common stock, which the owners do not have the right to acquire beneficial ownership of within 60 days of December 31, 2003, or options to purchase 71,000 shares of Class A common stock held by Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity), 51,623 of which are within 60 days of December 31, 2003, because such owners are not executive officers of Integrity.
(21)	Also includes 100,000 restricted shares of Class A common stock, which will vest at the effective time of the merger.
(22)	Also includes options to purchase 16,110 shares of Class A common stock, which will be exercisable upon the effectiveness of the merger.
(23)	Also includes options to purchase 22,000 shares of Class A common stock, which will be exercisable upon the effectiveness of the merger, and 50,000 restricted shares of Class A common stock, which will vest at the effective time of the merger.
(24)	Also includes options to purchase 10,000 shares of Class A common stock, which will be exercisable upon the effectiveness of the merger.
(25)	Also includes options to purchase 1,800 shares of Class A common stock, which will be exercisable upon the effectiveness of the merger.
(26)	Also includes options to purchase 8,000 shares of Class A common stock, which will be exercisable upon the effectiveness of the merger.
(27)	Does not include options to purchase 71,000 shares of Class A common stock held by Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor (each an officer of Integrity), which are either currently exercisable or will be exercisable upon the effectiveness of the merger, because such owners are not executive officers of Integrity.

FUTURE STOCKHOLDER PROPOSALS

     We do not currently expect to hold a 2004 annual meeting of public stockholders, because upon completion of the merger, we would no longer have public stockholders or any public participation in our stockholder meetings. If the merger is not completed, we will hold a 2004 annual meeting of stockholders on a date which has not been determined at this time. Stockholder proposals for inclusion in our proxy statement for such 2004 annual meeting of stockholders would have to be submitted to our Corporate Secretary in writing and received by us at our corporate headquarters located at 1000 Cody Road, Mobile, Alabama 36695, Attention: Donald S. Ellington, Senior Vice President of Finance and Administration, a reasonable time before we begin to print and mail our proxy materials for that meeting.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, Integrity and Kona have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Integrity. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at Integrity’s executive offices during regular business hours by any Integrity stockholder or a representative of a stockholder as so designated in writing.

     Integrity stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Integrity at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located at 801 Brickell Avenue, Suite 1800, Miami, Florida 33131. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Integrity’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC located at: “http://www.sec.gov.” Information contained in the SEC’s website is not incorporated by reference into this proxy statement. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates.

ADDITIONAL INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows Integrity to “incorporate by reference” information into this proxy statement. This means that Integrity can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Integrity files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Integrity later files with the SEC may update and supercede the information in this proxy statement. Integrity incorporates by reference each document it files under Section 13(a), 13(c), or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Integrity also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003

•	Proxy Statement on Schedule 14A filed April 18, 2003

•	Current Report on Form 8-K filed March 2, 2004

•	Current Report on Form 8-K filed November 21, 2003

     The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Integrity since the date of this proxy statement or that the information herein is correct as of any later date.

     Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices). Integrity has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [         ], 2004. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

     Integrity has supplied all information contained in this proxy statement relating to Integrity, its subsidiaries and their respective directors, officers and affiliates, and Kona has supplied all information contained in this proxy statement relating to Kona and its directors, officers and affiliates.

     No provisions have been made in connection with the merger to grant stockholders access to Integrity’s corporate files or the corporate files of Kona, or to obtain counsel or appraisal services for stockholders at Integrity’s expense or the expense of Kona.

EXECUTION COPY

Appendix A

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 1, 2004, by and among INTEGRITY MEDIA, INC., a Delaware corporation (the “Company”), KONA ACQUISITION CORP., a Delaware corporation (“Kona”) and P. Michael Coleman (“Coleman”).

     WHEREAS, the respective Boards of Directors of the Company and Kona have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the statutory merger, on the terms and subject to the conditions set forth in this Agreement, of Kona with and into the Company (the “Merger”);

     WHEREAS, the respective Boards of Directors of the Company and Kona have approved, in accordance with the applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, based on the recommendation of the Special Committee (as defined in Section 3.01(e)(ii)), the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, approval of the Merger, and approval of the conversion of each issued and outstanding share of the Company’s Class A common stock, $0.01 par value per share (the “Company Class A Common Stock”), other than those issued and outstanding shares of Company Class A Common Stock Held (as defined in Section 8.13) by the Continuing Stockholders (as defined in Section 8.13), to the right to receive a cash payment from the Surviving Corporation (as defined in Section 1.01);

     WHEREAS, Coleman beneficially owns 55,100 shares of Company Class A Common Stock and 3,385,000 shares of the Company’s Class B common stock, $0.01 par value per share (the “Company Class B Common Stock”);

     WHEREAS, Coleman is the sole stockholder of Kona;

     WHEREAS, the sole stockholder of Kona has approved and adopted this Agreement and approved the Merger;

     WHEREAS, Coleman has informed the Company that the shares of Company Class A Common Stock and Company Class B Common Stock of which he has a pecuniary interest are not for sale, and that Coleman has no intention of selling, transferring or otherwise disposing of such shares of Company Class A Common Stock and Company Class B Common Stock; and

     WHEREAS, the Company, Kona and Coleman desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Kona shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Kona shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

     SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 11:00 a.m., Atlanta time, on a date to be specified by the parties, which shall be not later than the second Business Day (as defined in Section 8.13) after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, 30309, unless another time, date, or place is agreed to in writing by Kona and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

     SECTION 1.03. Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties shall: (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL; and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Kona and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and Bylaws of Surviving Corporation.

          (a) At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

          (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the

Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

     SECTION 1.06. Directors of Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

          SECTION 2.01. Conversion of Securities.

          (a) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Kona, the Company or any of their respective securityholders:

               (i) Company Class A Common Stock.

                    (A) Non-Continuing Stockholders. Each share of Company Class A Common Stock, other than those shares of Company Class A Common Stock Held by the Dissenting Stockholders (as defined in Section 2.01(a)(vii)), outstanding at the Effective Time Held by a Non-Continuing Stockholder (as defined in Section 8.13), shall be deemed canceled and converted into the right to receive cash in an amount equal to $6.50, without interest (the “Per Share Cash Merger Consideration”), and each such share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced a Non-Continuing Stockholder’s ownership of shares of Company Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Merger Consideration.

                    (B) Continuing Stockholders. Each share of Company Class A Common Stock, other than those shares of Company Class A Common Stock Held by the Dissenting Stockholders, outstanding at the Effective Time Held by a Continuing Stockholder, shall continue to represent one share of Class A common stock of the Surviving Corporation, and each certificate that immediately prior to the Effective Time evidenced a Continuing Stockholder’s ownership of shares of Company Class A Common Stock shall continue to evidence ownership of the same number of shares of Class A common stock of the Surviving Corporation.

               (ii) Surviving Corporation Class A Shares. Each share of Company Class B Common Stock outstanding at the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of Class A common stock of the Surviving Corporation. All shares of Class A common stock of the Surviving Corporation issued pursuant to this Section 2.01(a)(ii) (the "Surviving Corporation Class A Shares”) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof.

               (iii) Company Options.

                    (A) Non-Continuing Stockholders. Promptly following the execution and delivery of this Agreement, the Compensation Committee of the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide, and the Company shall cause (a) on the Business Day prior to the Effective Time, each unvested and unexercisable Company Option (as defined in Section 8.13) held by a Non-Continuing Stockholder to become fully vested and exercisable and (b) immediately prior to the Effective Time, each such unexpired and unexercised Company Option granted under the Integrity Incorporated 1999 Long-Term Incentive Plan and Integrity Media, Inc. 2001 Long-Term Incentive Plan to be cancelled either (i) if the Company Option has an exercise price per share of the Company Class A Common Stock previously subject to such Company Option that is less than the Per Share Cash Merger Consideration (an “Eligible Option”), in consideration of the right to receive cash in an amount equal to the excess of the Per Share Cash Merger Consideration over the exercise price (the “Option Payment”) or (ii) if the exercise price of the Company Option is greater than the Per Share Cash Merger Consideration (an “Ineligible Option”), without the payment of cash or issuance of other securities. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and shall be of no further force and effect. With regard to any Company Option granted under the Integrity Music, Inc. Long-Term Incentive Plan adopted in 1994, Integrity Music, Inc. 1994 Stock Option Plan for Outside Directors and Integrity Media, Inc. 2002 Stock Option Plan for Outside Directors, the Company shall use its reasonable best efforts to cause (x) each Non-Continuing Stockholder who is also a holder of an Eligible Option to exercise such Eligible Option prior to the Effective Time or to agree to the cancellation of such Eligible Option in exchange for the right to receive an Option Payment as provided for hereinabove and (y) each Non-Continuing Stockholder who is also a holder of an Ineligible Option to consent to the termination of such Ineligible Option prior to the Effective Time (each, an "Option Termination Consent”). Each Option Termination Consent shall include a confirmation from the holder that, upon the effectiveness of such cancellation or termination, he or she will have no rights relating to such Company Option, except to the extent contemplated hereinabove.

                    (B) Continuing Stockholders. Each Company Option outstanding at the Effective Time held by a Continuing Stockholder shall remain outstanding and become an obligation of the Surviving Corporation.

               (iv) Kona Common Stock. Each share of common stock of Kona, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (other than the refund to Coleman of his initial $100 capital contribution).

               (v) Fractional Shares. No fraction of a share of Company Class A Common Stock will be issued in the Merger, but in lieu thereof, any holder who would otherwise be entitled to a fraction of a share of Company Class A Common Stock (after aggregating all fractional shares of Company Class A Common Stock to be received by such holder) shall be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (A) such fraction, multiplied by (B) Per Share Cash Merger Consideration.

               (vi) Adjustments to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Class A Common Stock or Company Class B Common Stock), reorganization, reclassification, combination, recapitalization, or other like change with respect to Company Class A Common Stock or Company Class B Common Stock occurring after the date hereof and prior to the Effective Time, then each of the Per Share Cash Merger Consideration and the Surviving Corporation Class A Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

               (vii) Dissenting Stockholders. Any holder of shares of Company Class A Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Delaware Law; provided, that no such payment shall be made to a Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of Section 262 of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder fails to perfect, or effectively withdraws or loses, such Dissenting Stockholder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such Dissenting Stockholder is entitled under this Article 2 (without interest) upon surrender by such Dissenting Stockholder of the certificate or certificates representing the shares of Company Class A Common Stock held by such Dissenting Stockholder. If and to the extent required by applicable law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to Dissenting Stockholders. Upon satisfaction of all claims of Dissenting Stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation. The Company shall serve prompt notice to Kona of any demands for appraisal of any shares of Company Class A Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Kona shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Kona (which consent shall not be withheld unreasonably), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

          SECTION 2.02. Surrender of Certificates.

          (a) Exchange Agent. The Company’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

          (b) Provision of Total Cash Merger Consideration. Subject to the conditions set forth in Article VI of this Agreement, the total amount of cash to be paid in respect of the shares of Company Class A Common Stock pursuant to Section 2.01(a)(i)(A) and the Eligible Options pursuant to Section 2.01(a)(iii)(A) (the “Total Cash Merger Consideration”) shall be provided to the Exchange Agent in cash prior to the Effective Time.

          (c) Exchange Procedures.

               (i) Within two Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of (i) Company Class A Common Stock converted into the right to receive the Per Share Cash Merger Consideration pursuant to Section 2.01(a)(i)(A) (the “Company Certificates”), and (ii) Company Class B Common Stock converted into the right to receive the Surviving Corporation Class A Shares pursuant to Section 2.01(a)(ii) (the “Class B Certificates,” together with the Company Certificates, the “Certificates”): (A) a form of letter of transmittal (the “Letter of Transmittal”); and (B) instructions for use of the Letter of Transmittal in effecting the surrender of either the Company Certificates in exchange for such holder’s pro rata portion of the Total Cash Merger Consideration or the Class B Certificates in exchange for such holder’s pro rata portion of the Surviving Corporation Class A Shares. The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a properly completed and duly executed Letter of Transmittal, (i) the holder of record of such Certificate shall be entitled to receive: (A) if it is a Company Certificate, a check in the amount equal to such holder’s pro rata portion of the Total Cash Merger Consideration as calculated pursuant to Section 2.01(a)(i)(A) hereof in respect of such Certificate; or (B) if it is a Class B Certificate, a certificate representing the number of whole shares of Class A common stock of the Surviving Corporation to which such holder is entitled pursuant to Section 2.01(a)(ii) and cash in lieu of fractional shares (if any), to which such holder is entitled pursuant to Section 2.01(a)(v); and (ii) such Certificate shall be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive such holder’s pro rata portion of either (x) the Total Cash Merger Consideration contemplated by Section 2.01(a)(i)(A), or (y) the Surviving Corporation Class A Shares contemplated by Section 2.01(a)(ii). Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Certificate pursuant to the provisions of this Article II.

               (ii) Within two Business Days following the Effective Time, each holder of an Eligible Option converted into the right to receive the Option Payment pursuant to Section 2.01(a)(iii)(A) shall be entitled to receive from the Exchange Agent a check in the amount equal to such holder’s pro rata portion of the Total Cash Merger Consideration as calculated pursuant to Section 2.01(a)(iii)(A) hereof. Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of an Eligible Option pursuant to the provisions of this Article II.

          (d) No Liability. Notwithstanding anything to the contrary in this Section 2.02, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to any Person (as defined in Section 8.13) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the pro rata portion of the Total Cash Merger Consideration contemplated by Section 2.01(a)(i)(A) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as such term is defined in Section 8.13)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

     SECTION 2.03. No Further Ownership Rights in Company Class A Common Stock or Company Class B Common Stock. The Per Share Cash Merger Consideration issued or issuable following the surrender for exchange of the Company Certificates in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to the shares of Company Class A Common Stock represented by the Company Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. The Surviving Corporation Class A Shares issued or issuable following the surrender for exchange of Class B Certificates representing shares of Company Class B Common Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Company Class B Common Stock, and there shall be no further registration of transfers on the records of the Company of such shares of Company Class B Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate for shares of Company Class A Common Stock or Company Class B Common Stock converted into the right to receive Per Share Cash Merger Consideration or the Surviving Corporation Class A Shares, as the case may be, is presented to the Surviving

Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article II.

     SECTION 2.04. Lost, Stolen or Destroyed Certificates. In the event any Certificate representing shares of Company Class A Common Stock held of record by a Non-Continuing Stockholder shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such holder’s pro rata portion of the Total Cash Merger Consideration as may be required pursuant to Section 2.01(a)(i)(A) in respect of such Certificate; provided, however, that the Surviving Corporation, in its discretion and as a condition precedent to the delivery thereof, may require the record holder of such Certificate to deliver a bond in such sum as the Company may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, the Exchange Agent, or any of their respective representatives or agents with respect to such Certificate.

     SECTION 2.05. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Cash Merger Consideration or Option Payment otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Non-Continuing Stockholders, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

     SECTION 2.06. Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to Non-Continuing Stockholders pursuant to this Article II within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.02(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat, and similar laws) for its claim for such holder’s pro rata portion of the Total Cash Merger Consideration only as a general creditor thereof.

     SECTION 2.07. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and interest in, to and under, or possession of, all assets, property, rights, privileges, powers, and franchises of Kona, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III

Representations and Warranties

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Kona prior to the execution of this Agreement (the "Disclosure Letter”), the Company represents and warrants to Kona as follows:

          (a) Organization, Power, and Standing. The Company and each Subsidiary (as defined in Section 8.13) of the Company: (i) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has all requisite corporate, company, or partnership power and authority to carry on its business as now being conducted; and (iii) to the Knowledge (as defined in Section 8.13) of the Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified, or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined in Section 8.13). Each Subsidiary of the Company is listed in Section 3.01(a) of the Disclosure Letter. Each jurisdiction in which the Company and any Subsidiary of the Company is qualified to do business is set forth in Section 3.01(a) of the Disclosure Letter.

          (b) Corporate Power and Authority; Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Requisite Approval (as defined in Section 3.01(e)), and to comply with the provisions of this Agreement. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for: (i) the authorization, execution, and delivery of this Agreement; (ii) the performance of all obligations of the Company under this Agreement; (iii) the authorization, issuance, and delivery of the Surviving Corporation Class A Shares; and (iv) the consummation of the transactions contemplated by this Agreement, subject in the case of the Merger, to obtaining the Requisite Approval, has been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general equitable principles.

          (c) No Conflict. The execution and delivery by the Company of this Agreement, consummation of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, do not and will not: (A) violate the

Company’s Certificate of Incorporation or Bylaws; or (B) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity applicable to the Company, any Subsidiary of the Company, the business or assets of the Company, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) Capitalization. The authorized capital stock of the Company consists of (i) 7,500,000 shares of Company Class A Common Stock, of which 2,384,783 shares are issued and outstanding; (ii) 10,500,000 shares of the Company Class B Common Stock, of which 3,385,000 shares are issued and outstanding; and (iii) 500,000 shares of the Company’s preferred stock, $0.01 par value per share, none of which are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of the Company. All outstanding shares of the Company’s capital stock have been duly authorized, and are validly issued, fully paid, and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of the Company. Except as disclosed in the Company SEC Documents (as defined in Section 3.01(g)(i)), there are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company is bound that, directly or indirectly, obligate the Company or any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold any additional securities or any other capital stock of the Company or any Subsidiary of the Company, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of the Company’s capital stock or the equity voting interests of any Subsidiary of the Company. All of the outstanding capital stock or other equity interests in each of the Subsidiaries is owned by the entities reflected in Section 3.01(d) of the Disclosure Letter, free and clear of all liens, claims, charges, or encumbrances. All outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. All equity interests of each other Subsidiary have been validly issued and are fully paid.

          (e) Vote Required; Special Independent Committee; Board Approval.

               (i) The adoption of this Agreement at the Stockholders’ Meeting (as defined in Section 5.01(a)), or any adjournment or postponement thereof, by a majority of the outstanding stock of the Company entitled to vote at the Stockholders’ Meeting (the “Requisite Approval”), is the only approval of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement under Delaware Law.

               (ii) The special independent committee of the Board of Directors of the Company, comprised of William A. Jolly, Heeth Varnedoe III and Jimmy M. Woodward (the “Special Committee”), at a meeting duly called and held at which all members of the Special Committee were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that (I) it is in the best interests of the Disinterested Stockholders (as defined in Section 8.13) that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and (II) the terms and conditions of this Agreement and the Merger are fair to the Disinterested Stockholders; and (C) recommending to the Board of Directors of the Company that (I) this Agreement be submitted to a vote for adoption at the Stockholders’ Meeting, and (II) it recommend that the Company’s stockholders adopt this Agreement.

               (iii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted (with Coleman and Jean C. Coleman abstaining) resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (C) directing that this Agreement be submitted to a vote for adoption at the Stockholders’ Meeting; and (iv) recommending that the Company’s stockholders adopt this Agreement.

          (f) Opinion of Financial Advisor. SunTrust Capital Markets, Inc., through its SunTrust Robinson Humphrey Capital Markets Division (the “Financial Advisor”) has delivered its opinion, dated March 1, 2004, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein the Per Share Cash Merger Consideration to be received by the Disinterested Stockholders is fair, from a financial point of view. A true, correct, and complete copy of such opinion has been provided to Kona prior to or on the date hereof.

          (g) Company SEC Documents; Financial Statements; Liabilities and Obligations of the Company.

               (i) Since December 31, 2002, the Company has timely filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by it with the SEC (collectively, the “Company SEC Documents”) pursuant to the Exchange Act, the Securities Act, and the SEC’s rules and regulations thereunder. The Company has furnished, or otherwise made available, the Company SEC Documents to Kona. No Subsidiary of the Company is required to file any forms, reports, schedules, statements, or other document with the SEC. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements (including the related notes) of the Company included in the Company SEC Documents (including, in each case, balance sheets, statements of operations, and statements of cash flows) (collectively, the "Company Financial Statements”): (A) comply as to form in all material respects with the accounting requirements applicable at the time the Company SEC Documents were filed and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto)); (C) are consistent with the books and records of the Company in all material respects; (D) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which are immaterial in amount); and (E) disclose all liabilities of the Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, and except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

               (iii) Neither the Company nor any Subsidiary of the Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that has arisen or accrued or otherwise been incurred since December 31, 2002, including any liability that might result from an audit of its tax returns by any taxing authority, except for: (A) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; (B) the liabilities and obligations of the Company and each Subsidiary of the Company that are disclosed or reserved against in the balance sheet of the most recent date contained in the Company SEC Documents, to the extent and in the amounts so disclosed or reserved against; and (C) liabilities incurred or accrued in the ordinary course of business thereafter, and liabilities incurred in connection with the transactions contemplated hereby.

               (iv) Except as disclosed in the most recent Company Financial Statements, neither the Company nor any Subsidiary of the Company is in default with respect to any liability or obligation that has arisen or accrued or otherwise been incurred since December 31, 2002, except for defaults that, individually or in the aggregate would not have a Material Adverse Effect, and all such liabilities or obligations shown or reflected in the most recent Company Financial Statements and such liabilities incurred or accrued thereafter were incurred in the ordinary course of business, and except for liabilities and obligations, that, individually or in the aggregate, would not have a Material Adverse Effect.

          (h) Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since December 31, 2002, the Company and each Subsidiary of the Company have conducted its business only in the ordinary course of such business and, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has: (i) suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) incurred any material obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except for liens for taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect; (iv) written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest completed fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice and except for those that, individually or in the aggregate, would not have a Material Adverse Effect; (v) sold, licensed or transferred or agreed to sell, license or transfer, any of its assets, except in the ordinary course of business and consistent with past practice; (vi) to the Company’s Knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect; (viii) become aware of any event, condition, or other circumstance relating solely to its assets (as opposed to any such event, condition, or circumstance which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect; (ix) made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment without prior approval of the Board of Directors of the Company; (x) made any material change in any method of accounting or accounting practice; (xi) paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of its officers or directors, or any business or entity in which any officer or director of the Company, or any affiliate or associate of any of such Persons has any direct or’ indirect interest; or (xii) agreed to take any action described in this Section 3.01(h).

          (i) Litigation. Except as disclosed in the Company SEC Documents, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, by or before any court or other Governmental Entity, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of the Company, threatened before any court or other Governmental Entity by any Person seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (j) Brokers and Finders. Except for payment obligations to the Financial Advisor, as set forth in the engagement letter dated as of December 8, 2003, a true, correct and complete copy of which has been provided to Kona prior to the date hereof, the Company has not, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          (k) Schedule 13E-3 and Proxy Statement. Neither the Schedule 13E-3 nor the Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Kona or any of its affiliates specifically for inclusion therein.

          (l) Accuracy of Representations. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished to Kona pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.02. Representations and Warranties of Kona and Coleman. Kona and Coleman, jointly and severally, represent and warrant to the Company as follows:

          (a) Organization. Kona is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to carry on its business as now being conducted.

          (b) Corporate Power and Authority; Due Authorization. Kona has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. All corporate action on the part of Kona, its officers, directors, and stockholders necessary for: (ii) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Kona under this Agreement; and (iii) the consummation of the transactions contemplated by this Agreement has been taken, and this Agreement constitutes a valid and legally binding obligation of Kona, enforceable against Kona in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general equitable principles.

          (c) No Conflict; Consents. Except for the filing of the Certificate of Merger as provided in Section 1.03, the execution and delivery by Kona of this Agreement, consummation of the transactions contemplated hereby, and the performance by Kona of its obligations hereunder, do not and will not: (A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Kona is a party, or to which any of its respective properties are subject; (B) violate the terms of any instrument, document, or agreement to which Kona is a party or by which Kona, or the Property of Kona is bound, or be in conflict with, result in a breach of, or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement or result in the creation of a lien upon any of the property or assets of Kona, except for such violations, conflicts, breaches, and defaults which individually or in the aggregate, would not have a material adverse effect on Kona; (C) violate Kona’s Certificate of Incorporation or Bylaws; or (D) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity applicable to Kona, the business or assets of Kona, except for such violations which would not, individually or in the aggregate, have a material adverse effect on Kona.

          (d) Capitalization. As of the date of this Agreement, the authorized capital stock of Kona consists of 1,000 shares of Common Stock, of which 100 shares are issued and outstanding. As of the date of this Agreement, there are no other issued and outstanding shares of capital stock or voting securities of Kona. All outstanding shares of Kona’s capital stock have been duly authorized, and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Kona. There are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Kona is a party, or by which Kona is bound that, directly or indirectly, obligates Kona to issue, deliver or sell or cause to be issued, delivered or sold, any additional securities or any other capital stock of Kona, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Kona.

          (e) Schedule 13E-3 and Proxy Statement. No document filed or to be filed by or on behalf of Kona with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Kona specifically for inclusion in the Schedule 13E-3 or the Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Kona makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Company or any Subsidiary of the Company, or affiliates (other than Kona) specifically for inclusion therein.

          (f) Interim Operations of Kona. Kona was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (g) Financing Arrangements. Kona has delivered to the Company a true and complete copy of:

               (i) the commitment letter, dated February 27, 2004, addressed to the Company (the “Senior Debt Commitment Letter”) from LaSalle Bank National Association (“LBNA”), pursuant to which LBNA has indicated that it is committed to provide $22,636,666 in debt financing (the “Senior Debt Financing”), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby. As of the date hereof, the Senior Debt Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred that (with or without notice, lapse of time, or both) would constitute a default thereunder on the part of the Company or LBNA, as the case may be. As of the date hereof, LBNA has not advised Kona of any facts or circumstances, and Kona knows of no facts or circumstances, that cause Kona to believe the financing contemplated by the Senior Debt Commitment Letter will not be consummated substantially in accordance with the terms thereof.

               (ii) the commitment letter, dated February 18, 2004, addressed to Kona (the “Subordinated Debt Commitment Letter”) from Key Principal Partners, LLC (“KPP”), pursuant to which KPP has indicated that it is committed to provide $15,000,000 in debt financing (the “Subordinated Debt Financing”), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby. As of the date hereof, the Subordinated Debt Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred that (with or without notice, lapse of time, or both) would constitute a default thereunder on the part of Kona or KPP, as the case may be. As of the date hereof, KPP has not advised Kona of any facts or circumstances, and Kona knows of no facts or circumstances, that cause Kona to believe the financing contemplated by the Subordinated Debt Commitment Letter will not be consummated substantially in accordance with the terms thereof.

               (iii) The aggregate proceeds of the financings contemplated by the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, when taken together, are sufficient to pay the Total Cash Merger Consideration.

          (h) Solvency. Kona is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger. Kona has not, nor will have the Surviving Corporation as of the Effective Time, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Kona is not engaged, nor currently contemplating being engaged through the Surviving Corporation, in a business or transaction for which any property remaining with it would be insufficient to continue to operate its businesses or to pay its debts generally as they come due.

     SECTION 3.03. Several Representations and Warranties of Coleman. Coleman represents and warrants to the Company as follows:

          (a) Holdings of Company Capital Stock. Coleman beneficially owns an aggregate of 55,100 shares of Company Class A Common Stock and an aggregate of 3,385,000 shares of Company Class B Common Stock.

          (b) Title to Kona Capital Stock. Coleman is the sole holder of record and beneficial owner of all of the outstanding capital stock of Kona.

          (c) Capacity; Due Authorization. Coleman has capacity to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. This Agreement constitutes a valid and legally binding obligation of Coleman, enforceable against him in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general equitable principles.

          (d) Refusal to Sell. Except as set forth in Section 3.03(d) of the Disclosure Letter, Coleman is unwilling to, and will not, sell, transfer or otherwise dispose of shares of Class A Common Stock or Class B Common Stock that he beneficially owns to a third party.

ARTICLE IV

Covenants Relating to Conduct of Business

     SECTION 4.01. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as otherwise required or contemplated hereunder or pursuant to that certain Credit Agreement, dated April 25, 2001, by and between the Company and LBNA, as amended, or as required by applicable law, without the prior consent of Kona (which consent shall not be withheld unreasonably), the Company shall, and shall cause each Subsidiary of the Company to:

          (a) use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

          (b) not amend its Certificate or Articles of Incorporation or Bylaws or declare, set aside or pay any dividend, or other distribution or payment in cash, stock, or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock;

          (c) not issue, grant, sell, or pledge or authorize the issuance, grant, sale, or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than the conversion of any convertible securities outstanding on or prior to the date of this Agreement;

          (d) not, without the prior approval of the Board of Directors of the Company, (i) sell, transfer, lease, or otherwise dispose of or encumber any assets which are material, individually or in the aggregate, to the Company’s business, taken as a whole, except in the ordinary course of business and consistent with past practice; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

          (e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees;

          (f) not, without the prior approval of the Board of Directors of the Company, enter into or amend any contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $500,000 on an annual basis (a “Material Contract”), except in the ordinary course of business and consistent with past practice;

          (g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of the Company;

          (h) except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date hereof and described in the Disclosure Letter) to, or enter into any employment agreement with, any of its executive officers or directors;

          (i) not: (i) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees; (ii) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice; or (iii) establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or “employee benefit plan” (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any employee benefit plan as of the date hereof;

          (j) not, without the prior approval of the Board of Directors of the Company, settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, modify, amend, or terminate any of its Material Contracts or waive, release, or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

          (k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

          (l) not adjust, split, combine, or reclassify its capital stock;

          (m) not create or acquire any subsidiaries;

          (n) not make any material tax election or settle or compromise any material tax liability; and

          (o) not authorize, or enter into any agreement or arrangement to do any of the foregoing, or otherwise to take any of the foregoing actions, or any action that could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

     SECTION 4.02. Superior Proposals.

          (a) At any time prior to obtaining the Requisite Approval, the Board of Directors of the Company may, in response to a Superior Proposal:

               (i) withdraw or modify in a manner adverse to Kona, or propose publicly to withdraw or modify in a manner adverse to Kona, the recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Superior Proposal or resolve or agree to take such action (an “Adverse Recommendation”); and

               (ii) cause the Company to terminate this Agreement;

provided, however, that the Company shall not terminate this Agreement pursuant to this Section 4.02(a), and any purported termination shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.08(d) (including the payment of the Kona Expense Reimbursement (as defined in Section 5.08(d)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 4.02(a) until after the fifth Business Day following Kona’s receipt of written notice (a "Notice of Superior Proposal”) from the Company advising Kona that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal, stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to this Section 4.02(a), and including copies of all documents and written communications relating to such Superior Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants, or other advisors, on the one hand, and the party making a Superior Proposal or any of its officers, directors, investment banks, attorneys, accountants, or other advisors, on the other hand (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period). For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 38.44% of the voting power of the Company or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Special Committee determines in its good faith judgment to have a higher value per share than the Per Share Cash Merger Consideration payable in the Merger and which proposal is determined in good faith by the Special Committee to be more favorable to the Disinterested Stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Kona in response to such Superior Proposal or otherwise.

          (b) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Delaware Law.

     SECTION 4.03. Company Board Actions. Any action to be taken by the Board of Directors of the Company, or any committee thereof whose members include Coleman or Jean C. Coleman, pertaining to this Agreement or any transaction or action contemplated hereby (including, without limitation, the Merger or actions authorized by Section 4.02(a)) shall be taken by the affirmative vote of a majority of the disinterested directors as contemplated by Section 144 of the DGCL.

ARTICLE V

Additional Agreements

     SECTION 5.01. Stockholders’ Meeting. Subject to applicable law and the other provisions of this Agreement, the Company shall, in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”); (b) include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders’ Meeting (the “Proxy Statement") in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act, the recommendation of the Board of Directors that the stockholders of the Company adopt this Agreement; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3 and, after consultation with Kona, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time; and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated thereby. Kona and Coleman will promptly provide the Company with the information concerning Kona and Coleman required to be included in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3.

     SECTION 5.02. Preparation of Proxy Statement and Schedule 13E-3.

          (a) The Company shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the “Preliminary Proxy Statement”) and the Schedule 13E-3. The Company shall: (i) file the Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to Kona; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement or the Schedule 13E-3 required in response to comments of the SEC or its staff or that the Company or the Special Committee deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to the Company’s stockholders, the Company, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Kona and the Special Committee. In addition, the Company shall: (i) promptly notify Kona of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information, and will promptly supply Kona and the Special Committee with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, the Schedule 13E-3 or the Merger; and (ii) promptly inform Kona and the Special Committee if at any time prior to the Stockholders’ Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case the Company, in consultation with Kona and the Special Committee, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

          (b) It is expressly understood and agreed that: (i) Kona and the Company will consult with each other in connection with all aspects of the preparation, filing, and clearance by the SEC of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 (including any and all amendments or supplements thereto); (ii) the Company shall give Kona and the Special Committee the reasonable opportunity to review and comment on each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Kona and the Special Committee the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC and each of the Company and Kona agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC; and (iii) to the extent practicable and desired by Kona and the Special Committee, the Company and the Special Committee shall permit Kona to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 or any of the transactions contemplated thereby (provided that Kona shall not separately communicate with the SEC and in the event that such participation by Kona is not practicable or desired by Kona, the Company shall promptly inform Kona of the content of all such communications and the participants involved therein).

     SECTION 5.03. Access to Information.

          (a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall: (i) afford Kona and its accountants, counsel, and other representatives reasonable access during normal business hours to (A) all of the Company’s properties, books, contracts, commitments, and records, and (B) all other information concerning the business, properties, and personnel of the Company as Kona may reasonably request; and (ii) the Company shall provide to Kona and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Kona with one or more representatives of Kona to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

     SECTION 5.04. Public Disclosure. Unless otherwise permitted by this Agreement, Kona and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (regardless of whether it is in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), including any press release or public statement or disclosure required by law, by judicial process or by obligations pursuant to any listing agreement with any national securities exchange. If compliance with both of the preceding provisions of this Section 5.04 and such law, judicial process or listing agreement is impractical, the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     SECTION 5.05. Consents; Cooperation.

          (a) Each of Kona and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

          (b) As soon as practicable after the date hereof, the Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Kona at or prior to the Closing, all consents, waivers and approvals under each contract listed or described in Section 5.05(b) of the Disclosure Letter, each such contract to be that which the Company is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Company’s ability to operate the business of the Company in the same manner as such business was operated by the Company prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

     SECTION 5.06. Legal Requirements. Each of the parties hereto shall: (a) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on him or it with respect to the consummation of the transactions contemplated by this Agreement; (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement; and (c) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     SECTION 5.07. Commercially Reasonable Efforts; Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use his or its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 5.08. Fees and Expenses.

          (a) Except as expressly set forth in this Section 5.08 and as provided for in Section 8.09, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that this Agreement is terminated by Kona, Coleman or the Company pursuant to Section 7.01(d), then the Company shall pay to Kona upon demand, payable in same day funds, fifty percent (50%) of the actual, documented out-of-pocket costs and expenses of Kona reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors).

          (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f)(i) and the Company shall not have breached any representation, warranty or covenant contained herein in any material respect, then Kona shall pay to the Company upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of the Company reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to an amount not to exceed $100,000.

          (d) In the event that this Agreement is terminated by (i) Kona or Coleman pursuant to Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(e)(iii) or Section 7.01(e)(iv) and neither Kona nor Coleman shall have breached any representation, warranty or covenant contained herein in any material respect or (ii) the Company pursuant to Section 7.01(f)(ii), then the Company shall pay to Kona upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of Kona reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to an amount not to exceed $400,000 (the “Kona Expense Reimbursement”).

     SECTION 5.09. [INTENTIONALLY OMITTED]

     SECTION 5.10. Company Class B Common Stock Restrictions. Until the earlier of the Effective Time or the termination of this Agreement according to its terms, no holder of Company Class B Common Stock shall, directly or indirectly, (i) sell, transfer or otherwise dispose of any shares of Company Class B Common Stock; and (ii) convert any shares of Company Class B Common Stock into shares of Company Class A Common Stock.

     SECTION 5.11. Indemnification and Insurance.

          (a) All rights to indemnification existing in favor of the present or former directors, officers and employees (or any person who served at the Company’s or any of its subsidiaries’ request as an officer, director or agent) of the Company or any of its subsidiaries (or any other entity or enterprise, such as, a partnership, joint venture, trust or employee benefit plan) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company’s subsidiaries or other entity or enterprise and the indemnification agreements, if any, with such person or persons, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than five years following the Effective Time, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for the period set forth in the preceding sentence in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers or employees of the Company or otherwise entitled to indemnification under the Certificate of Incorporation or Bylaws of the Company (the “Indemnified Parties”). It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement entered into with the consent of the Surviving Corporation (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of this Agreement and the transactions contemplated hereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation), promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of such matter.

          (b) The Company shall maintain in effect until the Effective Time, in respect of acts or omissions occurring prior to the Effective Time and in the current coverage amounts, policies of directors’ and officers’ liability insurance and fiduciary insurance covering the persons described in Section 5.11(a). For a period of five years following the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance and fiduciary insurance covering the Indemnified Parties who currently or at the Effective Time are covered by the Company’s officers’ and directors’ liability insurance and fiduciary insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 300% of the premium paid by the Company for such insurance as of the date hereof, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 300% of such per annum rate as of the date hereof.

          (c) The Surviving Corporation shall pay all reasonable costs and expenses, including attorney’s fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.11.

          (d) Notwithstanding Section 8.01, this Section 5.11 shall survive the consummation of the Merger and, notwithstanding Section 8.03, is intended to benefit, and shall be enforceable by, any person or entity entitled to be indemnified hereunder. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.

     SECTION 5.12. No Further Representations or Warranties; Limitation of Liability; Knowledge of Kona and Coleman. In entering into this Agreement, Kona and Coleman: (i) acknowledge that, other than as set forth in this Agreement, the Disclosure Letter or the other documents required to be delivered by the Company or referred to herein, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Kona or Coleman or their agents or representatives; (ii) agree, to the fullest extent permitted by law (except with respect to fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Kona or Coleman on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Kona or Coleman; and (iii) acknowledge that, as of the date hereof, neither they nor any Continuing Stockholder have any knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect.

     SECTION 5.13. Financing.

          (a) In the event that the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter is terminated under circumstances where the conditions set forth in Article VI are otherwise satisfied (other than conditions that can only be satisfied at Closing), Kona shall use its commercially reasonable efforts to obtain alternative debt funding in an amount equal to the amount to be provided pursuant to the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, in each case on terms and conditions substantially comparable to those provided in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, as applicable.

          (b) Following the date hereof, any amendment, modification, termination or cancellation of the Senior Debt Financing or the Subordinated Financing, or any information (other than information which is known generally in the financial markets) that becomes known to Coleman or to Kona or any of its officers or directors that makes any such Person reasonably believe that it will be unlikely that the Senior Debt Financing or the Subordinated Debt Financing will be obtained on the terms set forth in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, respectively, shall be promptly disclosed to the Special Committee. Neither Coleman nor Kona or any of its officers or directors will knowingly attempt, directly or indirectly, to induce or encourage LBNA or KPP or any other applicable entity not to fund any of the financing provided for in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, as applicable.

          (c) In no event shall the proceeds of the financings contemplated by the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter be used by the Company or the Surviving Corporation directly or indirectly to purchase or redeem shares of (i) Company Class A Common Stock held by the Continuing Stockholders, (ii) Company Class B Common Stock, or (iii) Class A common stock of the Surviving Corporation held by the Continuing Stockholders, Jean C. Coleman or The Coleman Limited Partnership.

     SECTION 5.14. Continuing Stockholders. Coleman shall vote all shares of Company Class A Common Stock and Company Class B Common Stock that he beneficially owns (including, without limitation, shares held of record by The Coleman Limited Partnership, The Coleman Charitable Foundation and Jean C. Coleman) in favor of the Merger at the Stockholders’ Meeting. Coleman shall use his best efforts to ensure that all other Continuing Stockholders vote all of their shares of Company Class A Common Stock and Company Class B Common Stock in favor of the Merger at the Stockholders’ Meeting.

ARTICLE VI
Conditions Precedent

     SECTION 6.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing (such waiver by the Company based solely on approval by the Special Committee), by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

          (a) Stockholder Approval. The Requisite Approval shall have been obtained.

          (b) Disinterested Stockholder Approval. The Company shall have received the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock Held by the Disinterested Stockholders entitled to vote at the Stockholders’ Meeting.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d) Governmental Approvals. All consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Certificate of Merger pursuant to Section 1.03.

          (e) [INTENTIONALLY OMITTED]

          (f) Opinion of Financial Advisor. The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee of the Company, dated March 1, 2004, or its consent for the Company to include the name of the Financial Advisor and a description of such opinion in the Company’s Schedule 13E-3 and Proxy Statement.

     SECTION 6.02. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company, such waiver based solely on approval by the Special Committee (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

          (a) Representations, Warranties and Covenants. For purposes of this Section 6.02(a), the accuracy of the representations and warranties of Kona and Coleman set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Kona and Coleman set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on (A) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Kona or of the Surviving Corporation; (B) the legality, validity, binding effect or enforceability of this Agreement, or (C) the ability of Kona to perform its obligations under this Agreement; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. Kona shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

          (b) Receipt of Certificates of Kona. The Company shall have received certificates executed (i) on behalf of Kona by an authorized officer of Kona and (ii) by Coleman, each certifying that the conditions set forth in Section 6.02(a) shall have been satisfied.

     SECTION 6.03. Additional Conditions to Obligations of Kona and Coleman. The obligations of Kona and Coleman to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Kona, on its behalf and on behalf of Coleman (it being understood that each such condition is solely for the benefit of Kona and Coleman and may be waived in writing by Kona in its sole discretion, on its behalf and on behalf of Coleman, without notice, liability or obligation to any Person):

          (a) Representations, Warranties and Covenants. For purposes of this Section 6.03(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Company set forth in Sections 3.01(b), 3.01(d) (solely as it relates to the authorized and outstanding capitalization of the Company), 3.01(e), and 3.01(f). There shall not exist any inaccuracies in the other representations and warranties of the Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “knowledge” of any Person shall be deemed not to include such qualifications. The Company shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

          (b) Receipt of Certificate of the Company. Kona shall have received a certificate executed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 6.03(a) shall have been satisfied.

          (c) Third Party Consents. Kona shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed in Section 6.03(c) of the Disclosure Letter.

          (d) No Material Adverse Effect. There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect.

          (e) Dissenters. The aggregate number of shares of Class A Common Stock Held by the Dissenting Stockholders, other than Dissenting Stockholders who are also Continuing Stockholders, shall not exceed 10% of the total number of shares of Company Class A Common Stock on the Closing Date.

          (f) Financing Arrangements. Kona shall have consummated borrowings from one or more lenders (the “Lender(s)”) under terms satisfactory to Kona, which borrowings, when taken in the aggregate with other funds available to Kona, are received from the Lenders sufficient to pay the Total Cash Merger Consideration and all expenses and fees of Kona arising out of the negotiation, documentation, and consummation of the transactions contemplated hereby.

ARTICLE VII

Termination, Amendment and Waiver

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger abandoned:

          (a) by mutual written consent duly authorized by the respective Boards of Directors of Kona and the Company;

          (b) by either Kona, Coleman or the Company, if the Effective Time shall not have occurred on or before 182 days from the date hereof, provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) by either Kona, Coleman or the Company, if any federal, state or foreign court of competent jurisdiction or other Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to remove such judgment injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

          (d) by either Kona, Coleman or the Company, if (i) the Requisite Approval is not obtained and (ii) the condition set forth in Section 6.01(b) has not been satisfied, in each case at the Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement);

          (e) by Kona or Coleman, if: (i) the Company shall have breached any representation, warranty, or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied; (ii) the Stockholders’ Meeting shall not have occurred on or before 180 days from the date hereof; (iii) an Adverse Recommendation has occurred, or (iv) a Material Adverse Effect shall have occurred; and

          (f) by the Company: (i) if Kona or Coleman shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by Kona of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.02(a) to be satisfied; or (ii) in accordance with the terms and subject to the conditions of Section 4.02(a).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company, Coleman or Kona as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Coleman or Kona, other than Section 5.08, Section 5.11 this Section 7.02 and Article VIII and except for any material willful breach of this Agreement by any party hereto (which material willful breach and liability therefor shall not be affected by termination of this Agreement).

     SECTION 7.03. Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No such waiver by the Company shall be valid unless approved in advance by the Special Committee.

ARTICLE VIII

General Provisions

     SECTION 8.01. Non Survival of Representations and Warranties. The warranties, representations and covenants of the Company, Kona and Coleman contained in or made pursuant to this Agreement shall not survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Indemnity by the Company.

          (a) Indemnification. The Company shall indemnify, defend, and hold harmless Kona, its officers, directors, and stockholders, and their respective successors and permitted assigns (each solely in their capacity as such) and their representatives, attorneys, consultants and agents (individually, an "Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all actual damages, costs, and expenses actually incurred (including reasonable attorneys’ fees but excluding claims for consequential damages or claims for lost profit) (“Damages”) resulting from, arising from, or caused by any claims of current or former stockholders of the Company against Kona or its directors made in connection with or related to the Merger or any other transaction contemplated by this Agreement, or the execution and delivery of this

Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by Kona expressly for use in the Preliminary Proxy Statement, Proxy Statement, or the Schedule 13E-3 (or any amendment or supplement thereto).

          (b) Claims Procedures.

               (i) If any claim, action at law, or suit in equity is instituted by a current or former stockholder of the Company against an Indemnified Party with respect to which an Indemnified Party would qualify for indemnification for any Damages under paragraph (a) of this Section 8.02 (an “Assertion”), such Indemnified Party shall give written notice to the Company of such Assertion with reasonable promptness. The failure to give the notice required by this paragraph (b) with reasonable promptness shall not relieve the Company of its indemnification obligations hereunder except to the extent that the Company is actually prejudiced as a result of the failure to give such notice.

               (ii) The Company shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control the defense of such Assertion. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided, however, that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnified Party and such Indemnified Party shall have received the written advice of counsel that there exist defenses available to such Indemnified Party that are materially different from those available to the Company and/or such officers or directors, the Indemnified Party shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary), reasonably acceptable to the Company, to participate in the defense of such action on its behalf, at the expense of the Company.

               (iii) The Indemnified Party and the Company shall cooperate with each other to the fullest extent possible in regard to all matters relating to the Assertion, including corrective actions required by applicable law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Company and its Subsidiaries, and, if necessary, providing the Company and its counsel with any powers of attorney or other documents required to permit the Company and its counsel to act on behalf of the Indemnified Party.

               (iv) Neither the Indemnified Party nor the Company shall settle any Assertion without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, the Company shall cease to be obligated for such Assertion. Any compromise or settlement of the Assertion under this paragraph (b) shall include as an unconditional term thereof the giving by the claimant in question to the Company and the Indemnified Party of a release of all liabilities in respect of such Assertion.

               (c) With respect to any Assertion hereunder, the amount recoverable by any Indemnified Party shall take into account any reimbursements realized by such Indemnified Party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of any Damages by the Company to any Indemnified Party, the Company shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by such Indemnified Party.

     SECTION 8.03. Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     SECTION 8.04. Governing Law. This Agreement shall be governed by and construed under the Delaware Law, without regard to the conflict of law principles of said State.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

     SECTION 8.06. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     SECTION 8.07. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be delivered: (a) by hand; (b) by U.S. mail, certified mail, return receipt requested; or (c) by facsimile to the party to be notified, at the following address or facsimile number indicated for such party, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties:

          If to the Company or the Special Committee:

Integrity Media, Inc.

1000 Cody Road
Mobile, Alabama 36695
Attention: Jerry W. Weimer
Facsimile Number: (251) 776-5199

Jimmy M. Woodward
c/o Flowers Foods
1919 Flowers Circle
Thomasville, Georgia 31757
Facsimile Number: (229) 225-3808

with copies to:

(prior to April 12, 2004)
Jones Day
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Lizanne Thomas
Facsimile Number: (404) 581-8330

(after April 12, 2004)
Jones Day
Pershing Park Plaza
Suite 800
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309-3053
Attention: Lizanne Thomas
Facsimile Number: (404) 581-8330

               If to Kona or Coleman:

Kona Acquisition Corp.
c/o Integrity Media, Inc.
1000 Cody Road
Mobile, Alabama 36695
Attention: P. Michael Coleman
Facsimile Number: (251) 776-5199

with copies to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Alexander W. Patterson

Facsimile Number: (404) 253-8289

Notices shall be deemed to have been given and served: (i) where delivered by hand, at time of delivery; (ii) where delivered by U.S. mail, on acknowledgment of receipt as shown by the date indicated on the return receipt as having been received; and (iii) where delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a working day or is later than 5 p.m. (local time) on a working day, the notice shall be deemed to have been given and served on the next working day.

     SECTION 8.08. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to Kona or Coleman, on one hand, or the Company on the other hand, upon any breach or default of the other party or parties under this Agreement shall impair any such right, power, or remedy of the non-breaching or non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Kona or Coleman, on one hand, or the Company on the other hand, of any breach or default under this Agreement, or any waiver on the part of Kona or Coleman, on one hand, or the Company on the other hand, of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

     SECTION 8.09. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     SECTION 8.10. Amendments and Waivers. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that, upon obtaining the Requisite Approval, no amendment shall be made that by law requires further approval by the stockholders of the Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, Kona or the Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver by the Company shall be valid unless approved in advance by the Special Committee. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

     SECTION 8.11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     SECTION 8.12. Entire Agreement. This Agreement, the documents referred to herein and the documents delivered in connection herewith constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     SECTION 8.13. Definitions. For purposes of this Agreement:

          (a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) a “Business Day” means a day other than a Saturday, Sunday or federal holiday;

          (c) a “Company Option” means an option to purchase shares of Company Class A Common Stock issued pursuant to the Integrity Media, Inc. 2002 Stock Option Plan for Outside Directors, Integrity Media, Inc. 2001 Long-Term Incentive Plan, Integrity Incorporated 1999 Long-Term Incentive Plan, Integrity Music, Inc. Long-Term Incentive Plan adopted in 1994 and Integrity Music, Inc. 1994 Stock Option Plan for Outside Directors;

          (d) a “Continuing Stockholder” means the following holders of Company Class A Common Stock and/or Company Options: Coleman, Jerry W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert E. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O’Connor;

          (e) a “Disinterested Stockholder” means a holder of Company Class A Common Stock that is neither (i) affiliated with the Company as an officer or director, (ii) a Continuing Stockholder, nor (iii) The Coleman Charitable Foundation;

          (f) a “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

          (g) “Held” means having the power to vote or dispose, or to direct the voting or disposition, of Company Class A Common Stock or Company Class B Common Stock, provided, however, that no Person will be deemed to have Held shares of Company Class A Common Stock or Company Class B Common Stock with respect to which such Person has an obligation to forward communications to beneficial owners pursuant to Rule 14b-1 or Rule 14b-2 promulgated under the Exchange Act;

          (h) “Held of Record” has the meaning assigned in Rule 12g5-1 under the Exchange Act, as interpreted by the SEC;

          (i) as it relates to the Company, “Knowledge” or “Known” means, with respect to any matter in question, or refers to, the actual knowledge of the Continuing Stockholders;

          (j) a “Material Adverse Effect” on or with respect to the Company means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that is, or is likely to be, materially adverse to (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Company to perform its obligations under this Agreement; provided, however, that for purposes of clause (i) of this definition, an Effect shall be deemed to be “materially adverse” only if it will, or would reasonably be expected to, cost the Company (or reduce its value by) an amount equal to or in excess of $750,000; provided, further, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to the Company: (A) actions or omissions of the Company or any Subsidiary of the Company taken with the prior consent of Kona or Coleman; (B) any change in the price or trading volume of Company Class A Common Stock in and of itself (but not any Effect underlying such change); (C) any Effect to the extent (I) resulting from changes affecting the United States economy in general or (II) generally affecting the industries in which the Company operates, except, in the case of this clause (C)(II), if the impact on the Company’s business is materially disproportionate to the impact on the business of other entities operating in such industries; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions; (E) any Effect to the extent resulting from the announcement or pendency of the Merger (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger); or (F) any changes from the date of this Agreement in any laws, orders, rules or regulations of any Governmental Entity, or accounting regulations and principles, applicable to the Company;

          (k) a “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

          (l) a “Non-Continuing Stockholder” means any holder of Company Class A Common Stock or Company Options that is not a Continuing Stockholder; and

          (m) a “Subsidiary” of any Person means another Person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

     SECTION 8.14. Interpretation. When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof’ shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

     SECTION 8.15. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.07. Nothing in this

Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 8.16. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

[SIGNATURE PAGE FOLLOWS ]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or by a duly authorized representative thereof, all as of the date first written above.

COMPANY:

Integrity Media, Inc.

By:	/s/ Donald S. Ellington Donald S. Ellington
Senior Vice President of Finance and
Administration

KONA:

Kona Acquisition Corp.

By:	/s/ P. Michael Coleman P. Michael Coleman
President

COLEMAN:

/s/ P. Michael Coleman P. Michael Coleman

Appendix B

March 1, 2004

The Special Committee of the Board of Directors
Integrity Media, Inc.
1000 Cody Road
Mobile, Alabama 36695

Gentlemen:

     We understand that Integrity Media, Inc., a Delaware corporation (the “Company”), intends to enter into a proposed merger with Kona Acquisition Corp., a Delaware corporation (“Kona”), pursuant to which Kona will acquire all of the issued and outstanding shares of the Company’s Class A common stock, $0.01 par value per share (the “Company Class A Common Stock”), other than those issued and outstanding shares of the Company Class A Common Stock owned by the Continuing Stockholders (as defined in the Agreement and Plan of Merger by and among the Company, Kona and P. Michael Coleman (“Coleman”) dated March 1, 2004 (the “Agreement”)), for $6.50 per share, and Kona will be merged with and into the Company with the Company continuing as the surviving corporation (the “Proposed Transaction”). The purchase price of $6.50 per share will be comprised of 100% cash consideration (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion to the Special Committee of the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Consideration to be received by the stockholders of the Company other than the Continuing Stockholders in the Proposed Transaction (as defined in the Agreement).

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) certain publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) trading history of the Company Class A Common Stock; (5) a comparison of the historical financial results, projected financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies; and (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without

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The Special Committee of the Board of Directors
Integrity Media, Inc.
March 1, 2004

independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made, nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. We have relied upon Coleman’s representation that he is unwilling to, and will not, sell, transfer or otherwise dispose of shares of the Company Class A Common Stock or the Company’s Class B common stock in which he has a pecuniary interest to a third party. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

     The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

     Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Consideration to be received by the stockholders of the Company other than the Continuing Stockholders in the Proposed Transaction is fair from a financial point of view. This opinion is being rendered at the behest of the Special Committee of the Board of Directors of the Company and is for the benefit of the Special Committee of the Board of Directors in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

SUNTRUST CAPITAL MARKETS, INC.

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Appendix C

DELAWARE GENERAL CORPORATION LAW
SECTION 262 APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Solicitation of Proxy on Schedule 14A of our report dated April 14, 2004, relating to the financial statements and financial statement schedule of Integrity Media, Inc., which appear in the Form 10-K of Integrity Media, Inc. for the year ended December 31, 2003.

/s/PricewaterhouseCoopers LLP

Atlanta, Georgia

April 15, 2004

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INTEGRITY MEDIA, INC.
SPECIAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jerry W. Weimer and Donald S. Ellington as proxies to represent the undersigned at the Special Meeting of Stockholders of Integrity Media, Inc. (“Integrity” or the “Company”) to be held at [         ], on [         ], 2004 at [         ] [a.m./p.m.] and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

     The Board of Directors recommends a vote FOR the Company’s proposals set forth in Items 1 and 2 below.

1.	The proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 1, 2004, by and among Integrity, Kona Acquisition, Corp. and P. Michael Coleman, pursuant to which, among other things, Kona Acquisition, Corp. will be merged with and into Integrity, with Integrity being the surviving corporation upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to vote upon any motion submitted to a vote of the stockholders to adjourn or postpone the meeting to another time and place for the purpose of soliciting additional proxies.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may be incident to the conduct of the special meeting or any adjournments or postponements thereof.

The shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the approval of the Agreement and Plan of Merger and FOR granting discretion for the designated proxies to vote upon any motion to adjourn or postpone the special meeting to solicit additional proxies as described above.

Dated: , 2004

Signature

Signature if held jointly

Please date, sign as name appears at the left, and return promptly. If the shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears on the proxy.

PLEASE mark, sign, date and mail the Proxy Card promptly
using the enclosed postage-paid envelope.